SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

Filed by the Registrant   ☑

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

BUSINESS OBJECTS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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NOTICE TO HOLDERS OF AMERICAN DEPOSITARY SHARES OF AN ORDINARY AND

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2003

     NOTICE IS HEREBY GIVEN THAT an Ordinary and Extraordinary General Meeting of the shareholders of Business Objects S.A., a French corporation (the “Company”), will be held on May 15, 2003 at 2.00 p.m. at Coeur Défense, Amphithéâtre Hermès, La Défense 4, 110 esplanade du Général de Gaulle, 92053 Paris La Défense, France, in order to vote on the following items:

Within the authority of the Ordinary General Meeting, the following items will be voted on:

1.	To approve the unconsolidated financial statements for the fiscal year ended December 31, 2002;

2.	To approve the consolidated financial statements for the fiscal year ended December 31, 2002;

3.	To allocate earnings for the fiscal year ended December 31, 2002;

4.	To increase the aggregate amount of authorized directors’ fees;

5.	To renew the term of office of Mr. Bernard Liautaud as Director;

6.	To renew the term of office of Mr. John Olsen as Director;

7.	To ratify the nomination of Mr. Gerald Held as Director;

8.	To appoint Mr. Jean-François Heitz as Director;

9.	To appoint Mr. David Peterschmidt as Director;

10.	To renew Ernst & Young Audit as statutory auditors and Mr. Alain Vincent as alternate statutory auditor;

11.	To appoint Deloitte Touche Tohmatsu as second statutory auditors and BEAS as second alternate statutory auditors;

12.	To authorize the Board of Directors to repurchase shares of the Company.

Within the authority of the Extraordinary General Meeting, the following items will be voted on:

13.	To authorize the Board of Directors to reduce the share capital by cancellation of treasury shares;

14.	To authorize the Board of Directors to issue warrants to subscribe to 15,000 shares reserved for Mr. Gerald Held;

15.	To authorize the Board of Directors to issue warrants to subscribe to 15,000 shares reserved for Mr. Jean-François Heitz;

16.	To authorize the Board of Directors to issue warrants to subscribe to 15,000 shares reserved for Mr. David Peterschmidt;

17.	To authorize the Board of Directors to issue up to 100,000 shares reserved for issuance under the French Employee Savings Plan;

18.	To re-affirm the price-setting conditions of shares reserved for issuance under the 1995 International Employee Stock Purchase Plan, as authorized by the ordinary and extraordinary general shareholders’ meeting of June 5, 2002;

19.	To authorize the Board of Directors to issue up to 300,000 shares reserved for issuance under the 1995 International Employee Stock Purchase Plan;

20.	To amend articles 8, 11.5 and 16 of the articles of association in compliance with French corporate law;

21.	To amend article 10 of the article of association related to the rotation of the Board;

Within the authority of the Ordinary General Meeting, the following item will be voted on:

22.	To grant full powers of attorney to carry out registrations and formalities.

     The foregoing items are more fully described in the Proxy Statement accompanying this notice.

By Order of the Board of Directors

Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed Voting Instruction Card in the envelope provided. If the quorum for the ordinary and/or the extraordinary meeting is not met on May 15, 2003, you will be invited to vote at a meeting on May 23, 2003 on the same agenda as described in this notice.

PROCEDURAL MATTERS
General; Record Date
Information Concerning Voting
Quorum Required Under French Law
Majority Vote Required Under French Law
Voting by Holders of American Depositary Shares
Receipt Date
Revocability of Voting Instructions
Expenses of Solicitation
Procedure for Submitting Shareholder Proposals
Documents Available Upon Written Request to the Company
Disclaimer Regarding Committee Reports
ORDINARY GENERAL MEETING
PROPOSAL 1 TO APPROVE THE UNCONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2002
PROPOSAL 2 TO APPROVE THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2002
PROPOSAL 3 TO ALLOCATE THE PROFITS OF THE YEAR ENDED DECEMBER 31, 2002
PROPOSAL 4 TO INCREASE THE AGGREGATE AMOUNT OF AUTHORIZED DIRECTORS’ FEES
PROPOSALS 5 TO 9 TO ELECT DIRECTORS
General
Nominee; Proposal 5
Nominee; Proposal 6
Nominee; Proposal 7
Nominee; Proposal 8
Nominee; Proposal 9
PROPOSAL 10 TO RENEW ERNST & YOUNG AUDIT AS STATUTORY AUDITORS AND MR. ALAIN VINCENT AS ALTERNATE STATUTORY AUDITOR
PROPOSAL 11 TO APPOINT DELOITTE TOUCHE TOHMATSU AS SECOND STATUTORY AUDITORS AND BEAS AS SECOND ALTERNATE AUDITORS
PROPOSAL 12 TO AUTHORIZE THE BOARD OF DIRECTORS TO REPURCHASE SHARES OF THE COMPANY
EXTRAORDINARY GENERAL MEETING
PROPOSAL 13 TO AUTHORIZE CAPITAL REDUCTIONS BY CANCELLATION OF TREASURY SHARES
PROPOSALS 14 TO 16
General
Exercise Price
Auditors Report
Vesting and Exercise
Transferability
Dilutive effect
Other Consequences of Issuing Warrants
PROPOSAL 17 TO RESERVE 100,000 SHARES FOR ISSUANCE UNDER THE FRENCH EMPLOYEE SAVINGS PLAN
General
Proposal
Summary of the French Employee Savings Plan
PROPOSALS 18 AND 19 RELATED TO THE 1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 18 TO RE-AFFIRM THE PRICE SETTING CONDITIONS OF SHARES RESERVED FOR ISSUANCE UNDER THE 1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 19 TO RESERVE 300,000 SHARES FOR ISSUANCE UNDER THE 1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
Summary of the 1995 International Employee Stock Purchase Plan
PROPOSAL 20 TO AMEND THE ARTICLES OF ASSOCIATION IN ORDER TO COMPLY WITH THE TERMINOLOGY OF THE NEW LAW AND THE CONSOLIDATION OF THE LAW No 66-537 OF JULY 24, 1966 AND THE FRENCH COMMERCIAL CODE
PROPOSAL 21 TO AMEND ARTICLE 10 OF THE ARTICLES OF ASSOCIATION RELATED TO THE ROTATION OF THE BOARD OF DIRECTORS
ORDINARY GENERAL MEETING PROPOSAL 22 POWER OF ATTORNEY
INFORMATION REGARDING NOMINEES. OTHER DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
Principal Functions of the Board
Board Structure and Composition
Functioning of the Board
Board Access to Management
Board Meetings and Committees
COMPENSATION OF DIRECTORS
WARRANTS ISSUED TO CERTAIN DIRECTORS
BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
EXECUTIVE OFFICER COMPENSATION
Compensation Tables
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Chief Executive Officer Compensation for 2002
Stock Option Offer
REPORT OF THE AUDIT COMMITTEE
RELATIONSHIP WITH INDEPENDENT AUDITORS
Fees Paid to Accountants for Service Rendered During Fiscal Year 2002
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
COMPARISON OF TOTAL CUMULATIVE SHAREHOLDER RETURN
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG BUSINESS OBJECTS S.A., NASDAQ MARKET INDEX AND MG GROUP INDEX
REPORT OF THE BOARD OF DIRECTORS ON THE ACTIVITIES OF THE COMPANY AND OF THE GROUP DURING THE FISCAL YEAR 2002
1.Results of the Group during the fiscal year 2002
1.1 Overview
Revenue Recognition
1.2 Income statements
1.2.2 Impact of Foreign Exchange Fluctuations on Results of Operations
1.3 Revenues
1.4 Cost of Revenues
1.5 Operating Expenses
1.6 Financial Income
1.7 Exceptional Income
1.8 Income Taxes
1.9 Amortization of Goodwill
1.10 Liquidity and Capital Resources
Blue Edge Software
Olap@Work
Executive Computing Group
6.Activity of Subsidiaries
7.Outstanding Share Ownership
11.2 Stock Option Exchange Programs
2002 Stock Option Exchange Program
12.Information related to Transactions with Directors
13.Environment
CONSOLIDATED BALANCE SHEET
CONSOLIDATED STATEMENTS OF INCOME
UNCONSOLIDATED BALANCE SHEET (In thousands of euros)
UNCONSOLIDATED STATEMENTS OF INCOME (In thousands of euros and shares)
FIVE YEAR SUMMARY FINANCIAL INFORMATION (In euros)
TEXT OF RESOLUTIONS SUBMITTED FOR APPROVAL
First Resolution
Second Resolution
Third Resolution
Fourth Resolution
Fifth Resolution
Sixth Resolution
Seventh Resolution
Eighth Resolution
Ninth Resolution
Tenth Resolution
Eleventh Resolution
Twelfth Resolution
Thirteenth Resolution
Fourteenth Resolution
Fifteenth Resolution
Sixteenth Resolution
Seventeenth Resolution
Eighteenth Resolution
Nineteenth Resolution
Twentieth Resolution
Twenty-First Resolution
Twenty-Second Resolution
ANNEX A AUDIT COMMITTEE CHARTER Amended as of October 30, 2002
ANNEX B BUSINESS OBJECTS S.A.
ANNEX C
ANNEX D
ANNEX E

PROXY STATEMENT

FOR ORDINARY AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General; Record Date

      This Proxy Statement is being furnished in connection with the solicitation of Voting Instruction Cards by the Board of Directors of Business Objects S.A. (the “Company”) for use at the Ordinary and Extraordinary General Meeting of Shareholders (the “Meeting”) to be held on May 15, 2003 at 2:00 p.m., France time, and at any adjournment thereof, for the purposes set forth herein. The Meeting will comprise both an Ordinary and an Extraordinary General Meeting of the Company’s shareholders.

      The Meeting will be held at Coeur Défense, Amphithéâtre Hermès, La Défense 4, 110 esplanade du Général de Gaulle, 92053 Paris La Défense, France. The Company’s principal executive offices are located at 157-159 rue Anatole France 92300 Levallois-Perret, France, and the telephone number at that location is (331) 41 25 21 21.

      These solicitation materials were mailed on or about April 11, 2003, to all holders of American Depositary Shares as of March 19, 2003 (the “Record Date”). The number of shares entitled to vote at the Meeting as of the Record Date is 62,612,475.

Information Concerning Voting

      Pursuant to a program sponsored by us, our ordinary shares (the “Ordinary Shares” or “Shares”) are traded in the United States in the form of American Depositary Shares, each American Depositary Share corresponding to one Ordinary Share deposited with The Bank of New York (the “Depositary”). Our Ordinary Shares are also traded in France on the Premier Marché of Euronext Paris S.A.

      You may vote by using the enclosed Voting Instruction Card. If you wish to vote directly the Ordinary Shares underlying your American Depositary Shares and attend the Meeting, you must contact the Depositary in order to become an owner of the Ordinary Shares corresponding to your American Depositary Shares prior to April 28, 2003. Each Ordinary Share owned directly or represented by an American Depositary Share is entitled to one vote per share.

Quorum Required Under French Law

      The required quorum for ordinary resolutions is one-fourth of the total outstanding Ordinary Shares with voting rights. If such quorum is not met, a second shareholders’ meeting will be held. At this second meeting, no quorum is required for ordinary resolutions.

      The required quorum for extraordinary resolutions is one-third of the total outstanding Ordinary Shares with voting rights. If such quorum is not met, a second shareholders’ meeting will be held. At this second meeting, the quorum required for extraordinary resolutions is one-fourth of the total outstanding Ordinary Shares with voting rights on second call.

      Ordinary Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” from a matter are treated as being present at the Meeting for purposes of establishing a quorum.

Majority Vote Required Under French Law

      Passage of ordinary resolutions requires the affirmative vote of a majority of the Ordinary Shares present or represented at the Meeting.

      Passage of extraordinary resolutions requires the affirmative vote of two-thirds of the Ordinary Shares present or represented at the Meeting.

Voting by Holders of American Depositary Shares

      You are entitled to notice of this Meeting, and may vote the Ordinary Shares underlying your American Depositary Shares at the Meeting in one of two ways: (A) by properly completing and returning the enclosed Voting Instruction Card to the Depositary by no later than May 13, 2003 (the “Receipt Date”), you will cause the Depositary to vote the Ordinary Shares underlying the American Depositary Shares in the manner prescribed in the Voting Instruction Card as more fully described below; or (B) you may elect to exchange your American Depositary Shares for Ordinary Shares and may attend the Meeting and vote the Ordinary Shares in person.

      The significant differences between these two alternatives are as follows: (i) a holder of American Depositary Shares will not be entitled to attend the Meeting in person but must rather rely upon the Depositary for representation; (ii) a holder of American Depositary Shares may not have the opportunity to consider or vote on any matters which may be presented at the Meeting other than those described in this Proxy Statement or any further solicitation made by Business Objects S.A.; (iii) a holder of American Depositary Shares is not entitled to present proposals at the Meeting for consideration at such Meeting; and (iv) a holder of Ordinary Shares must actually be the holder of the Ordinary Shares on May 14, 2003 (and hold such Ordinary Shares through the date of the Meeting), and, therefore, holding American Depositary Shares (or Ordinary Shares) on the Record Date will not be sufficient to entitle one to attend or vote in person at the Meeting.

      Voting Through Depositary. Upon receipt by the Depositary of a properly completed Voting Instruction Card on or before the Receipt Date, the Depositary will, insofar as practicable and permitted under applicable provisions of French law and the articles of association of Business Objects S.A., vote or cause to be voted the Ordinary Shares underlying American Depositary Shares in accordance with any non-discretionary instructions set forth in such Voting Instruction Card.

      If (i) Voting Instruction Cards are signed but are missing voting instructions, (ii) Voting Instructions Cards are improperly completed, or (iii) no Voting Instruction Card is received by the Depositary from a holder of American Depositary Shares on or before the Receipt Date, the Depositary will deem such holder of American Depositary Shares to have instructed the Depositary to give a proxy to the Chairman of the Meeting to vote in favor of each proposal recommended by our Board of Directors and against each proposal opposed by our Board of Directors.

      Voting Ordinary Shares. Under French law and our articles of association, only shareholders holding Ordinary Shares may vote the Ordinary Shares and attend a shareholders’ meeting, subject to the following: (i) holders of registered Ordinary Shares must have the Ordinary Shares registered in their name at least one Paris (France) business day prior to the date of a shareholders’ meeting; (ii) holders of bearer Ordinary Shares must, at least one Paris business day prior to the date of a shareholders’ meeting, evidence that the bearer Ordinary Shares are being held in a blocked account by producing a certificate issued by the financial intermediary holding the Ordinary Shares. Therefore, in order for a holder of American Depositary Shares to attend the Meeting and vote the Ordinary Shares, such holder must first become the owner of Ordinary Shares underlying the American Depositary Shares. To accomplish this, a holder of American Depositary Shares must deliver, on or before April 28, 2003, his or her American Depositary Shares to the Depositary for cancellation and pay the related exchange charges of the Depositary, as provided in the Deposit Agreement dated September 22, 1994 and amended on May 8, 1996 and December 30, 1998. The Depositary will then request that the Paris office of BNP Paribas as custodian (the “Custodian”) of the Ordinary Shares underlying the American Depositary Shares to register such holder in the share register of Business Objects

S.A. and will request the Custodian to make arrangements to allow the holder of Ordinary Shares to vote at the Meeting. The Custodian will not permit any transfer of the Ordinary Shares during the “blocked period” of May 14 through May 15, 2003.

Receipt Date

      The Depositary must receive the Voting Instruction Card on or before the Receipt Date, which is May 13, 2003.

Revocability of Voting Instructions

      All American Depositary Shares held by holders entitled to vote and represented by properly completed and executed Voting Instruction Cards received on or prior to the Receipt Date, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on the Voting Instruction Cards. A Voting Instruction Card may be revoked by filing with The Bank of New York, before May 13, 2003, a written notice of revocation or a duly executed Voting Instruction Card, in either case dated later than the prior Voting Instruction Card relating to the same American Depositary Shares.

Expenses of Solicitation

      All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by Business Objects S.A. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of American Depositary Shares for their reasonable expenses in forwarding proxy material to and in soliciting votes from such beneficial owners. Our Directors, officers and employees may also solicit votes in person or by telephone, telegram, letter, facsimile or other means of communication. Such Directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Procedure for Submitting Shareholder Proposals

      Under French corporate law, owners of Ordinary Shares holding, either alone or together with other owners of Ordinary Shares, a defined percentage of our share capital may propose new resolutions or modifications to the resolutions presented by the Board of Directors to the shareholders for their approval no later than 10 days following publication of the notice of the shareholders meeting in the “Bulletin des Annonces Légales Obligatoires” (“BALO”). Such notice must be published at least 30 days prior to the date of the shareholders meeting and the number of Ordinary Shares required to be held to propose new resolutions varies depending on the amount of the share capital of the Company. We published a notice of the Meeting in the BALO on March 3, 2003.

      New resolutions or modifications to the resolutions by shareholders must be sent (i) to our registered office at Business Objects S.A., 157-159 rue Anatole France, 92300, Levallois-Perret, France, Attention: Chairman of the Board, by registered mail with acknowledgement of receipt requested or (ii) by e mail with tracking option of delivery receipt to presidence@businessobjects.com.

Documents Available Upon Written Request to the Company

      The following documents are appended to this Proxy Statement: (i) the report of the Board of Directors relating to the resolutions submitted to the Meeting, (ii) the report of the Board of Directors on the activities of the Company and the Business Objects group in fiscal 2002, (iii) a summary of the unconsolidated financial statements of Business Objects S.A. for fiscal 2002 prepared under French GAAP, (iv) a table showing the unconsolidated results of Business Objects S.A. for the past five fiscal years, (v) a summary of the consolidated financial statements of Business Objects S.A. for fiscal 2002 prepared under French GAAP, (vi) the text of the resolutions submitted to the Meeting and (vii) the Company Audit Committee Charter, as amended. This Proxy Statement is mailed together with our Annual Report on Form 10-K, which includes the consolidated financial results of the Company for fiscal 2002 prepared under U.S. GAAP. In addition, you may request copies of additional information, in accordance with French law relating to commercial companies, using the enclosed Request for Information Form. Such additional information may include, but is not limited to, the statutory auditors’ reports.

Disclaimer Regarding Committee Reports

      Neither (i) the Compensation Committee report contained in this Proxy, (ii) the Audit Committee report contained in this Proxy, or (iii) any other information required to be disclosed herein by Item 306(a) or (b) of Regulation S-K or item 7(d)(3) of Schedule 14A shall be deemed to be “soliciting material” or to be “filed” with the Securities & Exchange Commission, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically incorporates it by reference into such filing.

ORDINARY GENERAL MEETING

      Within the authority of the Ordinary General Meeting, the following matters will be considered and voted upon:

PROPOSAL 1

TO APPROVE THE UNCONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR

THE YEAR ENDED DECEMBER 31, 2002

      In accordance with French corporate law, the Company’s unconsolidated financial statements, prepared under generally accepted accounting principles in France, must be approved by shareholders within six months following the close of the fiscal year. Shareholders are also required to specifically approve certain non-tax deductible expenses, which in the present case correspond mainly to Company car expenses. At the Meeting, the shareholders are being asked to approve the unconsolidated financial statements and these expenses. At the Meeting, the statutory auditors will present their report on the annual unconsolidated financial statements of Business Objects S.A.

      The First Resolution sets forth the full text of the shareholder action to which this Proposal relates.

      A summary of the Company’s unconsolidated financial statements for fiscal year 2002 as required by French law, as well as the report of the Board of Directors on these unconsolidated financial statements, are appended to this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO

APPROVE THE UNCONSOLIDATED FINANCIAL STATEMENTS OF
BUSINESS OBJECTS S.A.

PROPOSAL 2

TO APPROVE THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR

THE YEAR ENDED DECEMBER 31, 2002

      In accordance with French corporate law, the Company’s consolidated financial statements, prepared under generally accepted accounting principles in France, must be approved by shareholders within six months following the close of the fiscal year. At the Meeting, the shareholders are being asked to approve such consolidated financial statements. At the Meeting, the statutory auditors will present their report on the annual consolidated financial statements of Business Objects S.A.

      The Second Resolution sets forth the full text of the shareholder action to which this Proposal relates.

      A summary of the Company’s consolidated financial statements for fiscal year 2002 as required by French law, as well as the report of the Board of Directors on these consolidated financial statements, are appended to this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE CONSOLIDATED FINANCIAL STATEMENTS OF BUSINESS OBJECTS S.A.

PROPOSAL 3

TO ALLOCATE THE PROFITS OF THE YEAR ENDED DECEMBER 31, 2002

      In accordance with French corporate law, after-tax profits (unconsolidated) of Business Objects S.A. must first be allocated to a “legal reserve” of up to 5% of the annual profits. However, additional allocations for legal reserves are no longer required when the legal reserve reaches 10% of the issued share nominal capital measured as of the close of the fiscal year. After the statutory requirement for allocation to the legal reserve has been met, shareholders may decide to declare a dividend distribution to shareholders, to allocate a portion to a specific reserve and/or to carry the profits forward in retained earnings.

      As of December 31, 2002, the Company’s share nominal capital was 6,346,323.40 euros. We propose that of the Company’s after-tax profits of 27,970,762.93 euros, 15,347.60 euros shall be allocated to the legal reserve, and the balance of 27,955,415.33 euros shall be carried forward in retained earnings. If this allocation of profits is approved, the legal reserve will amount to 634,632.34 euros, which amount is equal to 10% of the nominal share capital as of December 31, 2002. Pursuant to French law, we remind you that the Company has not declared any dividends during the three previous fiscal years.

      The Third Resolution sets forth the full text of the shareholder action to which this Proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION

TO WHICH THIS PROPOSAL RELATES

PROPOSAL 4

TO INCREASE THE AGGREGATE AMOUNT OF AUTHORIZED DIRECTORS’ FEES

      In accordance with French corporate law, only shareholders may decide the aggregate amount of directors’ fees which may be paid to Directors. The Board of Directors then has full discretionary authority to decide the allocation of directors’ fees authorized by the shareholders amongst the members of the Board.

      At the shareholders’ meeting held on January 7, 2000, the shareholders authorized the payment of 1,550,000 French francs or the euro equivalent (236,295.98 euros) as directors fees per year, starting with the year ended December 31, 2000.

      To take into account the addition of two new Directors at this Meeting, your Board of Directors proposes to increase the aggregate amount of annual directors’ fees to 290,000 euros (approximately U.S.$290,000) for the fiscal year ending December 31, 2003, as well as for each next fiscal year, until the shareholders resolve otherwise.

      The Fourth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO

INCREASE THE AGGREGATE AMOUNT OF AUTHORIZED DIRECTORS FEES

PROPOSALS 5 TO 9

TO ELECT DIRECTORS

General

      The Company’s Board of Directors is currently comprised of six members. Each Director is elected for a three-year term. Directors are elected by shareholders and serve in office until the expiration of their respective term, their death or their resignation, or until their removal, with or without cause, by the shareholders. There is no limitation, other than applicable age limits, on the number of terms that a Director may serve.

      Information regarding the nominees and other Directors of the Company is set forth on page 16.

Nominee; Proposal 5

      Mr. Liautaud’s term of office will come to an end at the close of this Meeting. The Board of Directors proposes that his term of office be renewed for a period of three years expiring at the close of the annual shareholders meeting called to deliberate upon the Company’s financial statements for the fiscal year ending on December 31, 2005, i.e., at the annual shareholders meeting to be held in 2006.

      The Fifth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

Nominee; Proposal 6

      Mr. Olsen’s term of office will come to an end at the close of this Meeting. The Board of Directors proposes that his term of office be renewed for a period of three years expiring at the close of the annual shareholders meeting called to deliberate upon the Company’s financial statements for the fiscal year ending on December 31, 2005, i.e., at the annual shareholders meeting to be held in 2006.

      The Sixth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

Nominee; Proposal 7

      Your Board of Directors appointed Mr. Held as Director of the Company, subject to ratification at the next general meeting of shareholders. This appointment was made to fill the vacancy created by the resignation of Mr. Bourigeaud effective October 30, 2002. In accordance with French corporate law and the articles of association of the Company, shareholders are requested to ratify this decision. Pursuant to French corporate law however, actions of your Board of Directors remain valid even in the absence of such ratification. The term of office of Mr. Held on the Board of Directors is, in accordance with French corporate law, equal to the remainder of the term of office of Mr. Bourigeaud, the resigning Director, and therefore will expire at the close of the annual shareholders meeting called to deliberate upon the Company’s financial statements for the fiscal year ending on December 31, 2004, i.e. at the annual shareholders meeting to be held in 2005.

      The Seventh Resolution sets forth the full text of the shareholder action to which this Proposal relates.

Nominee; Proposal 8

      Your Board of Directors proposes to appoint Mr. Jean-François Heitz as Director for a term of three years expiring at the close of the annual shareholders meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2005, i.e., at the annual shareholders meeting to be held in 2006.

      The Eighth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

Nominee; Proposal 9

      Your Board of Directors proposes to appoint Mr. David Peterschmidt as Director for a term of three years expiring at the close of the annual shareholders meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2005, i.e., at the annual shareholders meeting to be held in 2006.

      The Ninth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE

RESOLUTIONS ELECTING OR RATIFYING THE APPOINTMENT OF
THE NOMINEES LISTED ABOVE

PROPOSAL 10

TO RENEW ERNST & YOUNG AUDIT AS STATUTORY AUDITORS AND

MR. ALAIN VINCENT AS ALTERNATE STATUTORY AUDITOR

      The term of office of Ernst & Young Audit as statutory auditors of the Company will come to an end at the close of this Meeting.

      Under French law, shareholders have sole authority to appoint the statutory auditors of the Company. In addition to the regular statutory auditor, shareholders must appoint an alternate auditor, which would become regular auditor in case of death, early retirement or dismissal of the regular statutory auditor.

      Your Board of Directors, following the recommendation of the Company’s Audit Committee, proposes to renew the term of office of Ernst & Young Audit as regular statutory auditors, and to renew the term of office of Mr. Alain Vincent as alternate statutory auditor. In accordance with French corporate law, the term of office of the regular and alternate statutory auditors is for six financial years and will therefore expire after the annual meeting of shareholders called to deliberate upon the financial statements for the fiscal year ending on December 31, 2008, i.e. at the annual shareholders meeting to be held in 2009.

      The Tenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RENEWAL OF

ERNST & YOUNG AUDIT AS STATUTORY AUDITORS AND MR. ALAIN VINCENT
AS ALTERNATE STATUTORY AUDITOR

PROPOSAL 11

TO APPOINT DELOITTE TOUCHE TOHMATSU AS SECOND STATUTORY AUDITORS

AND BEAS AS SECOND ALTERNATE AUDITORS

      French commercial companies which are required to publish consolidated financial statements must appoint a second statutory auditor.

      The term of office of Mr. Dupuy as statutory auditor of the Company will come to an end at the close of this Meeting.

      Your Board of Directors, following the recommendation of the Company’s Audit Committee, proposes to appoint Deloitte Touche Tohmatsu as regular statutory auditors of the Company, and to appoint BEAS as alternate statutory auditors. In accordance with French corporate law, the term of office of the regular and alternate statutory auditors is for six financial years and will therefore expire after the annual meeting of shareholders called to deliberate upon the financial statements for the fiscal year ending on December 31, 2008, i.e. at the annual shareholders meeting to be held in 2009.

      The Eleventh Resolution sets forth the full text of the shareholder action to which this Proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF DELOITTE TOUCHE TOHMATSU AS STATUTORY AUDITORS AND BEAS

AS ALTERNATE STATUTORY AUDITORS

PROPOSAL 12

TO AUTHORIZE THE BOARD OF DIRECTORS TO REPURCHASE

SHARES OF THE COMPANY

      Your Board of Directors was given the authority to repurchase a maximum of 2,000,000 shares at a price not to exceed 70 euros per share, pursuant to the sixth resolution adopted at the shareholders meeting held on June 5, 2002. Such authorization will expire on December 5, 2003.

      At the Meeting, shareholders are requested to replace such authorization with a new authorization under which your Board of Directors would be authorized to repurchase a maximum of 5,000,000 shares at a maximum purchase price of 25 euros per share, for a period of eighteen months following this Meeting.

Provided, however, that in accordance with French corporate law, the repurchase of shares may not be completed in the event it would reduce the net equity of the Company to an amount lower than the aggregate of its share capital and reserves available for distribution. In addition, the amount of funds dedicated to the share repurchase program would not exceed 75 million euros.

      If this Resolution is adopted, the previous authorization granted at the shareholders meeting of June 5, 2002 would be cancelled.

      Under the new authorization, shares may be repurchased under the program for any purpose, including, among other things, (i) to provide consideration in the context of an acquisition or an exchange of the Company’s shares (including in the context of external growth) ; (ii) to implement stock purchase plans for the benefit of the employees or executives of the Company or its subsidiaries, in particular with regards to profit sharing, stock options or by means of a company savings plan or voluntary employee-employer partnership savings plan (“plan partenarial d’épargne salariale volontaire”); (iii) to minimize the dilutive effect of securities issuances; (iv) to deliver shares upon the exercise of the rights attached to securities giving right, by reimbursement, conversion, exchange, presentation of a coupon, or in any other way, to the allotment of shares of the Company; (v) use of any excess cash balances; (vi) make sales and purchases in compliance with applicable regulations, depending on market conditions ; (vii) keep such repurchased shares in treasury; and (viii) cancel such repurchased shares, subject to the approval of a specific resolution by the extraordinary shareholders’ meeting.

      Approval of this Proposal would have the effect of permitting all treasury shares, including the shares previously repurchased under a separate authorization, to be treated in the same manner and to be used for the same purposes as described above.

      The Company currently holds 1,067,675 treasury shares, including 574,500 shares repurchased in May 1999, 243,175 shares repurchased in September 2001 and 250,000 shares repurchased in November 2002.

      As of the Record Date, 62,612,475 Ordinary Shares including 27,593,407 shares represented by American Depositary Shares and excluding 1,067,675 treasury shares were issued and outstanding. Assuming shareholders’ approval of this Proposal, we may repurchase up to an aggregate of 5,000,000 Ordinary and/or American Depositary Shares, which represents approximately 7.85% of the total share capital as of the Record Date. The repurchases are not intended to materially reduce the number of holders of Ordinary Shares or American Depositary Shares, nor to reduce the liquidity for such shares on the U.S. or French stock markets on which our securities are traded. The repurchases are not part of a “going private” or similar transaction and, although there are currently fewer than 300 record holders of our American Depositary Shares, we have no current intention to withdraw our Nasdaq listing or our registration under the Securities Act of 1934, as amended.

      We intend to fully comply with applicable U.S. and French securities laws in connection with any repurchases we may make.

      In accordance with article L. 225-209 et seq of the French Commercial Code, repurchased shares have no voting or dividend rights.

      If this Resolution is approved, the shareholders’ authorization will be valid for a period of 18 months following the date of this Meeting.

      The Twelfth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION

AUTHORIZING SHARE REPURCHASES

EXTRAORDINARY GENERAL MEETING

      Within the authority of the Extraordinary General Meeting, the following matters will be considered and voted upon:

PROPOSAL 13

TO AUTHORIZE CAPITAL REDUCTIONS BY CANCELLATION OF TREASURY SHARES

      If the shareholders authorize the share repurchase program pursuant to the Twelfth Resolution, we also propose that shareholders authorize the Board of Directors to reduce the share capital, on one or more occasions, by cancellation of the treasury shares held by us following repurchases of our own shares. In accordance with applicable law, shares cancelled over a twenty-four month period may not exceed 10% of the share capital.

      The above authorization would replace the authorization granted at the shareholders meeting of June 5, 2002 and would be valid for a period of eighteen months from the date of this Meeting.

      The Thirteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION

TO REDUCE THE SHARE CAPITAL BY CANCELLATION OF TREASURY SHARES

PROPOSALS 14 TO 16

TO AUTHORIZE THE BOARD OF DIRECTORS TO ISSUE WARRANTS TO CERTAIN DIRECTORS

General

      Pursuant to French law, the shareholders are being asked to authorize the Board of Directors to issue warrants to subscribe for an aggregate 45,000 shares of the Company to each of the following Directors or nominees:

      Proposal 14: 15,000 shares to Mr. Gérald Held, subject to the condition precedent that shareholders approve the Seventh Resolution,

      Proposal 15: 15,000 shares to Mr. Jean-François Heitz, subject to the condition precedent that shareholders approve the Eighth Resolution,

      Proposal 16: 15,000 shares to Mr. David Peterschmidt, subject to the condition precedent that shareholders approve the Ninth Resolution,

      These Proposals require that shareholders waive their preferential subscription rights related to such warrants and to the Ordinary Shares which may be issued upon exercise of such warrants.

Exercise Price

      The exercise price per share will be equal to the estimated market value of one share of the Company, determined using the last closing price of the Company’s shares on the last trading day prior to the date of the Meeting, as reported on the Paris stock exchange (“Premier Marché of Euronext Paris S.A.”).

Auditors Report

      The issuance of warrants without payment as consideration may be viewed as a “special advantage” granted to the recipient within the meaning of French corporate law. As a result, an independent auditor appointed by the courts will consider, in a specific report, the nature and the consequences, if any, on the situation of the shareholders, of the special advantages granted to the recipient. The special advantage from which the recipient of the warrants would benefit consists of the benefit of a fixed exercise price per share on the date of grant, which may be lower than the fair market value at the time of exercise, and the granting of such warrants without payment as consideration.

Vesting and Exercise

      Your Board of Directors intends to provide for the following provisions: the right to subscribe for the shares underlying the warrants to be granted to Mr. Heitz and Mr. Peterschmidt would vest over three years, with one third of the warrants exercisable on or after June 1, 2004, one third of the warrants exercisable on or after June 1, 2005 and one third of the warrants exercisable on or after June 1, 2006. The right to subscribe for the shares underlying the warrants to be granted to Mr. Held would vest over two years, with one half of the warrants exercisable on or after June 1, 2004 and one half of the warrants exercisable on or after June 1, 2005.

      The share warrants would expire on the earlier of five years after the date of their issuance, or ninety days after the Director’s termination or resignation.

Transferability

      Each Director would be required to agree that the warrants are not transferable, except that vested warrants may be transferred to a spouse, a direct descendant or ascendant, or a sibling of the warrant holder.

Dilutive effect

      In accordance with French law, the following is an analysis of the dilutive effect of the issuance of the proposed warrants, based on the unconsolidated equity of Business Objects S.A. as of December 31, 2002.

      In the event that none of the warrants to subscribe for 187,500 shares already issued and outstanding as of December 31, 2002 to certain Directors are exercised, and that the 45,000 additional warrants to be issued are exercised at a price per share of 18 euros, the percentage ownership interest of a shareholder holding 1% of the outstanding shares of the Company will, after the completion of the capital increase, have decreased to 0.9993%. If all of the warrants to subscribe for 187,500 shares were exercised before the exercise of the new warrants mentioned above, such shareholder’s percentage ownership would decrease to 0.9963%.

      In addition, assuming an issue price per share equal to 18 euros, the equity capital per share, which was 4.27 euros at December 31, 2002, would increase to 4.28 euros per share (before taking into account the assumed exercise of the warrants to subscribe for 187,500 shares).

Other Consequences of Issuing Warrants

      Should shareholders authorize the Board of Directors to issue the proposed warrants, the Company shall, in accordance with French law, and for as long as any warrant is outstanding, refrain from redeeming its share capital and modifying the allocation of profits without reserving the rights of the holders.

      The Fourteenth, Fifteenth and Sixteenth Resolutions set forth the full text of the shareholder action to which these Proposals relate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE AUTHORIZATION TO THE BOARD OF DIRECTORS
TO ISSUE WARRANTS TO CERTAIN DIRECTORS

PROPOSAL 17

TO RESERVE 100,000 SHARES FOR ISSUANCE UNDER

THE FRENCH EMPLOYEE SAVINGS PLAN

General

      The French Employee Savings Plan (the “Savings Plan”) was approved at the shareholders’ meeting held on June 21, 1995. The Savings Plan is a plan under which France-based employees may invest personal savings as well as profit-sharing payments, if any, received from the Company. As part of the Savings Plan, employees may subscribe for securities of the Company through a mutual fund, if and when an offering period is opened by the Board of Directors. The Savings Plan is intended to qualify under the provisions of French tax regulations and is specifically designed to enable the employees to benefit from the French statutory and tax provisions relating to employee stock purchase plans.

      Since its adoption in 1995 through December 31, 2002, the Company has issued 841,446 shares under the Savings Plan, of which 109,204 shares were issued in fiscal 2002 with a subscription price of 18.30 euros.

Proposal

      At the shareholders’ meeting held on June 5, 2002, the shareholders authorized 260,000 shares reserved for issuance under the Savings Plan, of which 120,000 are expected to be issued in connection with the offering period ending March 31, 2003.

      In order to allow the continuance of the Savings Plan, shareholders are requested to approve the issuance of 100,000 shares under the Savings Plan, to establish the mechanism for setting the issue price of the shares reserved under the Savings Plan, and to authorize the Board of Directors within the limits set forth by the shareholders, to set the dates of subscription and the conditions under which the subscribed shares will be paid for and issued.

      If approved, this reservation for issuance of the 100,000 shares would be effective until the annual shareholders meeting to be held in 2005. Approval of this Proposal constitutes a waiver by the shareholders of their preferential subscription right with respect to the shares to be issued under the Savings Plan.

      The Seventeenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

Summary of the French Employee Savings Plan

      Purpose. The purpose of the Savings Plan is to attract and retain the best available personnel, to provide additional incentive to employees and to promote the success of the Company’s business.

      Administration. The Board of Directors administers the Savings Plan. Subject to the other provisions of the Savings Plan, the Board has full and exclusive authority to construe, interpret and apply the terms of the Savings Plan, and to determine eligibility.

      Eligibility and Participation. Any employee of Business Objects S.A. being employed by the Company for at least three months is eligible to participate in the Savings Plan. The number of shares that a given employee may subscribe to is determined as a percentage from 1% to 10% of the compensation received by said employee over a period of six months. No participant may subscribe for more than 500 shares per subscription period. All employees participating in the Savings Plan have the same rights and privileges, except for the number of shares that each employee may subscribe to. The right to subscribe for the shares may be exercised only by the employee and is not transferable.

      Offering Periods. The Board of Directors may, from time to time, and provided that the price setting conditions described below are met, open offering periods of up to approximately 6 weeks, generally ending on September 30 and March 31.

      Subscription Price. The issue price of one share is calculated in euros and may not be less than the higher of (i) 85% of the closing price for one share as quoted on the Premier Marché of Euronext Paris S.A. on the last trading day prior to the date of the decision to set the opening date for subscription and (ii) 80% of the average of the closing prices quoted on such stock exchange on the twenty days of quotation preceding the day of the decision to set the opening date for subscription. The issue price may not exceed 100% of the average set forth in clause (ii) above.

      Withdrawals. Funds invested by employees cannot be disposed of for a period of five years from the investment, except under limited circumstances defined by French law.

      Tax information. The Savings Plan is intended to qualify under the provisions of French law regulating employee savings plans, which provides for the exemption from income tax and social security contributions on gains realized. The Savings Plan is also intended to qualify under the provisions of Sections 421 and 423 of the United States Internal Revenue Code of 1986, as amended.

      Plan Benefits. Given that the number of shares that may be purchased under the Savings Plan is determined, in part, on the compensation received by an employee and given that subscription of shares of the Company in the Savings Plan is voluntary on the part of the employee, the actual number of shares that may be purchased by any individual is not determinable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESERVATION OF

SHARES FOR ISSUANCE UNDER THE SAVINGS PLAN

PROPOSALS 18 AND 19

RELATED TO THE 1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

      The 1995 International Employee Stock Purchase Plan (“IESPP”) was approved at the shareholders’ meeting held on June 21, 1995. The IESPP is intended to qualify under the provisions of Sections 421 and 423 of the United States Internal Revenue Code of 1986, as amended.

      Since its adoption in 1995, the Company has issued 1,559,625 shares under the IESPP, of which 278,334 shares were issued in fiscal 2002 with a weighted average subscription price of 12.68 euros.

PROPOSAL 18

TO RE-AFFIRM THE PRICE SETTING CONDITIONS OF SHARES RESERVED FOR ISSUANCE

UNDER THE 1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

      At the shareholders’ meeting of June 5, 2002, 240,000 shares were authorized for issuance, of which up to 190,000 are expected to be issued in connection with the offering period ending on March 31, 2003. The authorization to issue these shares was granted by the shareholders for two years and therefore will expire in June 2004. However, pursuant to French law, the June 2002 shareholders’ authorization will expire on the date of this Meeting unless shareholders vote on the issue price of the shares remaining available for subscription.

      In order to keep the pool of shares remaining after the March 2003 purchase available for subscription until June 2004, shareholders are requested to vote on the price setting conditions of the issue price of such shares. We recommend keeping the price setting conditions approved by the shareholders meeting of June 5, 2002 and described below in Proposal 19 unchanged.

      The Eighteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

PROPOSAL 19

TO RESERVE 300,000 SHARES FOR ISSUANCE UNDER THE 1995 INTERNATIONAL

EMPLOYEE STOCK PURCHASE PLAN

      The authorization to issue the shares referred to in Proposal 18 will expire in June 2004. In order to allow the continuance of the IESPP from June 2004 and replace the pool of shares which will expire in June 2004, shareholders are requested to approve the issuance of 300,000 shares under the IESPP.

      We propose to waive the preferential subscription right granted to shareholders pursuant to French law and to reserve the 300,000 new shares for issuance under the IESPP to the Business Objects S.A. Employee Benefits Trust, acting on behalf of employees of the group.

      The authorization to issue the 300,000 shares under the IESPP would be granted for a period of two years from the date of this Meeting and would therefore expire in May 2005.

      The Board of Directors will determine the issue price of shares approved for issuance under the IESPP in accordance with the terms and conditions of the IESPP described below.

      In accordance with French law, set forth below is an analysis of the dilutive effect of the issuance of the 300,000 shares referred to in this Proposal, based on the unconsolidated equity of Business Objects S.A. as of December 31, 2002.

      In the event that none of the warrants to subscribe for 187,500 shares already issued to certain Directors as of December 31, 2002 are exercised, and that the 300,000 additional shares are issued at a price of 18 euros per Share, the percentage ownership interest of a shareholder holding 1% of the outstanding shares of the Company will, after the completion of the capital increase, have decreased to 0.9953%. If all of the warrants to subscribe for 187,500 shares already issued were exercised, such shareholder’s percentage ownership interest would decrease to 0.9924%.

      In addition, assuming an issue price per share equal to 18 euros, the equity capital per share, which was 4.27 euros at December 31, 2002, would increase to 4.32 euros per share (before taking into account the assumed exercise of the warrants to subscribe to 187,500 shares already issued).

      The Nineteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

Summary of the 1995 International Employee Stock Purchase Plan

      Purpose. The purpose of the IESPP is to attract and retain the best available personnel, to provide additional incentive to employees and to promote the success of the Company’s business.

      Administration. The Board of Directors administers the IESPP. Subject to the other provisions of the IESPP, the Board has full and exclusive authority to construe, interpret and apply the terms of the IESPP, and to determine eligibility.

      Eligibility. Any employee of the Company or a subsidiary designated by the Board of Directors on a given enrollment date is eligible to participate in the IESPP.

      Participation. An eligible employee may become a participant in the IESPP by completing a subscription agreement authorizing payroll deductions and filing it with the Company or a designated subsidiary prior to the applicable enrollment date.

      Payroll Deductions. At the time a participant files his or her participation agreement, he or she elects to have payroll deductions made on each pay day during the offering period in an amount not to exceed 10% of the compensation which he or she receives on each pay day during the offering period. No participant may subscribe for more than 500 shares per subscription period. A participant may discontinue, increase or decrease his or her participation during the offering period by filing a new subscription agreement. No interest accrues on payroll deductions.

      Offering Periods. The offering period is a period of approximately six months, commencing on the first trading day on or after April 1 and terminating on the last trading day in the period ending September 30, or commencing on the first trading day on or after October 1 and terminating on the last trading day in the period ending March 31.

      Issue Price. The issue price per share is set in euros and may not be less than eighty five percent (85%) of the lowest closing price for one share as quoted on the Premier Marché of Euronext Paris S.A. on the last trading day prior to the first day of the offering period or on the last trading day of the offering period.

      Withdrawal; Termination of Employment. A participant may withdraw all but not less than all of the payroll deductions credited to his or her account at any time prior to the exercise date. A participant’s withdrawal from an offering period has no effect on his or her eligibility to participate in any succeeding offering period. Upon a participant ceasing to be an employee for any reason, he or she is deemed to have elected to withdraw from the IESPP and the payroll deductions not yet used to exercise the option are returned to such participant.

      Tax Information. The IESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the United States Internal Revenue Code of 1986, as amended.

      Under these provisions, no income will be taxable to a participant until the shares purchased under the IESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year from the date of the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss of such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Under current French tax regulations, the Company is not entitled to a deduction for ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

      The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the IESPP. Reference should be made to the applicable provisions of the United States Internal Revenue Code of 1986, as amended. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

      Plan Benefits. Given that the number of shares that may be purchased under the IESPP is determined, in part, on the compensation received by an employee and given that participating in the IESPP is voluntary on the part of the employee, the actual number of shares that may be purchased by any individual is not determinable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTIONS

RELATED TO THE IESPP

PROPOSAL 20

TO AMEND THE ARTICLES OF ASSOCIATION IN ORDER TO COMPLY WITH THE

TERMINOLOGY OF THE NEW LAW AND THE CONSOLIDATION OF THE LAW No 66-537 OF
JULY 24, 1966 AND THE FRENCH COMMERCIAL CODE

      This Proposal is to amend the form but not the content of our articles of association in order to (i) reflect the terminology of the French law No 2001-420 dated May 15, 2001 (the “New Law”), by inserting the words

“Directeur Général” and “Directeur Général Délégué” (French equivalent of the Chief Executive Officer and Chief Operating Officer) and to (ii) replace references to articles of the law No. 66-537 of July 24, 1966 relating to commercial companies with applicable references to articles of the French Commercial Code, due to the consolidation of the law No. 66-537 with and into the French Commercial Code and the related renumbering of the provisions.

      The Twentieth Resolution sets forth the full text of the shareholder action to which this proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO AMEND THE ARTICLES OF ASSOCIATION

PROPOSAL 21

TO AMEND ARTICLE 10 OF THE ARTICLES OF ASSOCIATION RELATED

TO THE ROTATION OF THE BOARD OF DIRECTORS

      The sixth paragraph of article 10 of our articles of association currently reads as follows:

      “The members of the board are renewed in rotation so that the renewal be as equal as possible and in any case complete for each period of three years. Renewal takes place according to seniority. However, when required, the ordinary general meeting may resolve that the order of renewal will be set by a toss drawn in a board meeting.”

      With the addition of new Directors at this Meeting, the renewal of the Board members in rotation will be impractical. We do not believe that this provision is necessary and therefore recommend to delete the above paragraph from our articles of association.

      The Twenty-First Resolution sets forth the full text of the shareholder action to which this proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO

AMEND ARTICLE 10 OF THE ARTICLES OF ASSOCIATION

ORDINARY GENERAL MEETING

PROPOSAL 22

POWER OF ATTORNEY

      This Proposal is to grant full powers to the bearer of an original, a copy or an extract of a document to make all filings and registrations in connection with this Meeting.

      The Twenty-Second Resolution sets forth the full text of the shareholder action to which this proposal relates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO

GRANT THE POWER OF ATTORNEY

INFORMATION REGARDING NOMINEES. OTHER DIRECTORS AND EXECUTIVE OFFICERS

      Set forth below is certain information regarding the nominee for Director, each other Director of the Company whose term of office continues after the Meeting, and each Executive Officer of the Company.

Name	Age	Principal Occupation and Business Experience

		Nominee

Bernard Liautaud	40	Chairman of the Board and Chief Executive Officer. Mr. Liautaud is a founder of Business Objects and has served as Chairman of the Board and Chief Executive Officer of Business Objects since its inception in August 1990. Prior to the founding of Business Objects, Mr. Liautaud was the Sales Marketing Manager with Oracle France. Mr. Liautaud is the son-in-law of Mr. Silverman, a Director of Business Objects. Mr. Liautaud does not hold directorships other than in subsidiaries of Business Objects, including Business Objects (U.K.) Ltd., Business Objects Schweiz A.G., Business Objects Nihon B.V., Business Objects Belux N.V., Business Objects Deutschland GmbH, Business Objects Iberica S.L., Set Analyzer Ltd., Business Objects Canada Inc., Business Objects Canada Co., Business Objects Holding Inc., Business Objects Data Integration Inc., Acta Technology GmbH, Acta Benelux B.V. and Acta Technology Ltd.. Mr. Liautaud’s term of office on the Board of Directors will expire in this Meeting.

John Olsen	51	President and Chief Operating Officer. Mr. Olsen became a Director of Business Objects in October 2000. He joined Business Objects as President and Chief Operating Officer in July 2001. Mr. Olsen runs Business Objects global operations, worldwide marketing, alliances, professional services, and the Business Objects e-store. Prior to joining Business Objects, he was President and Chief Executive Officer of Marimba, Inc., a provider of Internet infrastructure management solutions. Prior to joining Marimba in July 2000, he served as President of the Design Realization Group of Cadence Design Systems, Inc. Mr. Olsen also spearheaded new business initiatives for Cadence, such as electronic commerce, which targeted the distribution of design productivity software over the Internet. In addition, Mr. Olsen had previously served as Executive Vice President of Cadence’s Worldwide Field Operations, overseeing the sales, marketing and services functions and a staff of 2,400. Before joining Cadence in 1993, Mr. Olsen had held the position of partner, Strategic Services, at KPMG Peat Marwick. Mr. Olsen had previously served as regional director of sales and marketing for Electronic Data Systems (EDS). Mr. Olsen is a director of Zamba Solutions, Inc and Business Objects Iberica S.L. His term of office on our Board of Directors will expire in this Meeting.

Gerald Held	54	Consultant. Dr. Held joined the Company’s Board on October 30, 2002. He is currently a consultant, helping accelerate the growth of early stage ventures. In 1998, Dr. Held was “CEO-in-residence” at the venture capital firm Kleiner Perkins Caufield & Byers. Through 1997, Dr. Held was senior vice president of Oracle Corporation’s server product division, leading a division of 1,500 people. Prior to Oracle, Dr. Held spent 18 years at Tandem Computer. Throughout his tenure at Tandem, Dr. Held was appointed to several senior management positions, including chief technology officer, senior vice president of strategy, and vice president of new ventures. During his early years at Tandem, Dr. Held led numerous product development efforts including the design and implementation of Tandem’s original relational database products. Dr. Held is a director of 4charity.com Inc and was a director of Cantiga Systems through June 2002 and pdqVet.com Corp through April 2002.

Name	Age	Principal Occupation and Business Experience

Jean-François Heitz	52	Deputy Chief Financial Officer, Microsoft Corporation. Jean-Francois Heitz is Deputy Chief Financial Officer at Microsoft Corporation since April 2000, and is responsible for a broad range of activities within Microsoft’s finance organization. He heads the development of long-term organizational strategy for the finance organization as well as a comprehensive services and integration strategy for investments and acquisitions. He also focuses on cross-groups issues and acts as Microsoft’s Chief Financial Officer proxy when needed. Mr. Heitz joined Microsoft in 1989 as deputy general manager, and was promoted in 1991 to general manager, business operations for Microsoft France and director of finance and administration for southern Europe. Mr. Heitz moved to Microsoft’s corporate headquarters in 1994 to become assistant treasurer and was named treasurer in 1998. Mr. Heitz was also a director and member of the Audit Committee of the SCO Group from 1994 to 1999. Prior to Microsoft, he spent nine years at Matra SA (Group Lagardère), a French multinational high-tech conglomerate, in various business and finance positions. Mr. Heitz was a director and member of the Compensation Committee of Clearant Inc. through June 2002 and a director of EH Ventures.

David Peterschmidt	55	President and Chief Executive Officer of Inktomi Corporation. David Peterschmidt has served as President, Chief Executive Officer and a director of Inktomi since July 1996. He was appointed Chairman of the Board in December 1997. From 1991 until joining Inktomi, he served as Chief Operating Officer and Executive Vice President of Sybase, Inc., a database company. From 1988 to 1991, Mr. Peterschmidt was a consultant with The Kappa Group, a management consulting firm, where he provided senior level sales and marketing training to a variety of companies. He currently serves as a director of Zambeel. He also served on the Board of Directors and the Compensation Committee of Portal Software until September 2002.
		Other Directors

Bernard Charlès	46	President of Dassault Systèmes. Mr. Charlès has been President of Dassault Systèmes, a worldwide leader in computer aided design (CAD) since September 1995. From 1988 to September 1995, he was President of the Dassault Systèmes Research & Development. Mr. Charlès joined the Board of Directors in 1998. Mr. Charlès is also a director of Dassault Systèmes Provence S.A., Dassault Data Services S.A., Dassault Systèmes of America Corp, Dassault Systèmes Corp, Dassault Systèmes K.K., DELMIA Corp., Enovia Corp., Solidworks Corp., SmarTeam Corporation Ltd and Invention Machine Corp. Mr. Charlès’ term of office on the Board of Directors will expire in 2004.

Albert Eisenstat	72	Consultant and Private Investor. Mr. Eisenstat has been a consultant and private investor since 1993. Mr. Eisenstat was a Director and Executive Vice President for Corporate Development and Corporate Secretary of Apple Computer Inc. from 1988 to 1993. Mr. Eisenstat is a director of Sungard Data Systems and the Benham Funds of the American Century Mutual Funds Group. Mr. Eisenstat joined the Business Objects Board of Directors in June 1995, and his term of office on our Board of Directors will expire in 2004.

Arnold Silverman	64	Consultant and Private Investor. Mr. Silverman is a venture capital investor. Mr. Silverman was a director of Oracle Corporation from 1984 to 1991. Mr. Silverman is a director in Times Ten Performance Software Company, Nishan Systems, e-Intelligence, Exemplary Software, MAE Software and Panscopic. Mr. Silverman is the father-in-law of Mr. Liautaud. Mr. Silverman joined the Business Objects Board of Directors in February of 1991, and his term of office on our Board of Directors will expire in 2004.

Name	Age	Principal Occupation and Business Experience

		Executive Officers

Jim Tolonen	53	Senior Group Vice-President and Chief Financial Officer. Mr. Tolonen joined Business Objects as Senior Group Vice-President and Chief Financial Officer on January 2, 2003. Mr. Tolonen is responsible for all finance and administration functions at Business Objects. He has more than 30 years of experience in finance and financial management. Before joining Business Objects, he served as chief operating officer and chief financial officer of IGN Entertainment from October 1999 to December 2002. Prior to that, Mr. Tolonen was Chief Financial Officer and a member of the Office of the President at Novell from 1989 to 1998. Mr. Tolonen is a director of IGN Entertainment. He is also a director and member of the compensation committee of Closed Loop Solutions.

David Kellogg	40	Senior Group Vice-President, Marketing. Mr. Kellogg joined Business Objects in May 1995 as Vice President of Product Marketing, was promoted to Senior Group Vice President, Corporate Marketing in May 1999 and was further promoted to Senior Group Vice President of Worldwide Marketing in January 2002. Mr. Kellogg is responsible for marketing at Business Objects, including product, product line, strategic marketing, market intelligence and field marketing, as well as corporate communications. Mr. Kellogg has more than 15 years of experience in the database and business intelligence software tools industry. Before joining Business Objects, he was Vice President of Marketing at Versant Object Technology, a provider of enterprise database management systems, from June 1992 to April 1995.

Hervé Couturier	44	Group Vice President, Products. Mr. Couturier joined Business Objects in May 2002 to lead our product management and development organization at Business Objects, including enterprise products and analytic applications. Prior to joining Business Objects, he was senior vice president of product development at S1 Corporation, a leading global provider of financial software solutions for banking, brokerage, and insurance companies. In this position, he managed a global team of more than 550 engineers in the US, Europe, and Asia-Pacific. Before S1, Mr. Couturier spent more than 10 years at IBM in several positions, including sales and business unit management. He also worked for Xrt, a France-based enterprise software company in the banking market. Mr. Couturier is a director of Clestophe S.A.R.L.

CORPORATE GOVERNANCE

      In accordance with French corporate law, the Board, which is elected by the shareholders, is the ultimate decision-making body of the Company except for matters reserved to its shareholders. The Board determines the directions of the Company’s activities and oversees their implementation. Within the limits of the Company’s corporate purpose and the powers expressly reserved by law to shareholders, the Board addresses and resolves through its deliberations all questions relating to the Company’s good standing. The Board of Directors implements all controls and verifications that it deems appropriate. Each Director receives information necessary to the fulfillment of his or her duties and may request communication of all documents he or she deems appropriate.

      The Board is led by its Chairman. The Chairman of the Board represents the Board of Directors. The Chairman directs and organizes the activities of the Board and reports to the shareholders on such activities. The Chairman sees that the various bodies of the Company operate correctly and, in particular, that Directors are each able to fulfill their duties.

      The general management of the Company is carried out, under the responsibility of and at the election of the Board, by either the Chairman of the Board or by the Chief Executive Officer (“Directeur Général”). The Board selects between these two alternatives at each election or renewal of the Chairman, or at each election or renewal of the CEO if the office of the Chairman and the office of the CEO are separate. The Board does not have a policy on whether the roles of the CEO and Chairman should be separate. It believes it should be free to make that determination any way that seems best for the Company at a given point in time.

      The CEO, or the Chairman if he or she assumes the duties of the CEO, is vested with the most extensive powers to act under all circumstances on behalf of the Company within the limits of the corporate purpose of the Company, except for those powers expressly granted by law to the meetings of shareholders and those specially reserved to the Board of Directors. The CEO represents the Company vis-a-vis third parties. Any limitation of the CEO’s powers imposed by the Board of Directors is not enforceable vis-a-vis third parties.

      The corporate governance principles established by the Board provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its shareholders. The Board continually reviews the Company’s corporate governance practices and policies. The Board will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes applicable to the Company made by the U.S. Securities and Exchange Commission and the Nasdaq National Market.

Principal Functions of the Board

      The Board’s principal functions are to review and approve the Company strategic direction and annual operating plan, and to monitor Company’s performance; to evaluate the performance of the Chairman and Chief Executive Officer; to review management performance and compensation, based on the Compensation Committee recommendations; to review management succession planning; to advise management; to monitor and manage potential conflicts of interests of management, board members and shareholders; to ensure the integrity of financial information with the input of the Audit Committee; and to monitor the effectiveness of the governance practices under which it operates and make changes to such practices as needed.

Board Structure and Composition

      The Board of Directors charter provides that it shall have a majority of directors who meet the criteria for independence established by the Nasdaq National Market listing standards.

      We are in the process of establishing a Nominating and Governance Committee, which will assist the Board, our Chairman and CEO in director selection, committee assignments and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee will make recommendations to the Board regarding director nominees.

Functioning of the Board

      The Board usually meets six times per year in regularly scheduled meetings but meets more often if necessary. The items on the agenda are typically determined by the Chairman in consultation with the Board. Any Director may request that an item be included on the agenda.

      Generally, Board members receive information well in advance of Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting. Information may include management reports, a comparison of performance to operating and financial plans, reports on stock performance and operations prepared by third parties.

Board Access to Management

      Board members have complete access to the Company’s management. Furthermore, the Board encourages the management to, from time to time, bring managers into Board meetings who can provide additional insight into the items being discussed because of personal involvement in these areas, and/or are managers with future potential that the senior management believes should be given exposure to the Board.

Board Meetings and Committees

      The Board of Directors held a total of 13 meetings, including 4 quarterly meetings and 9 technical meetings during fiscal 2002. Mr. Bourigeaud attended 5 meetings out of 11 held until his resignation from the Board of Directors on October 30, 2002. No other incumbent Director during the last fiscal year attended in person or via conference call fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which such Director served.

      On October 30, 2002, the Board of Directors appointed Mr. Gerald Held as a Director of the Company, subject to ratification by the next general meeting of shareholders.

      The Board of Directors of the Company has two standing committees: an Audit Committee and a Compensation Committee. Although it does not currently have a nominating committee or a committee performing the functions of a nominating committee, it is in the process of establishing a Nominating and Governance Committee.

      During fiscal year 2002, the Audit Committee held 4 meetings and was composed of Messrs. Charlès, Eisenstat and Bourigeaud. Mr. Bourigeaud resigned from the Audit Committee on October 30, 2002, following his resignation from the Board of Directors. The Company does not currently meet the Nasdaq Market Rules which require the Audit Committee to comprise at least three independent members but expects Mr. Heitz, a nominee whose election is proposed at this Meeting, to be appointed on the Audit Committee. Mr. Heitz meets the independence requirements of the Nasdaq National Market listing standards. Messrs. Charlès and Eisenstat, as well as Mr. Bourigeaud when serving on the Committee, meet the independence requirements of the Nasdaq National Market listing standards.

      In compliance with the Nasdaq National Market rules, the Board of Directors adopted a written Audit Committee Charter on June 5, 2000, which was last amended on October 30, 2002. A copy of the Charter as of October 30, 2002 is appended to this Proxy statement. The Audit Committee is responsible for, among other things, (i) retaining, evaluating and terminating the Company’s independent auditors subject to the powers that are expressly reserved under French corporate law to the Board of Directors and to the shareholders meetings, (ii) reviewing the annual report of the independent auditors describing: the firm’s internal quality-control procedures; any material issues and all relationships between the independent auditors and the Company (iii) reviewing the audit plan and scope with the independent and internal auditors, (iv) reviewing with management, the independent and internal auditors the Company’s quarterly interim financial statements, semi-annual financial statements, annual financial statements and disclosures, including disclosure controls and procedures, under Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of these statements, (v) consulting with auditors and reviewing with them the results of their quarterly review, annual audit and other examinations, (vi) reviewing and approving in advance the annual budget for independent audit services and review and pre-approve all non-audit services rendered by the Company’s independent auditors, (vii) reviewing and approving any material accounting policy changes affecting the Company’s operating results, (viii) reviewing the Company’s system of internal controls, (ix) reviewing and approving, subject to Board and shareholders ratification if applicable, all related party transactions, and (x) establishing procedures for the receipt and treatment of complaints regarding accounting, controls or auditing matters and/or corporate attorneys’ reports of evidence of a material violation of securities laws.

      The Compensation Committee, which currently consists of Messrs. Eisenstat and Charlès, is responsible for reviewing the compensation and benefits for the Company’s Chief Executive Officer and other Executive Officers. The Compensation Committee held 4 meetings during fiscal 2002. None of the Compensation Committee members is an officer or employee of the Company.

      In accordance with the French legal requirements, each of the Committees makes recommendations to the Board of Directors, for final decision by the Board or by the shareholders.

COMPENSATION OF DIRECTORS

      With the exception of Mr. Liautaud and Mr. Olsen, Directors received cash remuneration for serving on the Board of Directors, consisting in fiscal 2002 of fees of U.S.$4,500 per quarterly Board meeting attended, U.S.$1,000 for each additional Board meeting attended and a U.S.$3,000 quarterly retainer. Directors are also reimbursed for reasonable expenses incurred in attending Board and Committee meetings. Directors do not receive additional compensation for serving on a Committee.

      Mr. Gerald Held, a nominee to our Board of Directors, has entered into a consulting agreement with the Company. This agreement is for, among other things, advising the Company’s management team on research and development organization, software development process, product strategy and more generally provide the Board of Directors with technical perspective. In accordance with the terms of the agreement, Mr. Held received an aggregate of U.S.$15,000 in fiscal year 2002. The aggregate amount Mr. Held is eligible to receive under the agreement in fiscal year 2003 amounts to $15,000.

WARRANTS ISSUED TO CERTAIN DIRECTORS

      On April 25, 1995, the Board of Directors proposed the issuance of warrants to subscribe to 36,000 shares to a Director with an exercise price of 3.70 euros per share, vesting at a rate of 33.33% per year from June 22, 1995. The warrants were issued in June 1995 after shareholder approval. The difference between the exercise price and the estimated fair value of such warrants was immaterial. All of these warrants were exercised during the year ended December 31, 2000.

      On April 28, 1997, the Board of Directors proposed the issuance of warrants to subscribe to a total of 144,000 shares to four Directors with an exercise price of 2.81 euros per share. These warrants vested monthly over three years commencing January 1, 1997. The warrants were issued in June 1997 after shareholder approval. The difference between the exercise price and the estimated fair value of such warrants was immaterial. As of December 31, 2002, 36,000 of these warrants were outstanding.

      On April 28, 1998, the Board of Directors proposed the issuance of warrants to subscribe to a total of 210,000 shares to five Directors. The warrants were issued on June 18, 1998 after shareholder approval and have an exercise price of 4.91 euros. As of December 31, 2002, 165,000 of these warrants were outstanding.

      On May 4, 1999, the Company’s shareholders approved the issuance of warrants to subscribe to an aggregate of 45,000 shares at an exercise price of 7.59 euros per share to a Director. These warrants were fully vested as of May 4, 1999. As of December 31, 2001, all of these warrants were exercised.

      On February 6, 2001, the Company’s shareholders approved the issuance of warrants to subscribe to a total of 22,500 shares at an exercise price of 57.97 euros per share to a Director. These warrants vest over three years, beginning on May 1, 2001. As of December 31, 2002, all of these warrants were outstanding.

      On June 12, 2001, the Company’s shareholders approved the issuance of warrants to subscribe to a total of 45,000 shares at an exercise price of 36.13 euros per share to three Directors. These warrants vest over three years, beginning on June 1, 2001. As of December 31, 2002, all of these warrants were outstanding.

      On June 5, 2002, the Company’s shareholders approved the issuance of warrants to subscribe to a total of 15,000 shares at an exercise price of 28.00 euros per share to a Director. As of December 31, 2002, all of these warrants have been cancelled due to the resignation of the Director from the Board.

BENEFICIAL SHARE OWNERSHIP BY

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of American Depositary Shares or Ordinary Shares (together referred to as the “shares”) of the Company for the following: (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company; (ii) each of the Company’s Directors and nominees for Director; (iii) the Company’s Chief Executive Officer and each of the Named Executive Officers named in the Summary Compensation Table hereof; and (iv) all Directors and executive officers of the Company as a group. Information related to holders of more than 5% of the outstanding shares was obtained from filings made with the Securities & Exchange Commission pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and/or filings made in France with the Conseil des Marchés Financiers. Information related to Directors and Executive Officers is as of February 28, 2003.

	Shares	Percentage
5% Shareholders, Directors and Executive Officers	Beneficially Owned	Beneficially Owned

5% Shareholders
None
Directors and Nominees for Director
Gerald Held	2,000	*
Albert Eisenstat(1)	92,003	*
Arnold Silverman(2)	204,879	*
Bernard Charlès(3)	80,003	*
David Peterschmidt	—	*
Jean-François Heitz	—	*
Executive Officers
Bernard Liautaud(4)	2,068,892	3.31%
John Olsen(5)	282,877	*
Jim Tolonen	—	*
David Kellogg(6)	61,334	*
Hervé Couturier(7)	—	*
All Directors and executive officers as a group (11 persons)(8)	2,791,988	4.47%

*	Less than 1%.

(1)	Includes 50,000 shares issuable upon the exercise of share warrants exercisable as of February 28, 2003 or within 60 days of such date.

(2)	Includes 5,000 shares issuable upon the exercise of share warrants exercisable as of February 28, 2003 or within 60 days of such date.

(3)	Includes 80,000 shares issuable upon the exercise of share warrants exercisable as of February 28, 2003 or within 60 days of such date.

(4)	Mr. Liautaud is also Chairman and Chief Executive Officer of the Company. Includes 570,831 shares issuable upon the exercise of stock options exercisable as of February 28, 2003 or within 60 days of such date.

(5)	Mr. Olsen is also President and Chief Operating Officer and a Director of the Company Includes 281,874 shares issuable upon the exercise of share warrants as of February 28, 2003 or within 60 days of such date.

(6)	Includes 42,781 shares issuable upon the exercise of stock options exercisable as of February 28, 2003 or within 60 days of such date. Does not include shares issuable upon the exercise of stock options which may be granted on or after May 22, 2003 under the Stock Option Offer described in the Compensation Committee report.

(7)	Does not include shares issuable upon the exercise of stock options which may be granted on or after May 22, 2003 under the Stock Option Offer described in the Compensation Committee report.

(8)	Includes 1,030,486 shares issuable upon the exercise of stock options exercisable as of February 28, 2003 or within 60 days of such date.

     Applicable percentage ownership in the above table is based on 62,489,358 shares outstanding as of February 28, 2003, which excludes 1,067,675 shares held in treasury. The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of February 28, 2003, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes below, we believe each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

EXECUTIVE OFFICER COMPENSATION

Compensation Tables

      Summary Compensation Table. The following table shows certain information concerning the compensation of (i) the Company’s Chief Executive Officer, and (ii) the Company’s four most highly compensated executive officers other than the Chief Executive Officer determined as of the end of the Company’s last fiscal year (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2002, 2001 and 2000.

				Other Annual	Shares	All Other
	Fiscal			Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary(1)	Bonus(1)	(1)(2)	Options	(1)(3)

Bernard Liautaud	2002	$450,141	$294,962	$37,489	250,000	—
Chairman of the Board and	2001	424,219	321,884	48,860	175,000	—
Chief Executive Officer	2000	366,664	356,780	35,000	150,000	—
John Olsen(4)	2002	$315,000	$166,557	—	—	—
President and	2001	143,269	112,285	—	632,500	—
Chief Operation Officer	2000	—	—	—	—	—
Clifton T. Weatherford	2002	$315,000	$101,691	—	75,000	—
Retired Executive Vice President,	2001	300,000	93,184	—	59,600	—
Chief Financial Officer(5)	2000	275,000	127,037	—	—	—
Hervé Couturier	2002	$229,305	$101,550	$57,499	150,000	$45,371
Senior Group Vice President,	2001	—	—	—	—	—
Product Group(6)	2000	—	—	—	—	—
David Kellogg	2002	$260,000	$77,789	—	65,000	—
Senior Group Vice-President,	2001	230,000	67,102	$18,000	45,000	—
Worldwide Marketing	2000	186,186	82,311	13,832	750	$23,851

(1)	All amounts are stated in U.S. dollars. For executive officers paid in total or in part in currencies other than the US dollar, translation of compensation into U.S. dollars is made using the average exchange rate for the relevant year. Executive officers paid in total or in part in currencies other than the U.S. dollar are Bernard Liautaud (French francs and euros), and Hervé Couturier (euros). David Kellogg was paid in part in French francs for fiscal year 2000. Due to the variation of the exchange rate of the U.S. dollar against the French franc and the euro the dollar values in this Summary Compensation Table do not reflect actual compensation raises.

(2)	Other annual compensation for Mr. Liautaud includes (i) tax return preparation fees of 15,000 in 2002, $15,000 in 2001 and $10,000 in 2000, (ii) life insurance premiums of $4,765 in 2002, $3,887.03 in 2001, and $3,608 in 2000 (iii) unemployment coverage of $2,901 in 2002, $2,729 in 2001, and $2,720 in 2000 and (iv) family airfare costs of $14,823 in 2002, $27,244 in 2001 and $18,672 in 2000. Other annual compensation paid to other executive officers corresponds to company car and/or housing expenses and/or and relocation allowance for moving back to the U.S. (David Kellogg) paid by the Company on their behalf.

(3)	All other compensation paid to Mr. Couturier includes $36,602 of relocation allowance, and $8,769 of a contingent profit- sharing program payable to employees of Business Objects S.A. in accordance with French laws. All other compensation paid to Mr. Kellogg corresponds to such contingent profit-sharing.

(4)	John Olsen joined as President and Chief Operation Officer in July 2001.

(5)	Mr. Weatherford retired from his position as Chief Financial Officer on December 31, 2002.

(6)	Mr. Couturier joined the Company in May 2002.

     Option Grants in Fiscal 2002. The options granted in fiscal year 2002 vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48th of the shares subject to the option vest each month thereafter, except for the options granted to Mr. Weatherford which vest at a rate of 33% of the shares subject to the option after twelve months, and then 1/36th of the shares subject to the option vest each month thereafter. The following table contains information concerning the grant of stock options to the Named Executive Officers during fiscal 2002.

	Individuals Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total	Exercise		Annual Rates of Stock
	Securities	Options	or Base		Price Appreciation For
	Underlying	Granted in	Price		Option Term(1)
	Options Granted	Fiscal	($/share)	Expiration
Name	in Fiscal Year	Year	(2)	Date	5% ($)	10% ($)

Bernard Liautaud	250,000	7.91%	39.06	1/11/2012	6,140,755	15,561,879
John Olsen	—	—	—	—	—	—
Clifton Weatherford(3)	75,000	2.37%	39.06	—	—	—
David Kellogg(3)	65,000	2.06%	39.06	—	—	—
Hervé Couturier(3)	150,000	4.74%	33.89	—	—	—

(1)	In accordance with Securities and Exchange Commission rules, these columns show gains that might exist for the respective options over the period of the option terms. This valuation model is hypothetical. If the stock price does not increase over the exercise price, compensation to the Named Executive Officer would be zero.

(2)	All stock options have been granted at no less than the fair market value on the date of grant, in accordance with the terms of the Company’s 1999 and 2001 Stock Option Plans.

(3)	In connection with the Offer to Grant Certain Option Holders the Opportunity to Renounce the Right to the Benefit of Certain Unexercised Options dated October 11, 2002 and described in the Report of the Compensation Committee, this option was cancelled on November 20, 2002. Subject to the terms and conditions of the Offer to Grant, a new option for a lesser number of shares determined by the applicable exchange ratio will be granted on or after May 22, 2003.

     Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values. The following table sets forth the value of in-the-money options held by each of the Named Executive Officers as of December 31, 2002.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
	Shares		Options at FY-End(2)		at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bernard Liautaud	—	—	453,123	421,877	2,559,387	81,837
John Olsen	—	—	231,040	401,460	—	—
Clifton Weatherford	25,000	738,390	124,699	37,500	541,926	—
Hervé Couturier	—	—	—	—	—	—
David Kellogg	43,911	1,374,623	35,281	18,750	188,315	—

(1)	These values represent the spread between the respective exercise prices of outstanding options and the closing price of the Company’s American Depositary Shares on the Nasdaq National Market on December 31, 2002 (US$15.00). Option prices are set in euros, in accordance with French law, and are converted, for purposes of this table, at the year-end exchange rate of the euro versus U.S. dollar.

(2)	Does not include options to purchase 110,750, 150,000 and 134,600 shares held by Mr. Kellogg, Mr. Couturier and Mr. Weatherford, respectively. In connection with the Offer to Grant Certain Option Holders the Opportunity to Renounce the Right to the Benefit of Certain Unexercised Options dated October 11, 2002 and described in the Report of the Compensation Committee, each of these options was cancelled on November 20, 2002. Subject to the terms and conditions of the Offer to Grant, Mr. Kellogg, Mr. Couturier and Mr. Weatherford will be granted an option to purchase 44,139, 75,000 and 54,551 shares, respectively, on or after May 22, 2003.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of December 31, 2002 with respect to Ordinary Shares of Business Objects that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our existing equity compensation plans, including the Business Objects 1995 International Employee Stock Purchase Plan (“1995 IESPP”), the French Employee Savings Plan (the “French ESPP”), the 1993 Stock Option Plan (the “1993 Plan”), the 1994 Stock Option Plan (the “1994 Plan”), the 1999 Stock Option Plan (the “1999 Plan”) and the 2001 Stock Option Plan (the “2001 Plan”), as well as warrants issued to members of our Board of Directors.

	Number of Securities to be	Weighted-Average	Number of Securities
	Issued upon Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options,	Future Issuance under
Plan Category	Warrants and Rights	Warrants and Rights	Equity Compensation Plans

(In Euros)
Equity compensation plans approved by security holders	8,211,196	27.63	4,703,659	(2)(3)
Equity compensation plans not approved by security holders	—	—	—

Total	8,211,196	27.63	4,703,659

(1)	On November 20, 2002, 2,773,279 shares subject to issuance under outstanding option grants were canceled by the Company under the Business Objects Offer to Grant Certain Option Holders the Opportunity to Renounce the Right to the Benefit of Certain Unexercised Options dated October 11, 2002 and described in the Report of Compensation Committee. Subject to the terms of the Offer, we will grant new options to subscribe to or purchase an aggregate of up to 1,119,671 shares on or after May 22, 2003.

(2)	Includes 273,570 shares available for issuance under the 1995 IESPP and 274,475 shares available for issuance under the French ESPP.

(3)	No further options can be granted under the 1993 Plan which expired in 1998 and the 1994 Plan which expired in 1999. The 2001 Plan is subject to an annual increase on June 30 of each year equal to the lesser of (i) 4,500,000 shares of €0.10 nominal value each, (ii) 5% of the total shares of the Company outstanding on such date, or (iii) a lesser amount determined by the Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Company’s executive pay programs are designed to:

•	attract and retain executives who will contribute to the Company’s long-term success by paying compensation that is competitive with the practices of other leading high technology companies;

•	mesh executive and shareholders’ interests through stock option-based plans; and

•	set challenging performance goals and provide short-term incentives through variable compensation based upon achievement of these goals.

      The Company’s general compensation philosophy is that total cash compensation should vary with the performance of the Company in attaining financial and non-financial goals.

      Base Salary. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in technology-based companies of reasonably similar size. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. The Committee has engaged the services of outside consultants from time to time to determine appropriate compensation levels.

      Stock Options. Under the Company’s stock option plans, stock options may be granted to executive officers and other employees of the Company. Upon joining the Company, an individual’s initial option grant is based on the individual’s responsibilities and position, and the competitive marketplace. The size of stock option awards is based primarily on an individual’s performance and responsibilities. Because of the competitive nature of the technology industry in which the Company competes, the Committee believes stock option grants are an effective method of incenting executives to take a longer term view of the Company’s performance and to ensure that the executive’s and the stockholder’s interests are in alignment. All Business Objects stock options have an exercise price at least equal to the fair market value of the Company stock on the grant date. In 2002, individual grants were based on internal factors, such as the size and vesting schedule of prior grants, and an estimate of the potential value of the options.

      Bonuses. The bonuses awarded to executive officers are determined based on achievement of individual and Company performance goals. Target bonuses for each Executive Officer is based on the company results and his potential impact on the Company’s operating and financial results and based on market competitive practices.

      Other. Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan, with, effective January 1999, the benefit of the Company matching employee contribution up to a maximum of U.S.$1,500 per year vesting over three (3) years. Executive officers employed with the Company in France are entitled to participate in a profit-sharing plan, which provides for contingent compensation, based on the Company’s achievement of certain revenues and operating profit targets. Executive officers in the United States can participate in a deferred compensation plan.

Chief Executive Officer Compensation for 2002

      During fiscal 2002, the Chief Executive Officer’s compensation was comprised of a base salary of U.S.$450,141 and a variable salary of up to 100% of his base if certain performance criteria were met, with the ability to overachieve these performance criteria. Variable salary is based on the Company’s achievement of certain revenues, operating income and customer loyalty thresholds as well as personal objectives. For fiscal 2002, based on objectives achieved, the amount of the variable compensation to be awarded to the Chief Executive Officer is U.S.$294,962. The Company’s Chief Executive Officer has not received any other special or additional compensation other than as described in the Compensation Table.

      The Committee has considered the potential impact of Section 162(m) of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Section”). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding U.S.$1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the U.S.$1 million threshold and the Committee believes that any options granted under the Company’s Option Plans will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company’s success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

Stock Option Offer

      We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of the Company. To address these needs, on October 11, 2002 the Committee recommended and the Board of Directors approved a voluntary stock option exchange program for its eligible employees. By offering eligible employees the opportunity to have their eligible options cancelled for new options that will have an exercise price based on the trading price of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value and therefore create better performance incentives for employees.

      This program included two separate offers: one to eligible France-based employees (the “French program”) and the other to eligible international employees including employees in the United States (the “International program”). Pursuant to the terms and conditions of each program, as amended, eligible employees were given the opportunity to renounce the right to the benefit of all outstanding stock options having an exercise price of 30 euros or higher granted under the Business Objects S.A. 1999 and 2001 Stock Option Plans, as amended. In exchange, new options will be granted on or about May 22, 2003 equal to the amount obtained by multiplying the number of shares to which a benefit has been renounced by the applicable percentage as outlined below:

Exercise Price of	Applicable Exchange
Canceled Options	Percentage

(In euros)
30 to 39.99	50%
40 to 49.99	33%
50 to 59.99	25%
60 and above	20%
Options granted since April 10, 2002 with an exercise price of less than 30 euros	67%

      If an eligible employee renounced the right to the benefit of any one option, the employee was required to renounce the right to the benefit of all options granted to the employee during the six-month period prior to the commencement of the offer regardless of its exercise price. The exercise price of the new options may not be less than the higher of (i) 100% of the closing price of our shares as reported on the Premier Marché of Euronext Paris S.A. on the last trading day before the date of grant, or (ii) 80% of the average of the closing prices of our shares on the Premier Marché over the twenty trading days preceding the grant date. In addition, for eligible employees who are Italy-based employees, the exercise price per share may not be less than 100% of the average of the closing prices of our ordinary shares on the Premier Marché over the thirty days preceding the grant date.

      For the new options granted pursuant to the terms and conditions of the International program, each new option will retain the vesting schedule of the old option it replaces. For the new options granted pursuant to the terms and conditions of the French program, each new option will substantially retain the vesting schedule of the old option it replaces, except that the new options will not become exercisable until one year following the date of grant of the new options.

      The programs were not available to (i) officers who are also members of the Board of Directors of Business Objects S.A. (ii) former employees and (iii) any of our employees who are resident in Sweden or Switzerland. In addition, new options will not be granted to individuals who are not employees of Business Objects S.A. or one of our affiliates (meaning entities in which Business Objects owns directly or indirectly 10% or more of the voting rights of such entities) as of the grant date of the new options.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Albert Eisenstat
Bernard Charlès

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee has reviewed and discussed the audited financial statements, consolidated and unconsolidated, for the fiscal year ended December 31, 2002 (the “Audited Financial Statements”) with the Company’s management. In addition, the Audit Committee has discussed with the independent auditors of the Company (the “Auditors”), the matters required to be discussed by Statements on Auditing Standards No. 61 (“SAS 61”).

      The Audit Committee has also received the written disclosures and the letter from the Auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed with the Auditors their independence from the Company. The Audit Committee has also discussed with the management of the Company and Auditors such other matters and received such assurances from them as deemed appropriate by the Audit Committee.

      The Audit Committee has discussed with the Company’s management and independent auditors the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission, as well as the scope, reasonableness and adequacy of our internal accounting controls and procedures.

      The Audit Committee has recently reviewed the effect on the Audit Committee and its Charter of the Sarbanes-Oxley Act, the proposed rules of the U.S. Securities and Exchange Commission and the proposed new listing standards of the Nasdaq National Market regarding audit committee policies. In light of these new and proposed rules and standards, the Audit Committee has recommended to the Board of Directors and the Board of Directors approved on October 30, 2002 certain amendments to the Audit Committee Charter. A copy of this amended Charter is attached to this Proxy Statement as Annex A The Audit Committee intends to further amend its Charter, if necessary, when the rules and standards are finalized with the intention of maintaining compliance with the Sarbanes-Oxley Act and any applicable Nasdaq National Market listing standards or rules of the U.S. Securities and Exchange Commission.

      Based on the review and discussion above, the Audit Committee has recommended to the Board of Directors of the Company that the Audited Financial Statements prepared under U.S. generally accepted accounting principles be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission, and that the Audited Financial

Statements prepared under French generally accepted accounting principles be included in the report of the Board of Directors to shareholders.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Albert Eisenstat
Bernard Charlès

RELATIONSHIP WITH INDEPENDENT AUDITORS

      Ernst & Young LLP has served as Business Objects’ independent auditors for our financial statements prepared under U.S. generally accepted accounting principles since 1992. Ernst & Young Audit in Paris, France, since our inception in 1990, and Mr. Dupuy, since 1997, have served as our statutory independent auditors for our financial statements prepared under French generally accepted accounting principles and were our independent auditors for the fiscal year ended December 31, 2002. Our statutory auditors are expected to be available at the Meeting with the opportunity to make a statement if such representative desires to do so, and are expected to be available to respond to appropriate questions.

      Services performed by Ernst & Young for fiscal 2002 consisted of the examination of Business Objects financial statements, services related to filings with the Securities and Exchange Commission (SEC), due diligence work in connection with acquisitions, immigration processing services, tax filings and tax consulting services.

Fees Paid to Accountants for Service Rendered During Fiscal Year 2002

Audit Fees

      During fiscal year 2002, we retained our Auditors, to review the Company’s annual financial statements prepared under French and U.S. generally accepted accounting principles and those financial statements included in the Company’s quarterly reports on Form 10-Q. The fees for these services totaled U.S.$693,100.

Financial Information Systems Design and Implementation Fees

      The Company did not engage the Auditors to provide to the Company bookkeeping or other services related to accounting records or financial statements, advice regarding financial information systems design and implementation, appraisal or valuation services, fairness opinion, contribution in kind reports, actuarial services, internal audit outsourcing, management functions or human resources, broker or dealer, investment adviser or investment banking or legal services and expert services unrelated to the audit during fiscal year 2002. However, the Company engaged Ernst & Young to provide immigration processing services, which could be regarded as “expert services”. As a result, in November 2002 the Company determined to no longer engage Ernst & Young to provide such services.

     All Other Fees

      Fees billed to the Company by the Auditors during fiscal year 2002 for all services rendered to the Company, other than those services covered under the sections captioned “Audit Fees” and “Financial Information Systems Design and Implementation Fees” totaled U.S.$566,993. Of this amount, U.S.$24,000 was for audit related services (i.e., registration statements and accounting consultations) and U.S.$542,993 dollars was for non-audit related services (i.e., statutory audits, due diligence work in connection with acquisitions, tax filings and tax consulting services).

      The Audit Committee has considered whether the Auditors provision of such non-audit services is compatible with maintaining the Auditors independence.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION IN COMPENSATION DECISIONS

      The Company’s Compensation Committee currently consists of Messrs Eisenstat and Charlès. No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      None.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a).

      Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3 and Forms 5 and amendments thereto furnished to the Company with respect to the last fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to the Company’s officers and directors were complied with, except as follows: one late report filed by Mr. Silverman regarding the sale of shares acquired through the exercise of share warrants. A corrective filing has been made for this incidence of noncompliance.

      We have revised our Insider Trading Policy to allow our Directors, officers and other employees covered under such policy to establish, under the limited circumstance contemplated by Rule 10b5-1 promulgated under the Securities and Exchange Act of 1934, as amended, written programs that permit automatic trading of our stock or trading of our stock by an independent person (such as an investment bank) who is not aware of material inside information at the time of the trade. Since 2001, Bernard Liautaud, our Chairman of the Board and Chief Executive Officer and his wife have adopted Rule 10b5-1 trading plans. The Company believes that additional Directors, officers and employees may establish such programs in the future.

COMPARISON OF TOTAL CUMULATIVE SHAREHOLDER RETURN

      The following graph sets forth the Company’s total cumulative shareholder return as compared to the NASDAQ Market Index and the MG Group Index, which includes application software companies. The total shareholder return assumes U.S.$100 invested on January 1, 1998 in shares of the Company, the Nasdaq Index and the MG Group Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG BUSINESS OBJECTS S.A.,
NASDAQ MARKET INDEX AND MG GROUP INDEX

ASSUMES $100 INVESTED ON JANUARY 1, 1998

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2002

	1997	1998	1999	2000	2001	2002

Business Objects S.A.	100,00	313,25	1287,94	1091,56	976,85	433,51
MG Group Index	100,00	175,76	336,28	183,79	175,13	124,92
NASDAQ Market Index	100,00	141,04	248,76	156,35	124,64	86,94

REPORT OF THE BOARD OF DIRECTORS ON THE ACTIVITIES OF THE

COMPANY AND OF THE GROUP DURING THE FISCAL YEAR 2002

      In accordance with French Commercial Code, the following discussion relates to the unconsolidated accounts of Business Objects S.A. (the “Company”), the French parent company of the Business Objects group, as well as the consolidated accounts of Business Objects S.A. and its subsidiaries (the “Group”), which accounts are prepared in euros and in accordance with French generally accepted accounting principles. Consolidated accounts in U.S. dollars prepared in accordance with U.S. generally accepted accounting principles are not included in this report. For a discussion of the consolidated financial statements prepared in accordance with US generally agreed accounting principles, please see our Annual Report on Form 10-K filed with the Securities and Exchange Commission in the United States.

      The financial data included in this report is expressed in thousands of euros, except as otherwise stated herein.

      The general shareholders meeting of February 6, 2001 authorized a three-for-two stock split in the form of a free allocation of new shares following the capitalization of additional paid-in capital amounting to 2,032,038 euros. In this report, all ordinary share and American depositary share information and per share information has been adjusted to take into account these modifications.

 1. Results of the Group during the fiscal year 2002

1.1	Overview

      Business Objects S.A. is a leading worldwide provider of business intelligence (BI) solutions. The Company develops markets and distributes software that enables organizations to track, understand and manage enterprise performance within and beyond the enterprise to make better, more informed business decisions. Users can view and interact with key performance indicators in a dashboard, create new queries or reports, access catalogs of reports, and do simple or complex analysis of the data. Instead of struggling with complex and technical database terminology, users interact with data using business representations of information, or “business objects,” with which they are familiar. This patented technology is commonly referred to as our “semantic layer”. Our products are designed to be easy to use and architected to be secure, scalable, and extensible.

Revenue Recognition

      The Company’s revenue recognition policy, as described below, is significant because revenue is a key component of its results from operations. In addition, revenue recognition determines the timing of certain expenses, such as incentive compensation. The Company follows very specific and detailed guidelines in measuring revenue; however, certain judgments and estimates affect the application of the revenue policy. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause operating results to vary significantly from quarter to quarter and could result in future operating losses.

      The Company enters into arrangements for the sale of 1) net licenses of software products and related maintenance contracts; 2) bundled net license, maintenance, and services; and 3) services on a time and material basis. In instances where maintenance is bundled with a license of software products, such maintenance terms are typically one year.

      For each arrangement, the Company determines whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met. In software arrangements that include rights to multiple software products and/or services, the Company uses the residual method, under which revenue is allocated to the undelivered elements based on vendor specific objective evidence of fair value of such undelivered elements and the residual amount of revenue is allocated to the delivered elements.

      For those contracts that consist solely of net license and maintenance, the Company recognizes net license revenues based upon the residual method after all licensed software product has been delivered as prescribed by the Statement of Position 98-9 “Modification of SOP No. 97-2 with Respect to Certain Transactions.” The Company recognizes maintenance revenues over the term of the maintenance contract.

      The maintenance rates for both licenses agreements with and without stated renewal rates are based upon the Company’s price list. Vendor specific objective evidence of the fair value of maintenance for license agreements that do not include stated renewal rates is determined by reference to the price paid by the Company’s customers when maintenance is sold separately (that is, the renewal rate). Past history has shown that the rate the Company charges for maintenance on license agreements with a stated renewal rate is similar to the rate the Company charges for maintenance on license agreements without a stated renewal rate.

      There is no right of return or price protection for sales to domestic and international distributors or value-added resellers (collectively, “resellers”). The Company does not accept orders from resellers when it is aware that a reseller does not have a purchase order from an end-user.

      Services can consist of maintenance, training and/or consulting services. In all cases, the Company assesses whether the service element of the arrangement is essential to the functionality of the other elements of the arrangement. When software services are considered essential or the arrangement involves customization or modification of the software, both the net license and service revenue under the arrangement are recognized under the percentage of completion method of contract accounting based on input measures of hours. For those arrangements for which the Company has concluded that the service element is not essential to the other elements of the arrangement, the Company determines whether the services are available from other vendors, do not involve a significant degree of risk or unique acceptance criteria, and whether it has sufficient experience in providing the service to be able to separately account for the service. When the service qualifies for separate accounting, the Company uses vendor specific objective evidence of fair value for the services and the maintenance to account for the arrangement using the residual method, regardless of any separate prices stated within the contract for each element. Revenue allocable to services is recognized as the services are performed.

      Vendor-specific objective evidence of fair value of consulting services is based upon daily rates. As previously noted, the Company enters into contracts for services alone and such contracts are based upon time and material basis. Such daily rates are used to assess the vendor specific objective evidence of fair value in multiple element arrangements.

Risks related to our industry and market

      Historically, the Company has generated a significant portion of its revenues and incurred a significant portion of their expenses in foreign currencies, primarily the U.S. dollar, the British pound sterling and the Japanese yen. As a result, the Company’s operating results have been in the past, and may be in the future adversely impacted by currency exchange rate fluctuations of the euro relative to these currencies the Company can not predict the effect of exchange rate fluctuation upon our future operating results. As of December 31, 2002, the Company was not engaged in a foreign currency “hedging” program to cover its currency transaction or translation exposure.

      As with many software companies, the Company experiences seasonality in our business, with revenues generally higher in the fourth quarter of each year and lower in the first quarter of the following year. The Company believes that this trend is primarily the result of a tendency of customers to delay software purchases until the fourth quarter due to their annual budget cycle. In addition, the Company’s third quarter is a relatively slow quarter due to the lower economic activity throughout Europe during the summer months.

      In view of its significant growth in recent years, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and you should not rely upon them as an indication of future performance.

          1.2     Income statements

          1.2.1     Results of Operations

      The following table sets forth selected items from our consolidated statements of income expressed as a percentage of total revenues for the periods indicated:

	Fiscal Year Ended
	December 31,

	2000	2001	2002

Revenues:
Net license fees	63%	60%	54%
Services	37	40	46

Total revenues	100	100	100

Cost of revenues:
Net license fees	1	1	1
Services	15	15	15

Total Cost of revenues	16	16	16

Gross Margin	84	84	84
Operating expenses:
Sales and marketing	48	49	49
Research and development	12	13	17
General and administrative	6	6	6
Acquired in process technology	—	—	0
Restructuring	—	—	1

Total Operating expenses	66	68	73

Income from Operations	18	16	11
Interest income, net	2	2	2

Income before provision for income taxes and minority interest	20	18	12

Exceptional income	1	1	2
Goodwill amortization	(1)	(1)	(2)
Provision for income taxes	(8)	(7)	(5)

Net consolidated income	12%	11%	8%

Gross Margin:
Net license fees	99%	99%	99%
Services	59%	62%	66%

          1.2.2     Impact of Foreign Exchange Fluctuations on Results of Operations

      Because the Company conducts a significant portion of its business in currencies other than the euro, primarily the U.S. dollar, pound sterling, and yen, the translated euro value of our revenues and operating expenses are impacted by changes in foreign currency exchange rates. However, because the Company performs the majority of its research and development in France, the impact of fluctuations in foreign currency exchange rates on its net operating income has been minimized, as the level of the Company’s foreign denominated expenses approximately matches the level of its foreign denominated revenues. There can be no assurance that the mix of future foreign denominated net revenues and expenses will continue to minimize the impact of changes in foreign currency rate on the Company’s results from operation.

          1.3     Revenues

      The following table sets forth information regarding the composition of our revenues and period-to-period changes:

	Fiscal Year Ended December 31,

		Percent		Percent
	2000	Change	2001	Change	2002

	(In thousands of euros)
Net license fees	239,742	16%	279,153	(7)%	260,482
Percentage of total revenues	63%		60%		54%
Services	139,695	33%	185,794	21%	224,328
Percentage of total revenues	37%		40%		46%

Total revenues	379,437	23%	464,947	4%	484,810

      Total revenues increased to €484.8 million in 2002, up from €464.9 million in 2001 and €379.4 million in 2000, representing increases of 4% from 2001 to 2002 and 23% from 2000 to 2001. The growth in total revenues in 2002 compared to 2001 was driven by a 21% increase in service revenues while net licenses decreased 7%. The growth in total revenues in 2001 compared to 2000 was due to a 33% increase in service revenues and a 16% increase in net license fees revenues. If the growth rate of service revenues continues to exceed the growth rate of net license revenues, the Company could experience a decline in its gross margins because service revenues have a lower gross margin than net license revenues.

      Net license Fees. Revenues from net license fees decreased €18.7 million or 7% in 2002 compared to 2001. The decrease is primarily attributable to weak IT spending environments outside the United States in 2002. While net license fees grew 19% in the Americas, they decreased by 23% in Europe. Net license fees from BUSINESSOBJECTS 2000 decreased by €36.1 millions in 2002 compared to 2001 but this decrease was partially offset by a €13.3 million increase in BUSINESSOBJECTS ANALYTICS and a €4.1 million increase in BUSINESSOBJECTS DATA INTEGRATION. In the current economic and political environment the Company expects IT spending worldwide to remain weak at least through the quarter ending March 31, 2003. Revenues from net license fees increased by approximately €39.4 million or 16% during 2001 compared to 2000. The increase in net license fees in 2001 compared to 2000 was driven by increases in customer spending on BUSINESSOBJECTS 2000, specifically that used to access, analyze and share information stored within and beyond the enterprise, and by increases in sales of BUSINESSOBJECTS ANALYTICS. The Company had an increase in revenues in all geographic regions in 2001 as compared to 2000.

      Services. Services revenues were comprised of revenues from maintenance, consulting and training activities. Revenues from services increased by approximately €38.5 million or 21% from 2001 to 2002. This compares to an increase of approximately €46.1 million or 33% from 2000 to 2001. Services increased in all geographic regions in 2002 and 2001. The increase in revenues from services for each period was primarily due to increases in maintenance resulting from the expansion of our installed customer base and our focus on the renewal of existing support contracts, which increased the percentage of our installed base paying for maintenance. If the rate of growth in our net license revenue declines further or flattens, our installed customer base may not grow at the same rates as achieved in the past, or if the percentage of the installed base paying for maintenance decreases, the rate of maintenance revenue growth could slow, and therefore could negatively impact our results of operations. Training revenues, which decreased in 2002 compared to 2001 due to reduced customer spending and travel in response to the general economic slowdown, were partially offset by a €2.2 million increase in consulting revenues as customers continued to utilize our consulting services to aid in the design, development and deployment of BI systems.

1.4	Cost of Revenues

      The following table sets forth information regarding our cost of revenues and period-to-period changes:

	Fiscal Year Ended December 31,

		Percent		Percent
	2000	Change	2001	Change	2002

	(In thousands of euros)
Cost of Net license fees	2,772	(14)%	2,389	37%	3,265
Percentage of Net license fees revenues	1%		1%		1%
Cost of services	57,741	23%	70,950	8%	76,414
Percentage of services revenues	41%		38%		34%

Total cost of revenues	60,513	21%	73,339	9%	79,679
Percentage of total revenues	16%		16%		16%

      • Cost of Net license Fees. Cost of net license fees consists primarily of materials, packaging, freight, third-party royalties and amortization of developed technology. Cost of net license fees remained constant at approximately 1% of net license fee revenues for 2002, 2001 and 2000. The increase in cost of net license fees in absolute euros was primarily due to charges from the amortization of developed technology related to the Acta Technology, Inc. and Blue Edge Software acquisitions. Cost of net license fees is expected to increase in absolute euros on a year over year basis as developed technology is amortized to cost of net license fees. Amortized developed technology expense totaled €1.2 million for 2002 and zero for 2001 and 2000, and is estimated to be €2.1 million per year for 2003 through 2006 and €0,6 million in 2007.

      • Cost of Services. Cost of services, which consist of the cost of providing maintenance, consulting and training, increased by approximately €5.5 million or 8% in 2002 over the level experienced in 2001. This compares to an increase of €13.2 million or 23% in 2001 over the level experienced in 2000. In 2002, cost of services decreased as a percentage of service revenues to 34% as compared to 38% in 2001 and 41% in 2000. The trend of decreasing cost of services as a percentage of service revenues for all periods presented was primarily due to improved productivity in providing maintenance support, and a change in the mix of services sold whereby maintenance revenues which have a lower cost than the cost of consulting and training, represented an increasing percentage of total services revenues.

      This decrease in cost of services as a percentage of services revenues in 2002 as compared to 2001 was partially offset by a €3,5 million increase in the cost of providing consulting services and a €0,6 million increase in the cost of providing training services, as the cost of providing consulting and training revenue grew at a faster rate than the growth in the underlying revenue. If the growth in the cost of providing consulting and training continues to out pace the underlying related service revenue, the Company could experience a decline in service gross margins, which could negatively impact its results of operations.

      The increase in costs in absolute euros from 2001 to 2002 resulted primarily from an increase in average salaries due to hiring more senior people for our customer support group and increases in third party consulting fees to support our consulting group. To a lesser extent 2002 costs were higher compared to 2001 due to increased facilities costs related to the relocation to our new facility in San Jose in April 2001. The increase in costs in absolute euros from 2000 to 2001 resulted primarily from an increase in headcount to support our growing customer base and to a lesser extent an increase in average salaries and increased facilities costs.

1.5	Operating Expenses

      The following table sets forth information regarding the composition of our operating expenses and period-to-period changes:

	Fiscal Year Ended December 31,

		Percent		Percent
	2000	Change	2001	Change	2002

	(In thousands of euros)
Sales and marketing	182,341	25%	227,500	4%	237,472
Percentage of total revenues	48%		49%		49%
Research and development	44,270	40%	61,751	29%	79,773
Percentage of total revenues	12%		13%		17%
General and administrative	23,729	15%	27,386	8%	29,697
Percentage of total revenues	6%		6%		6%
Restructuring costs	—		—		4,116
Percentage of total revenues					1%
Acquired in process technology	—		—		2,034
Percentage of total revenues					0%

Total operating expenses	250,340	27%	316,637	12%	353,092
Percentage of total revenues	66%		68%		73%

      • Sales and Marketing. Sales and marketing expenses were €237.5 million, or 49% of total revenues in 2002 as compared to €227.5 million, or 49% of total revenues in 2001 and €182.3 million, or 48% of total revenues in 2000. Sales and marketing expenses consist primarily of salaries and commissions, together with amounts paid for advertising and product promotion activities, and related facilities expenses.

      The increase in absolute euros in 2002 compared to 2001 was primarily due to increases in the average cost per employee as the Company attracted more experienced sales people, and to a lesser extent, increased travel and entertainment expenses, sales training expenses, higher facilities expenses, severance costs in Europe, expenses for advertising and transitional employee costs directly related to the Acta Technology,Inc. purchase in the third quarter of 2002. The overall increase in expenses was partially offset by a €6,7 million net reduction in advertising, tradeshow, user conference and other marketing program expenses. Sales and marketing expenses are expected to continue to increase in absolute euros but may vary as a percentage of revenues in the future.

      The increase in absolute euros in 2001 compared to 2000 was primarily due to increased headcount to support the expansion of our sales and marketing organization and increased facilities expenses related to new facilities in France, the U.S. and the U.K.

      • Research and Development. Research and development expenses were €79.8 million in 2002, or 17% of total revenues in 2002 as compared to €61.8 million, or 13% of total revenues in 2001, and €44.3 million or 12% of total revenues in 2000. Research and development expenses consist primarily of salaries, related benefits, retention bonuses due employees who joined the Company as a result of the acquisition of Acta Technology,Inc., third party consultant fees, related facilities expenses and amortization of intangible assets allocated to employment contingencies. The increase in research and development expenses in 2002, both as a percentage of total revenues and in absolute euros, was primarily due to increased expenses associated with the acquisition and integration of Acta for ongoing salaries, retention plan bonuses, the hiring of additional software engineers to support our development of future products and enhancement of existing products. To a lesser extent, the increase was due to increases in facilities costs, partially offset by a favorable impact of exchange rate on the expenses incurred in U.S. dollars. The increase in research and development expenses in 2001 as compared to 2000, both as a percentage of total revenues and in absolute euros, was primarily due to increased staffing and associated support for software engineers as part of our ongoing operations and expansion into the analytic applications market as well as increased facilities expenses related to new facilities in France, the U.S. and the U.K.

      The research and development organization grew to 539 employees at December 31, 2002, compared to 517 in 2001 and 395 in 2000.

      The Company capitalizes eligible software development costs upon achievement of technological feasibility subject to net realizable value considerations. Based on the Company’s development process, technological feasibility is generally established upon completion of a working model. Research and Development costs prior to the establishment of technological feasibility are expensed as incurred. Because the period between achievement of technological feasibility and the general release of the Company’s products has been of relatively short duration, costs qualifying for capitalization were insignificant during the years ended December 31, 2002, 2001 and 2000. Accordingly, there were no capitalized software development costs at December 31, 2002 and 2001.

      • General and Administrative. General and administrative expenses were €29.7 million, or 6% of total revenues in 2002 as compared to €27.4 million, or 6% of total revenues in 2001 and €23.7 million, or 6% of total revenues in 2000. General and administrative expenses consist primarily of salaries, related benefits, fees for professional services including legal and accounting services, and allowances for doubtful accounts. The increase in general and administrative expenses in absolute euros in 2002 compared to 2001 was primarily due to higher legal expenses related to patent and other litigation, and increases in salary expenses due to increased staffing to support our growth. Partially offsetting this was a reversal of €1.3 million of bad debt expense from a change in estimate resulting from the application of our formula for calculating the allowance for doubtful accounts, which is based on a specific review of all significant outstanding invoices and the age of our receivables. Bad debt expense could increase in the future if the aging of our accounts receivable deteriorates.

      The general and administrative organization grew to 265 employees at December 31, 2002, compared to 244 in 2001 and 193 in 2000.

      General and administrative expenses increased in absolute euros in 2001 compared to 2000 due to increased staffing to support our growth and increased facilities expenses related to new facilities in France, the U.S. and the U.K., partially offset by reduced bad debt expense of €0.9 million in 2001 as compared to €2,6 million in 2000. General and administrative expenses are expected to continue to increase in absolute euros but may vary as a percentage of revenues in the future.

      • Acquired In Process Technology. On August 23, 2002, we acquired all the outstanding shares of Acta Technology, Inc., a privately held data integration vendor in exchange for $65.5 million (€66.6 million) in cash, including $0.7 million (€0.7 million) of transaction costs. Based on a valuation of the intangible assets, $2.0 million (€2.0 million) were allocated to acquired in-process technology (“IPR&D”), which was expensed at the date of acquisition.

      The IPR&D represented projects that had not reached technological feasibility and had no future alternative uses. The majority of the costs allocated to IPR&D relate to the development of the K2 version of the ActaWorks Engine, which provides improved scalability, reliability and security, allowing for more complex data requests. Efforts required to develop the IPR&D into commercially viable products included the completion of all planning designing, prototyping, verification and testing activities necessary to establish that the products meet their design specifications, including functions, features and technical performance requirements. All projects have been completed as of December 31, 2002.

      • Business Restructuring Charges. During the quarter ended June 30, 2002, the Company implemented a restructuring plan to eliminate 50 positions in the Company’s European field operations in order to better align the Company’s revenues and costs structure in Europe in response to the region’s overall weak IT spending environment. In addition, the Company eliminated excess office space in France, Italy, Spain and Switzerland. Implementation of the plan resulted in restructuring charges to earnings totaling €4.1 million for severance and other employee termination benefits and costs associated with exiting facilities, representing the excess of lease costs over anticipated sublease income.

      During the quarter ended December 31, 2002, the Company substantially completed its restructuring plan, at which time the Company reversed €0,6 million of previously accrued expenses. The reversal was primarily due to savings from planned termination costs resulting from normal employee attrition for 3 of the 50 positions that were to be eliminated, lower than planned severance costs per employee and utilization of certain facilities originally scheduled for abandonment.

      During the quarter ended December 31, 2002, the Company adopted an additional restructuring plan to eliminate 4 more positions as part of our ongoing measures to better align operating expenses with revenues. Implementation of this plan resulted in restructuring charges to earnings totaling €0,8 million for severance and other employee termination benefits.

      The Company has substantially completed the implementation of both restructuring plans as of December 31, 2002. The Company expects to complete its workforce reduction by the end of the second quarter of 2003. Amounts related to the lease expenses due to the exit from excess office space will be paid over the respective lease terms through 2003. The Company estimates that it has saved approximately €0.8 million in the third quarter and €1.2 million in the fourth quarter of 2002, primarily due to reduced sales and marketing employee costs and facilities expenses, resulting from the implementation of the restructuring plans. The Company anticipates future savings of approximately €1.2 million per quarter during the four quarters of 2003.

          1.6     Financial Income

      The following table sets forth information regarding the Company’s financial income, net:

	Fiscal Year Ended
	December 31,

	2000	2001	2002

	(In thousands of euros)
Net Interest income	7,966	9,364	8,202
Net exchange gains & losses	486	(12)	(796)

Financial income	8,452	9,352	7,406

      Financial income primarily represents net interest income/(losses) and net losses resulting from foreign currency exchange rate changes.

      Financial income totaled €7.4 million in 2002, €9.4 million in 2001 and €8.5 million in 2000. The decrease in financial income in 2002 compared to 2001 resulted from a decrease in average interest rates compared to 2001, partially offset by an increase in invested cash.

      The increase in financial income from 2001 compared to 2000 resulted from higher levels of invested cash due to increased cash provided by operations, partially offset by a decrease in average interest rates.

          1.7     Exceptional Income

      The following table sets forth information regarding the Company’s exceptional income:

	Fiscal Year Ended
	December 31,

	2000	2001	2002

	(In thousands of euros)
Exceptional Gains	5,543	2,808	15,734
Exceptional losses	(1,311)	(215)	(4,802)

Exceptional income	4,232	2,593	10,932

      Exceptional income totaled a net gain of respectively €10.9 million in 2002 and €2.6 million in 2001. In 2002 exceptional gain amounted to €15.7 million, including payments received from Cognos (€14.1 million) and Brio Software Inc. (€1.6 million); exceptional losses amounted to €4.8 million of related legal fees (€3.4 million for Cognos, and €1.4 million for MicroStrategy).

      During May 2002, the Company entered into an agreement in settlement of our patent infringement lawsuit against Cognos, Inc. and Cognos Corporation (collectively Cognos). Under the terms of the agreement, Cognos net licensed the rights to our technology under patent number 5,555,403 in exchange for payments totaling $24 million. The net license covers both past and future use of our technology. A $10 million (€10.4 million) first installment representing past use was received during June 2002 and classified as Exceptional Gain in the Consolidated Statements of Income for the quarter ending June 30, 2002, net of $3.1 million (€3.4 million) of related legal expense. The remaining balance represents Cognos’ future use of our patented technology and is due in eight quarterly installments of $1.75 million commencing the quarter ended September 30, 2002. Due to inherent uncertainties regarding performance on the part of Cognos in making the future payments over the next two years, consistent with the cost recovery method, the Company will recognize the remaining settlement as exceptional income once the amounts become due. For the year ended, December 31, 2002, the Company recognized net exceptional income of $10.4 million (€10.7 million) related to the Cognos settlement, comprised of the $6.9 million (€7.1 million) net June 2002 payment plus two quarterly installments of $1.75 million (total of €3.6 million) received in July and October 2002.

      Payments related to the settlement of the Company’s patent infringement lawsuit against Brio Software Inc. (Brio) in September 1999 are included above in exceptional gains. As part of the settlement, the Company dismissed its pending lawsuit against Brio involving the Company’s U.S. patent number 5,555,403 and Brio dismissed its pending lawsuit against the Company involving patent number 5,915,257 and agreed to pay us $10.0 million (€11.3 million) payable quarterly in $1 million (€1.1 million) payments beginning September 30, 1999. The Company received and recognized in exceptional income $1.5 million (€1.6 million) from Brio under the settlement during the year ended December 31, 2002 compared to $2.5 million (€2.8 million) in 2001 and $4 million (€4.3 million) in 2000. As of December 31, 2002, the settlement has been paid in full.

     1.8  Income Taxes

      The following table sets forth information regarding the Company’s income taxes:

	Fiscal Year Ended December 31,

		Percent		Percent
	2000	Change	2001	Change	2002

	(In thousands of euros)
Provision for income taxes	30,717	2%	31,346	(24)%	23,813
Effective tax rate	40%		38%		39%

      Income taxes totaled €23.8 million in 2002, €31.3 million in 2001 and €30.7 million in 2000. This represented an effective income tax rate of 39% in 2002, 38% in 2001 and 40% in 2000. Our effective tax rate increased in 2002 from 2001 primarily due to the impact of charges for acquired in-process technology related to the Acta Technology acquisition which were not deductible for income taxes, partially offset by a decrease in the French statutory rate of 35.43% in 2002 from 36.38% in 2001. Our effective tax rate declined in 2001 as compared to our effective tax rate in 2000 due to a decrease in the French statutory rate of 36.38% in 2001 from 37.77% in 2000.

     1.9  Amortization of Goodwill

      Goodwill amortization was €9.3 million, as compared to €5.0 million in 2001 and €4.6 million in 2000. Net goodwill totaled €63.5 million at December 31, 2002. Goodwill amortization expense was approximately 2% of total revenues for 2002, and 1% for both 2001 and 2000. Goodwill and intangible asset amortization expense increased in 2002 over 2001 due to the purchase of Acta Technology.

      During all periods presented, goodwill has been amortized over its estimated useful life of five years, and intangible assets have been amortized over useful lives ranging from one to five years.

      Since January 2002, the amortization of goodwill constitutes a major difference between French and U.S. GAAPs, since goodwill and indefinite lived intangible assets are no longer amortized under US GAAP but are reviewed annually for impairment, or more frequently if impairment indicators arise.

      The table below summarizes the impact of the differences between French and US GAAPs on the net income:

	Fiscal Year Ended
	December 31,

	2000	2001	2002

	(In thousands of euros)
Net income under U.S. GAAP	45,935	50,544	42,861
Goodwill amortization (SFAS 142) net of deferred tax asset			(5,555)

Net income under French GAAP	45,935	50,544	37,306

     1.10  Liquidity and Capital Resources

	Fiscal Year Ended December, 31

		Percent		Percent
	2000	Change	2001	Change	2002

	(In thousands of euros)
Working capital	179,620	22%	219,747	1%	221,005
Cash and cash equivalents	227,763	24%	283,301	(6)%	267,588
Net cash provided by operating activities	75,240	10%	82,791	(26)%	61,030
Net cash used for investing activities	(38,726)	(9)%	(35,264)	293%	(138,781)
Net cash provided by financing activities	12,882	(67)%	4,310	453%	23,845

      Cash and cash equivalents amounted to €267.6 million at December 31, 2002, decreasing from €15.7 million compared to December 31, 2001.

      Net cash provided by operating activities amounted to €61.0 million at December 31, 2000 compared to €82.8 million at December 31, 2001. The decrease in cash provided by operating activities in 2002 was due to lower net income and increased net unfavorable changes in operating assets and liabilities, principally the change in taxes and social charges payable, accounts payable, deferred revenue, and expenses linked to the acquisition of Acta Technology, Inc., partially offset by the change in accounts receivable, and in current and differed tax provision.

      Accounts receivable net of allowances for doubtful accounts decreased to €94.0 million at December 31, 2002 from €99.3 million at December 31, 2001.

      Investing activities for the year ended December 31, 2002 consisted of the purchase of Acta Technology, Inc. including transaction costs for €66.6 million paid in cash for €62.9 million net of cash received totaling €3 million, the purchase of short term investments for €44.5 million, and the purchase of €12.2 million of property and equipment. Investing activities for the year ended December 31, 2001 consisted of purchases of property and equipment for €22.5 million and business acquisitions net of cash received totaling €7.8 million (euro equivalent of $6.7 million for the acquisition of Blue Edge and $1.3 million for a less than 10 percent interest investment).

      Financing activities provided €23.8 million in cash in 2002, and €4.3 million in 2001. Financing activities in 2002 included €17.1 million from the issuance of ordinary shares under employee stock option plans, €10.8 million from an increase in escrow payable due shareholders and employees, including €9.3 million related to the Acta acquisition, partially offset by the €4.1 million purchase of treasury shares at a weighted-average price of €16.34 per share. Financing activities in 2001 provided €4.3 million in cash in 2001, it included €11.5 million from the issuance of shares under employee stock option, purchase plans and directors warrants, which was partially offset by the €4.9 million purchase of treasury shares at a weighted-average price of €19.99 per share and the use of €2.3 million as the net balance of the notes payable activity.

      The following table summarizes our outstanding cash commitments as of December 31, 2002. We are not aware of any provisions that would accelerate our commitments. In addition, we have outstanding standby letters of credit totaling a €7.2 million as security for our San Jose and Mountain View, California facilities. The letters of credit are fully secured by restricted cash deposits.

	Payments Due by Period

		Within			After
Contractual Obligations	Total	1 Year	2 - 3 Years	4 - 5 Years	5 Years

	(In thousands of euros)
Long-term Debt	10,913	1,638	9,275	—	—
Operating Leases	144,386	23,698	38,893	35,970	45,825
Profit Sharing Plan	3,696	3,696	—	—	—

Total Contractual Cash Obligations	158,995	29,032	48,168	35,970	45,825

      Our principal source of liquidity is our operating cash flow. There is a risk that a decrease in demand for our products could reduce the availability of operating cash flow; however, we believe that cash from operations together with existing cash and cash equivalents will be sufficient to meet our cash requirements for at least the next twelve months.

 2. Unconsolidated Results of Business Objects S.A. during the Fiscal Year 2002

      During fiscal year 2002, total revenue increased by 7% over the prior period to reach €207 million. Revenue includes sales of net licenses representing 16% of total turnover or €33 million (€44.8 million in 2001), services representing 15% or €32.2 million (€26.7 million in 2001) and royalties received from Business Objects subsidiaries representing 62% of total revenue or €128.2 million (€110.2 million in 2001). The structure of the different revenue streams in fiscal year 2002 is globally consistent with the prior period. Other revenue representing approximately 7% of total revenue mainly relates to cost offsets (specific accounting treatment in France of cost relief).

      Operating income amounted to €30.6 million compared to €39.1 million in 2001, a decrease of €8.5 million or 22% year on year. Net income from financial activities decreased from €10.4 million in 2001 to €6.8 million in 2002. Because of a decrease in the amount of dividends received from the subsidiaries of €1.4 million. As a result of those variances, income before tax and exceptional items decreased by €12.1 million, or 24% year-on-year, to reach €37.4 million

      The variance in exceptional result (increase of €8.4 million year on year) is mainly due to the payments made by Cognos in settlement of pending patent litigation: these payments net of legal fees amounted to €10.9 million during fiscal year 2002, as compared to €2.6 million during fiscal year 2001 from Brio Software Inc payments.

      Net income after profit sharing and provision for income tax amounted to €27.9 million in 2002 compared to €33.1 million in 2001, a decrease of 16% year-on-year.

 3. Future Orientation of the Company

      Our business strategy is focused on four key areas:

      Lead the market in enterprise standardization. Companies are beginning the phase of selecting a business intelligence solution for enterprise standardization and this is a significant business opportunity for us. As enterprises realize the benefits of deploying business intelligence software they look to standardize on a single enterprise-wide solution that can maximize their return on investment. To capitalize on this opportunity, we intend to ensure that our software can be used throughout the enterprise by the maximum number of users.

      Offer a best-of-breed, end-to-end, business intelligence stack. We believe that corporations are increasingly looking to source all the components necessary for their business intelligence deployment from a single supplier. In 2002, Business Objects acquired Acta Technology Inc., a privately-held data integration software vendor. Data integration software, often referred to as Extraction, Transformation and Loading (ETL) software, is used to extract data from corporate databases and enterprise applications. The software then transforms the data into the desired format and loads it into a data warehouse or data marts for reporting and analysis by business intelligence software. We intend to continue to integrate this software into our overall offering to provide a tightly integrated solution for customers looking to meet all their business intelligence requirements from a single supplier — from data integration to business intelligence platform to analytic applications.

      Expand the analytic applications strategy. We believe that corporate IT departments are providing their users with packaged solutions to their business intelligence needs through both the purchase of off-the-shelf analytic applications and the development of applications in-house. Business Objects meets this dual need for “build and buy‘’ by providing an analytic applications framework consisting of BUSINESSOBJECTS APPLICATION FOUNDATION, a software tool for building packaged applications and a set of thirteen pre-packaged application modules built using Application Foundation and grouped into the four domains of: Customer Intelligence; Product and Service Intelligence; Supply Chain Intelligence and Operations Intelligence.

      Exploit the wave of Enterprise Performance Management (EPM). One significant application of BI technology is EPM. EPM is the combination of BI, metrics, and methodologies to improve enterprise performance. EPM has become a significant force in the market due to a number of factors. First, the economic downturn is driving the focus on operational dashboards to help companies more closely monitor their performance. Second, there is a general increase in demand for financial transparency and control. Third, there is pressure for companies to show a real return on their investments in Enterprise Resource Planning (ERP) and Customer Relationship Management (CRM) systems. Lastly, while the concepts of EPM are not new, the ability for companies to implement EPM applications is finally possible. Today, the enabling infrastructure of data warehouses and ERP/ CRM systems are in place to make EPM meaningful. We believe that Business Objects is well-positioned to take advantage of the interest in EPM applications.

      This section relating to the future orientation of the Company contains forward looking statements, including statements regarding the company’s revenue, operating profit, margin and earnings expectations for the year ending December 31, 2002, projections relating to development of the Company’s products, expectations relating to the Company’s strategic partnerships and the expansion of relationship and market coverage, the company’s momentum in its new markets, its customer growth, and the growth potential of the analytic applications markets and the wave of enterprise Performance Management (EPM). These forward-looking statements are based on the Company’s current expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. The factors that could cause actual results to differ materially include, but are not limited to, the level of demand for the Company’s business intelligence solutions, changes in customer order patterns, unexpected expenses, the continued success in technological advances and the ability of the Company to adapt to technological changes, in particular with respect to the greater technical stability and better performance, the ability of the Company to gain acceptance of its products, the Company’s reliance on partners and other third party distribution channels to market and distribute its products, the ability of the company to integrate successfully the acquired companies, the impact of events outside the United States such as fluctuating currency rates, in particular fluctuations of the euro and yen, worldwide economic and political conditions, the ability of the company to protect its intellectual property, litigation involving intellectual property and other issues, and increased competition. For a more complete discussion of risk factors and additional risk factors that could materially affect the Company’s current and future operating results, see the discussions in the company’s Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements at any time or for any reason.

 4. Research and Development Activities

      Our research and development organization grew to 539 employees at December 31, 2002 from 517 at December 31, 2001 and 395 at December 31, 2000. The Company capitalizes eligible software development costs upon achievement of technological feasibility subject to net realizable value considerations. Based on the

Company’s development process, technological feasibility is generally established upon completion of a working model. Research and development costs prior to the establishment of technological feasibility are expensed as incurred. Because the period between achievement of technological feasibility and the general release of the Company’s products has been of relatively short duration, costs qualifying for capitalization were insignificant and all research and development costs have been expensed as incurred.

      We believe that innovation, timeliness of product releases, and high product quality are essential to maintain our competitive position. Consequently, we dedicate considerable resources to development efforts to enhance our existing products and to develop new products. To date, we have relied primarily on internal development of our products, but have in the past and may in the future continue to net license or acquire technology or products from third parties. The product development group is responsible for the design, development and release of product enhancements, upgrades, and new products, and is based primarily in Levallois-Perret, France, with a significant team in San Jose, California, and smaller groups located in Canada and the U.K., the U.S., and since late 2002 in India through an outsourced team.

      Our Company sponsored research and development expenses were €79,8 million in 2002, €61,8 million in 2001 and €44,3 million in 2000.

 5. Acquisitions

          Acta Technology, Inc.

      On August 23, 2002, the Company acquired all the outstanding shares of Acta Technology, Inc. (“Acta”), a privately held data integration software vendor. The results of Acta’s operations have been included in the consolidated financial statements since that date. The acquisition provides Business Objects with a comprehensive enterprise analytic platform for the delivery of custom-developed and pre-packaged analytic applications.

      Management believes that the combination of Acta’s technology with Business Objects’ technology will help to create a strong best of breed analytical application software, and it is the investment value of this synergy related to future product offerings that principally contributed to a purchase price that resulted in the recognition of goodwill. Due to the relatively short remaining useful life of the developed product technology and in-process research and development, no significant value was allocated to the identified intangible assets. As a result, the majority of the value of the intangible assets is represented by revenues from sales of future products and from services contracts attached to the sales of future products, such as maintenance.

      The aggregate purchase price, denominated in U.S. dollars, was $65,5 million (€66.6 million) in cash, including $0.7 million (€0.7 million) of transactions costs. Of the purchase price, $9,3 million (€ 8.9 million) has been placed in a stockholder escrow account. In addition, another $0.9 million (€0.9 million) has been placed in an employee escrow account, representing withholdings from payments due to Acta management pursuant to change of control clauses and other employees’ future bonuses. Both funds are security for the indemnification obligations set forth in the merger agreement, and will be available for release in February 2004, subject to claims for indemnification. The Company has accounted for the escrow funds on its consolidated balance sheet as financial assets, and it has recorded a related long-term liability for $9,7 million (€9.3 million) including $9.3 million (€8.9 million) due former Acta stockholders in February 2004, and $0.4 million (€0.4 million) due employees over the next 3 years. The Acta acquisition has been accounted for under the purchase method of accounting.

      Based upon a valuation of Acta’s intangible assets, $61.6 million (€58.7 million) of the purchase price was allocated to goodwill and $2.0 million (€2.0 million) was allocated to in-process research and development. The in-process research and development was written off at the date of acquisition. Other intangible assets include developed technology of $4.5 million (€4.6 million) and maintenance contracts of $2.7 million (€2.7 million), both of which will be amortized straight-line over a 5-year estimated useful life or actual revenues compared to estimated revenues, whichever is greater.

Blue Edge Software

      During December 2001, the Company acquired all the outstanding shares of Blue Edge Software, a privately held software company based in Leeds, England, that develops and markets applications that specialize in web-based information delivery. Blue Edge has developed a set of information delivery solutions based on BUSINESSOBJECTS, and the purchase was undertaken to extend the Company’s information delivery capabilities by leveraging the Blue Edge information distribution architecture to provide intuitive report access, navigation, and analysis to further empower both passive and interactive information consumers. The total purchase price, including direct acquisition costs, was $6.7 million (€7.6 million) consisting of $4.4 million (€5.0 million) of cash, notes payable totaling $1.8 million (€2.0 million) due in two annual installments and $0.56 million (€0.64 million) of assumed liabilities and transaction costs. The notes are partially secured by $0.63 million (€0.72 million) that the Company has transferred into a restricted escrow account. Of the purchase price, $5.0 million (€5.8 million) has been allocated to developed technology which will be amortized over the greater of ratable related revenues or its five year estimated useful life, $1.1 million (€1.3 million) has been allocated to employment related contingencies which are being amortized to research and development over the term of the related notes payable, and $0.5 million (€0.56 million) has been allocated to goodwill. Key elements of the purchase that are not valued separately in purchase accounting, such as the members of the Blue Edge management team and workforce, contributed to the generation of goodwill.

Olap@Work

      During April 2000, the Company acquired all the outstanding shares of Olap@Work, Inc., a privately held software company based in Ottawa, Canada, that developed and marketed high-end online analytical processing reporting tools. The total purchase price including direct acquisition costs was $15.2 million (€16.7 million) paid in the form of cash and notes payable of $5.0 million (€5.5 million). The notes were due in three annual installments subject to employment related contingencies, and were secured by $5.0 million (€5.5 million) of restricted cash that the Company has placed into an escrow account. Of the purchase price, approximately $8.7 million (€9.6 million) has been allocated to goodwill, $5.0 million (€5.5 million) has been allocated to deferred employee retention costs, and $1.5 million (€1.7 million) has been allocated to the net book value of the acquired assets and liabilities, which approximate fair value. Goodwill has been amortized over a five year life beginning April 2000, and employee retention costs are being amortized to research and development expense over the term of the related notes payable. During 2001, one of the principals voluntarily terminated his employment with the Company and forfeited his rights to $1.7 million (€1.9 million) of notes payable. As a result, the Company reduced the purchase price allocated to deferred employee retention costs by $1.7 million (€1.9 million), and has recovered $1.7 million (€1.9 million) of cash previously placed into a restricted escrow account.

Executive Computing Group

      During August 2000, the Company acquired a division of Executive Computing Group, the Company’s Australian distributor, for approximately $2.5 million (€2.7 million) in cash and $0.5 million (€0.54 million) in notes payable fully secured by a restricted cash escrow account. The purchase price has been allocated to goodwill and other intangible assets and has been amortized over 5 years from the date of acquisition. As of December 31, 2001, the note has been paid in full and the restricted cash has been released.

 6. Activity of Subsidiaries

      Segment. The Company has one reportable segment — business intelligence software products. The Company recognizes its net license revenue from three product families: business intelligence platform, Enterprise Analytic Applications, Data Integration. The Company does not track services revenues by product family as it is impracticable to do so. The following table summarizes net license revenue recognized from each family:

	Year Ended December 31,

	2002	2001	2000

	(In thousands of euros)
Business Intelligence Platform	€234,045	€270,178	€236,304
Enterprise Analytic Applications	22,315	8,975	3,438
Data Integration	4,122	—	—

Total Net license Revenue	€260,482	€279,153	€239,742

      Geography. Operations outside of France consist principally of sales, marketing, finance, customer support, and to a lesser extent, research and development activities. The following is a summary of operations within geographic area:

	Year Ended December 31,

	2002	2001	2000

	(In thousands of euros)
Revenues:
France	57,299	67,589	53,914
Rest of Europe	169,096	180,860	165,975
Americas	226,922	183,743	131,792
Rest of World	31,493	32,775	27,756

	484,810	464,947	379,437

Long-lived assets:
France	13,405	13,115
Rest of Europe	17,431	24,228
Americas	95,174	27,712
Rest of World	4,284	4,775

	130,294	69,830

 7. Outstanding Share Ownership

      To the best of our knowledge, Fidelity International Ltd./ Fidelity Management Trust Company were the only shareholder holding 5% or more of the Company’s outstanding shares at December 31, 2002.

      Employees of the Group own less than 1% of the Company.

      Mr. Bernard Liautaud, Chairman of the Board and Chief Executive Officer owns 2.42% of the Company’s share capital and 2.47% of the Company’s voting rights.

8.	Allocation of net income 2002

      The company has not paid any dividends for the 3-year period ended 31st December 2000, 2001 and 2002. The net income is allocated to the legal reserve and the retained earnings.

9.	Significant post year-end events and litigation

Informatica

      On July 15, 2002, Informatica Corporation (“Informatica”) filed an action for alleged patent infringement in the United States District Court for the Northern District of California against Acta Technology Inc. (“Acta”). The Company became a party to this action when it acquired Acta in August 2002. The complaint alleges that the Acta software products infringe Informatica’s United States Patent No. 6,014,670 and 6,339,775 both entitled “Apparatus and Method for Performing Data Transformations in Data Warehousing” and United States Patent No. 6,208,990 entitled “Method and Architecture for Automated Optimization of ETL throughput in Data Warehousing Applications”. On July 17, 2002, Informatica filed an amended complaint alleging that the Acta software products also infringe United States Patent No. 6,044,374 entitled “Method and Apparatus for Sharing Metadata Between Multiple Data Marts Through Object References”. The complaint seeks relief in the form of an injunction, unspecified damages, and an award of treble damages. While this action is in the early stages of discovery and pre-trial and the Company is still evaluating all issues, the Company believes that it has meritorious defenses to the claims against it and intends to defend itself vigorously. The potential costs associated with an adverse outcome of this matter cannot be reasonably estimated at this time. This case is set to proceed to trial on August 16, 2004.

Cognos

      During May 2002, the Company entered into an agreement in settlement of our patent infringement lawsuit with Cognos, Inc. and Cognos Corporation (collectively “Cognos”). Under the terms of the agreement, Cognos net licensed the rights to the Company’s technology under United States Patent No. 5,555,403 in exchange for payments totaling $24 million. The net license covers both past and future use of Company’s technology. A $10 million (€10.4 million) first installment representing past use was received during June 2002, and was classified as exceptional income, net for the quarter ended June 2002 net of $3.1 million (€3.4 million) of related legal expense. The remaining balance representing future use is to be paid in eight quarterly installments of $1.75 million commencing the quarter ended September 30, 2002. Due to inherent uncertainties regarding performance on the part of Cognos in making the future payments, consistent with the cost recovery method and with other literature on extended payment terms including SOP 97-2, the Company will recognize the remaining settlement as exceptional income once the amounts become due.

MicroStrategy

      On October 30, 2001, an action for alleged patent infringement was filed in the United States District Court for the Eastern District of Virginia against the Company and its subsidiary, Business Objects Americas, by MicroStrategy Inc. (hereafter “MicroStrategy”). The complaint alleges that our software products, BUSINESSOBJECTSTM BROADCAST AGENT, BUSINESSOBJECTSTM INFOVIEW and BUSINESSOBJECTSTM BROADCAST AGENT PUBLISHER, infringe MicroStrategy’s United States Patent No. 6,279,033 entitled “System and Method for Asynchronous Control of Report Generation Using a Network Interface” and United States Patent No. 6,260,050 entitled “System and Method of Adapting Automatic Output of Service Related OLAP Reports to Disparate Output Devices”. MicroStrategy amended its complaint to add claims for violations of the Computer Fraud and Abuse Act, misappropriation of trade secrets, tortuous interference with contractual relations and conspiracy in violation of the Virginia Code. The complaint seeks injunctive relief and damages.

      On April 5, 2002 and March 27, 2002 the United States Patent and Trademark Office (“USPTO”) granted the Company’s requests for reexamination of MicroStrategy’s United States Patent No. 6,279,033 and United States Patent No. 6,260,050 respectively. On June 13, 2002, the District Judge granted our motion to stay the proceedings on the patent claims pending the completion of the reexaminations by the USPTO. On December 30, 2002 the District Judge granted our motion for summary judgment and rejected MicroStrategy’s claims for damages as to the causes of action for misappropriation of trade secrets, Computer Fraud and Abuse Act and conspiracy in violation of the Virginia Code. Trial of the trade secret claim for injunctive relief and the sole remaining damages claim for tortuous interference with contractual relations is scheduled to proceed on May 20, 2003. It is the Company’s current assessment that its products do not infringe Microstrategy’s patents and that the Company has not committed any of the wrongful acts alleged by Microstrategy that could result in any material damages. The Company believes that the likelihood that these claims will be material is remote.

      It is the Company’s current assessment that its products do not infringe MicroStrategy’s patents and that the Company has not committed any of the wrongful acts alleged by MicroStrategy that could result in any material damages. The Company believes that the likelihood that these claims will be material is remote.

      On October 17, 2001, the Company filed a lawsuit in the United States District Court for the Northern District of California against MicroStrategy for alleged patent infringement. The lawsuit alleges that MicroStrategy infringes on the Company’s United States Patent No. 5,555,403 by making, using, offering to sell and selling its product currently known as MicroStrategy Version 7.0. The Company’s complaint request that the defendant be enjoined from further infringing the patent and seeks an as yet undetermined amount of damages. No trial date has been set by the Court.

      The Company is also involved in various legal proceedings in the ordinary course of business.

10.	Stock repurchase program

      During October 2002, the Company’s board of directors authorized the repurchase of up to $40 million of the Company’s shares over the next year. The Company may repurchase up to 2,000,000 shares at a price not to exceed 70 euros per share. This plan supersedes the stock repurchase plan previously announced in September 2001. During November 2002, the Company repurchased on the Premier Marché of Euronext Paris S.A. a total of 250,000 ordinary shares for an aggregate cost of €4.1 million.

      In September 2001, the board of directors had authorized a share repurchase program whereby the Company could repurchase up to 2,000,000 of its shares at a price not to exceed 60 euros per share, in accordance with the shareholders’ authorization of June 12, 2001. In September 2001, the Company repurchased on the Premier Marché of Euronext Paris S.A. a total of 243,175 ordinary shares for an aggregate cost of €4.9 million at a price of €19.99 per share.

11.	Employee related benefits programs

11.1	Employee Stock Option Plan

      The Company’s 1993 Stock Option Plan expired in 1998, and the 1994 Stock Option Plan expired in 1999.

      During February 2001, the shareholders of the Company approved a stock option plan (the 2001 Plan) in the form of an “evergreen plan” pursuant to which the Board of Directors was authorized to issue options corresponding to 3,450,000 shares, plus an annual increase to be added on June 30 of each year beginning in 2002 equal to the lesser of (i) 4,500,000 Shares, (ii) 5% of the total shares of the Company on such date, or (iii) a lesser amount determined by the Board. As of December 31, 2002, our board of directors had not authorized any annual increase in the amount of shares authorized under the 2001 plan.

      During May 1999, the shareholders of the Company approved a stock option plan (the 1999 Plan) pursuant to which the Board of Directors was authorized to issue options corresponding to 2,625,000 shares. During June 2000, the shareholders approved an additional 4,500,000 shares reserved for issuance under the 1999 Plan.

      The 2001 and 1999 Plans provide in accordance with French regulations applicable to companies listed on a French stock exchange that the option price may not be less than the higher of (i) 100% of the closing price as reported on the French stock exchange on the last trading day prior to the date of grant, or (ii) 80% of the average of the closing prices on such market over the twenty trading days preceding the grant date.

      The 2001 and 1999 Plans are intended to qualify as incentive stock option plans within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Board of Directors determines the vesting schedule of option grants, which generally vest at a rate of 25% per year subject to a minimum of one year of continued service with the Company. The options granted under both Plans are exercisable up to ten years from the date of grant (other than options granted to employees in the United Kingdom, which have a term of seven years less one day).

      During fiscal year 2002, 3,147,045 options were granted at a weighted average exercise of 32.89 euros and 4,370,894 with a weighted average exercise of 40.72 euros were cancelled under the 2001 and 1999 Plans. As at December 31, 2002, a total of 8,025,196 options were issued and outstanding, with a weighted average of 27.83 euros per share.

      A summary of the company’s stock option activity under all plans is summarized as follows:

		Options Outstanding

			Weighted
			Average Price
	Options	Number of	per Share
	Available	Shares	(in Euro)

Balance at December 31, 1999	1,345,419	8,042,127	7.88
Shares Reserved	4,500,000	—	—
Granted	(3,276,338)	3,276,338	61.44
Canceled	464,807	(1,282,652)	18.11
Exercised		(1,768,459)	3.03

Balance at December 31, 2000	3,033,888	8,267,354	28.09
Shares Reserved (2001 Plan)	3,450,000	—
Granted	(5,738,150)	5,738,150	36.70
Canceled	2,186,027	(2,421,523)	49.97
Exercised	—	(1,136,982)	6.62

Balance at December 31, 2001	2,931,765	10,446,999	30.10
Granted	(3,147,045)	3,147,045	32.89
Canceled	4,370,894	(4,502,626)	40.72
Exercised		(1,066,222)	10.57

Balance at December 31, 2002	4,155,614	8,025,196	27.83

11.2	Stock Option Exchange Programs

2002 Stock Option Exchange Program

      On October 11, 2002, the Company announced a voluntary stock option exchange program for its eligible employees. This program included two separate offers: one to eligible France based employees (the “French offer”) and other to eligible international employees including employees in the United States (the “International offer”). Pursuant to the terms and conditions of each offer, as amended, eligible employees were given the opportunity to renounce the right to the benefit of all outstanding stock options having an exercise price of 30 Euros or higher granted under the Business Objects S.A. 1999 and 2001 Stock Option Plans, as amended. In exchange, new options will be granted on or after May 22, 2003, equal to the amount obtained by multiplying the number of shares to which a benefit has been renounced by the applicable exchange percentage. If an eligible employee renounced the right to the benefit of any one option, the employee was required to renounce the right to the benefit of all options granted to the employee during the six-month period prior to the commencement of the offer regardless of its exercise price.

      Both offers expired on November 19, 2002. Pursuant to the International offer, the Company has accepted for cancellation options to subscribe to 2,464,537 ordinary shares from 393 eligible employees. Subject to the terms and conditions of the International offer, the Company will grant new options to subscribe to or purchase an aggregate of up to 994,120 ordinary shares on or after May 22, 2003. In addition, pursuant to the French offer, the Company has accepted for cancellation options to subscribe to 308,742 ordinary shares from 78 eligible employees. Subject to the terms and conditions of the French offer, the Company will grant new options to subscribe to or purchase an aggregate of up to 125,551 ordinary shares on or after May 22, 2003. As a result of the two separate offers, an aggregate of 471 eligible employees tendered an aggregate of 2,773,279 options in return for the promise to grant up to 1,119,671 new options on or after May 22, 2003.

      The exercise price of the new options may not be less than the higher of (i) 100% of the closing price of the Company’s ordinary shares as reported on the Premier Marché of Euronext Paris S.A. on the last trading day before the date of grant, or (ii) 80% of the average of the closing prices of our ordinary shares on such market over the twenty trading days preceding the grant date (95% for the eligible employees under French law). In addition, for eligible employees who are Italy-based employees, the exercise price per share may not be less than 100% of the average of the closing prices of the Company’s ordinary shares on the Premier Marché over the thirty days preceding the grant date.

      The new options granted under the International offer will retain the vesting schedule of the old options they will replace. The new options granted under the French offer will retain substantially the vesting schedule of the old options, except that the new options will not become exercisable until one year following the date of grant of the new options.

      The programs were not available to: (i) the Company’s officers who are also members of the Company’s board of directors; (ii) former employees and (iii) any of the Company’s employees who are resident in Sweden and Switzerland.

2001 Stock Option Exchange Program

      On May 16, 2001, the Company announced a voluntary stock option exchange program for its eligible employees. This program included two separate offers: one to France based employees (the “French offer”) and the other to international employees including employees in the United States (the “International offer”). Pursuant to the terms and conditions of each offer, eligible employees were given the opportunity to renounce the right to the benefit of all outstanding stock options granted on or after January 1, 2000 under the Business Objects S.A. 1999 Stock Option Plan, as amended, in exchange for an equal number of new options to be granted on or after December 18, 2001. If an employee renounced the right to the benefit of any one option, the employee was required to renounce the right to the benefit of all options granted to the employee during the six-month period prior to the cancellation of any options. Both offers expired June 14, 2001. A total of 140 eligible employees elected to participate in the French offer, representing a total of 329,287 options. A total of 301 eligible employees elected to participate in the International offers, representing 1,083,554 options. As a result of the two separate offers, an aggregate of 441 eligible employees tendered an aggregate of 1,412,841 options in return for the promise to grant new options

      On December 18, 2001, the Company regranted the cancelled options. Under the French offer, a total of 314,137 options with an exercise price of €36.60 per share were regranted. Under the International offer, a total of 1,068,015 options were regranted with an exercise price of 36.60 Euros, except for Italy based employees where the exercise price was set at €37.94 in accordance with Italian tax regulations. Fewer options were regranted than were canceled due to employee terminations.

      The exercise price of the new options was calculated as 100% of the closing price of the Company’s ordinary shares as reported on the Premier Marché of Euronext Paris S.A. on the last trading day before the date of grant. In addition, for eligible employees who were Italy-based employees, the exercise price per share could not have been less than 100% of the average of the closing prices of the Company’s ordinary shares on the Premier Marché of Euronext Paris S.A. over the thirty days preceding the grant date

      The new options granted under the International offer retained the vesting schedule of the old options they replaced. The new options granted under the French offer retained substantially the vesting schedule of the old options they replaced, except that the new options did not become exercisable until one year following the date of grant of the new options.

      The programs were not available to (i) members of the Company’s extended executive committee, (ii) employees with general management and/or management responsibility for multiple countries, (iii) employees with general sales management responsibility for named strategically important countries, (iv) employees responsible for sales representing 10% or more of the Company’s consolidated budget revenues for fiscal 2001, (v) former employees and (vi) any of the Company’s employees who were resident in Belgium or Switzerland. In addition, new options were not granted to individuals who were not employees as of the grant date of the new options.

          11.3     International Employee Stock Purchase Plan

      The general shareholders meeting of June 21, 1995 authorized the creation of the 1995 International Employee Stock Purchase Plan under which employees of the Business Objects group may subscribe to the Company’s shares, representing up to 10% of a given employee’s compensation over a six-month period at a preferential price. The Company issued 278,334 shares under the plan in 2002 with a weighted average subscription price of €12.68 and 153,252 shares in 2001 with a weighted average subscription price of €22.91. There are 273,570 shares remaining available for issuance under the plan as of December 31, 2002.

          11.4     French Employee Savings Plan

      The Company also has an Employee Stock Purchase Plan available to the Company’s French employees as part of the Employee Savings Plan, which is qualified under the provisions of French tax regulations. Stock subscriptions through a trust (“Fonds Commun de Placement d’Entreprise”) are limited under this plan to 10% of an employee’s compensation received during a six-month period. The Company issued 109,204 shares under the plan in 2002 at €18.30 per share, 1,854 shares in 2001 with a weighted average of €52.44 per share, and 70,841 shares in 2000 with a weighted average of €21.36 per share. There are 274,475 shares remaining available for issuance under the plan as of December 31, 2002.

          11.5     French Employee Profit Sharing Plans

      The Company is subject to a Statutory Profit Sharing Plan for substantially all of the employees of its French entity. Contributions under the Statutory Plan are based on a formula prescribed by French law. In addition, employees of the Company’s French entity may receive contributions from a separate profit sharing plan sponsored by the Company. Contributions under this plan are based on the achievement of certain goals established by the Board of Directors. Contributions under this plan are reduced by contributions required to be made under the Statutory Plan. The Company accrued €3,8 million for all contributions required by both plans as of December 31, 2002, €3.6 million as of December 31, 2001 and €2.9 million as of December 31, 2000.

12.	Information related to Transactions with Directors

      The Company has entered in 1994 into an agreement with each of its Directors, its Chairman and Chief Executive Officer, and other members of senior management designated by the Board of Directors pursuant to which the Company agreed to contract for and maintain liability insurance against liabilities which may be incurred by such persons in their respective capacities.

      The Company and its subsidiaries have entered into agreements in the ordinary course of business and with terms and conditions which are not out of the ordinary, with companies in which some of the Company’s Directors have an interest, specifically Atos Origin which is a partner and a customer of Business Objects, and Dassault Systèmes which is a customer of Business Objects.

      The Company and certain of its subsidiaries in which Bernard Liautaud and John Olsen are directors, have concluded agreements, in particular distribution agreement or lease guaranty, which are entered into in the ordinary course of business and with terms and conditions which are not out of the ordinary.

      There were no extraordinary transactions entered into in 2002, directly or indirectly, between the Company and its Chief Executive Officer, one of its Directors, its Directeur Général Délégué, a shareholder owning at least 5% of the voting rights, or if such shareholder is a company, the company controlling such shareholder under the meaning of article L.233-3 of the Commercial Code, and no other transaction as referred by article L.225-38 of the Commercial Code.

13.	Environment

      Business Objects develops, markets and distributes business intelligence software. Its activities, by nature, have a very limited impact on environment.

      The activities of the Company require energetic resources for the heating and air conditioning of the offices and use of office equipment. Its activities generate waste such as paper and electronic equipment for scrap.

      The obligation of environmental information related to consummation of water and raw material are not applicable to the Company. The Company has never been prosecuted for any breach of the law related to environment protection and it has never had to pay any related penalties.

      The following information requested in compliance with the terms of the Decree related to the new economic regulation (“NRE”) is not applicable to the activities of the Company: soil use, issuance in air or underground, noise levels, odors and biodiversity.

14. Social Matters

          Our commitment to labour matters is one of the Company’s priorities:

          To recognize performances and develop skills

      The recognition of the performance of employees is a key point of our human resources philosophy, as well as skills development for each employee during his/her professional career.

      “Business Objects University”, our internal training center in France, offers training sessions to which all new hires are invited; the purpose of the training session is to inform and train employee on our corporate values as well as our technology and products, and to develop skills to ensure the continuance of our competitiveness.

To develop communication and exchange with the representatives of the employees.

      Employees of the Company are represented by a Workers Committee as well as personnel delegates.

      The general management of the Company meets monthly with the representatives of the Workers Committee in order to discuss employment and the economic condition of the Company and to provide necessary related documents and information. In addition, two representatives are invited to attend the Board meetings but without having voting rights.

      The relations with representatives of the employees have expanded with the appointment of two union representatives last year: one appointed in October 2002 and representing the trade union CFDT (Confédération Française Démocratique du Travail) and the other appointed in November 2002 representing the trade union CGT (Confédération générale du travail). The collective negotiation is directed by a mutual will of dialogue and agreement.

          To share profits

      Business Objects allows its employees to share in its profit through a stock option plan widely deployed, the legal profit-sharing plan (“participation aux fruits de l’expansion de l’entreprise”) and a voluntary profit-sharing system (“intéressement”).

          Incentive on customer satisfaction

      Business Objects expects its employee to have customer satisfaction as one of their main goals. To that end, the Company has implemented an incentive bonus based upon a customer satisfaction level index:

          Condition of work and environment

      Our offices are in compliance with all regulations related to hygiene and security, and the warranty of optimal work conditions is one of our permanent concerns. The Company takes the actions necessary to preserve and upgrade the professional environment of our employees.

BUSINESS OBJECTS S.A.

CONSOLIDATED BALANCE SHEET
(In thousands of euros, except for per ordinary share amounts)

ASSETS

		December 31,

		2001	2001
	2000	Published	Reclassified(1)	2002

Goodwill and other intangible assets, net	26,413	28,286	28,286	78,410
Property and equipment, net	20,038	36,014	36,014	30,956
Deposits and other assets	4,544	5,530	5,530	20,928

Total fixed assets	50,995	69,830	69,830	130,294
Inventories	50	152	152	—
Accounts receivable, gross	99,649	103,692	103,692	96,800
Bad debt	(4,284)	(4,381)	(4,381)	(2,756)

Accounts receivable, net	95,364	99,311	99,311	94,044
Deferred tax assets, net	8,015	11,233	11,233	15,705
Prepaid expenses and other current assets	14,300	14,316	14,316	13,397
Cash and cash equivalents	227,763	283,301	283,301	223,078
Short term investments	—	—	—	44,510

Total current assets	345,492	408,313	408,313	390,734

Total assets	396,489	478,143	478,143	521,028

LIABILITIES & SHAREHOLDERS’ EQUITY
Ordinary shares, Euro 0.10 nominal value (€0.10) issued and outstanding — 60,583,880, 61,928,473 and 63,463,234 at December 31, 2000, 2001 and 2002, respectively	6,058	6,193	6,193	6,346
Additional paid in capital	121,077	132,432	132,432	149,413
Retained earnings	46,756	92,691	92,691	143,235
Net income	45,935	50,544	50,544	37,306
Accumulated other comprehensive loss	10,505	13,302	13,245	88
Treasury shares 1,067,675 shares	(4,326)	(9,187)	(9,187)	(13,271)

Total shareholders’ equity	226,005	285,974	285,918	323,117
Contingencies & losses reserves(1)	—	—	14,362	12,410
Notes payable	4,609	3,601	3,601	15,772
Notes payable — current portion	4,324	3,013	3,013	1,638
Accounts payable	24,184	22,662	22,631	18,674
Accrued payroll and related expenses	32,971	42,458	40,682	43,747
Income taxes and VAT payable	26,655	22,477	22,477	14,259
Deferred revenue	53,187	67,788	67,788	71,984
Other current liabilities	24,552	30,170	17,671	19,427

Total current liabilities	165,873	188,568	174,262	169,729

Total Liabilities and Shareholders’ Equity	396,489	478,143	478,143	521,028

(1)	As per CRC-2000-6 French GAAP regulations, contingencies and losses reserves must be isolated on a separate balance sheet line.

BUSINESS OBJECTS S.A.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands of euros and shares, except for per ordinary share data)

	December 31,

	2000	2001	2002

Revenues:
License fees	239,742	279,153	260,482
Services	139,695	185,794	224,328

	379,437	464,947	484,810
Cost of revenues:
License fees	(2,772)	(2,389)	(3,265)
Services	(57,741)	(70,950)	(76,414)

	(60,513)	(73,339)	(79,679)
Gross margin:	318,924	391,608	405,131
Operating expenses:
Sales and marketing	(182,341)	(227,500)	(237,472)
Research and development	(44,270)	(61,751)	(79,773)
General and administrative	(23,729)	(27,386)	(29,697)
Restructuring & other severance costs	—	—	(4,116)
Acquired in process technology	—	—	(2,034)

Total operating expenses	(250,340)	(316,637)	(353,092)

Income from operations	68,584	74,971	52,039

Interest expense	(439)	(236)	(379)
Interest income	8,405	9,600	8,581
Foreign exchange gain/loss	486	(12)	(796)

Income before provision for income taxes and minority interest	77,036	84,323	59,445

Exceptional losses	(1,311)	(215)	(4,802)
Exceptional gains	5,543	2,808	15,734

Net exceptional results	4,232	2,593	10,932

Income taxes	(30,717)	(31,346)	(23,813)
Goodwill amortization	(4,617)	(5,026)	(9,258)

Net consolidated income	45,935	50,544	37,306

Net income per share
Net income per share — basic	0.77	0.83	0.60
Shares used in computing net income per share — basic	59,741	60,879	61,888
Net income per share — diluted	0.70	0.79	0.58
Shares and common share equivalents used in computing net income per share — diluted	65,292	64,361	63,933

BUSINESS OBJECTS S.A.

UNCONSOLIDATED BALANCE SHEET
(In thousands of euros)

ASSETS

			December 31,	December 31,	December 31,
			2002	2001	2002
	Gross	Provisions	Net	Net	Net

Intangibles assets	7,940	(4,977)	2,963	3,323	2,872
Tangible assets	23,174	(12,764)	10,410	8,422	7,335
Financials assets	117,617	(1,910)	115,707	64,090	62,410

Total fixed assets	148,731	(19,651)	129,080	75,835	72,617
Accounts receivable	34,679	(157)	34,522	61,793	57,450
Other current assets	2,563	(115)	2,448	3,240	5,390
Cash & short term investments	181,834	—	181,834	173,121	113,371

Total current assets	219,076	(272)	218,804	238,154	176,211

Regularization accounts	4,688	—	4,688	4,492	2,751

Total Assets	372,495	(19,923)	352,572	318,481	251,579

LIABILITIES & SHAREHOLDER’S EQUITIES
Capital stock, par value	6,346		6,346	6,193	6,058
Paid-in capital	149,413		149,413	132,432	121,077
Legal reserves	619		619	606	292
Change differential, Euro translation	48		48	48	48
Prior years’ retained earnings	86,713		86,713	53,596	24,012
Current year net income	27,971		27,971	33,130	29,898

Investment grant
Total Shareholders’ Equity	271,110		271,110	226,005	181,385
Contingency and losses reserves	5,064		5,064	3,803	2,781

Total Contingency and losses reserves	5,064		5,064	3,803	2,781
Loans from Subsidiaries (cash pooling)	20,046		20,046	20,787	101
Accounts payable	25,647		25,647	31,001	26,787
Accrued wages and taxes, and other current liabilities	21,910		21,910	24,431	31,329

Total Liabilities	67,603		67,603	76,219	58,217
Regularization accounts	8,795		8,795	12,454	9,196

Total Liabilities	352,572		352,572	318,481	251,579

BUSINESS OBJECTS S.A.

UNCONSOLIDATED STATEMENTS OF INCOME

(In thousands of euros and shares)

	December 31,

	2002	2001	2000

Revenue	206,998	193,089	147,158
Reversals of depreciation and reserves, Expenses transfer	12,414	1,962	1,198
Other operating revenue	1,595	1,943	1,127

Operating revenue	221,007	196,994	149,483
Purchases of goods for resale and change in inventory	(480)	(399)	(613)
Other outside purchases	(88,811)	(79,866)	(58,781)
Taxes	(5,835)	(3,031)	(2,631)
Salaries and fringes	(67,480)	(60,986)	(44,219)
Operating increases in depreciation and reserves
Depreciation & amortization	(5,515)	(4,496)	(3,010)
Increases in reserves against current assets	(1,305)	(2,541)	(815)
Increases in contingency and losses reserves	(9,872)	(2,021)	(2,636)
Other operating expenses	(11,062)	(4,507)	(3,169)

Operating expenses	(190,360)	(157,847)	(115,874)
Operating income (Expense)	30,647	39,147	33,609

Dividends from Subsidiaries	4,362	5,796	5,845
Other interest income	4,580	3,104	2,076
Reversals of financial reserves, Financial Expenses transfer	442	680	2,462
Foreign exchange gains	1,336	1,390	3,976
Gains on proceeds of short term investment	1,160	2,727	2,189

Financial revenue	11,880	13,697	16,548
Increases in financial reserves	(2,409)	(516)	(2,384)
Interest expense and other financial expenses	(699)	(734)	(6)
Foreign exchange losses	(2,014)	(2,065)	(2,877)

Financial expenses	(5,122)	(3,315)	(5,267)
Financial income (Expense)	6,758	10,382	11,281
Income Before Tax and Exceptional Items	37,405	49,529	44,890
Exceptional income	16,221	3,037	5,543
Exceptional expenses	(5,109)	(334)	(1,311)

Net Exceptional Income (Expense)	11,112	2,703	4,232
Profit sharing	(3,841)	(3,593)	(2,873)
Income tax benefit (provision)	(16,705)	(15,508)	(16,351)
Sum of revenues	249,109	213,728	171,574
Sum of Expenses	(221,138)	(180,597)	(141,676)
Net Income (Expense)	27,971	33,131	29,898

BUSINESS OBJECTS S.A.

FIVE YEAR SUMMARY FINANCIAL INFORMATION
(In euros)

	1998	1999	2000	2001	2002

1. Capital at year-end
Capital stock, par value	2,581,942	2,921,872	6,058,388	6,192,847	6,346,323
Number of ordinary shares issued	50,809,281	58,437,435	60,583,881	61,928,474	63,463,234	(1)
Number of preferred shares
Maximum number of shares to be created in the future
- by conversion of bonds
- by exercise of subscription rights	9,515,349	8,477,127	8,520,854	10,715,499	8,212,696	(1)
2. Operations and income for the year
Total product revenues	55,341,524	87,320,438	147,158,373	193,088,750	206,998,440
Income before taxes, profit sharing, depreciation expense and provision	7,661,776	16,237,574	53,720,281	59,163,920	54,518,729
Income tax benefit (provision)	(1,584,472)	(3,070,055)	(16,350,769)	(15,508,181)	(16,705,389)
Required profit sharing	2,038,244	2,464,192	2,873,056	3,593,455	3,841,704
Income after taxes, profit sharing, depreciation expense and provision	2,749,905	7,916,309	29,897,734	33,130,003	27,970,763
Dividends distributed
3. Income per issued share
Income after taxes and profit sharing but before depreciation expense and provision	0.08	0.18	0.57	0.65	0.54	(1)
Income after taxes, profit sharing, depreciation expense and provision	0.05	0.14	0.49	0.53	0.44	(1)
Dividends distributed per share
4. Personnel
Average number of employees	340	465	659	777	788
Total payroll and social charges	16,375,260	21,228,061	29,982,343	41,825,704	46,837,249
Total social benefits	9,006,453	11,086,873	14,236,428	19,160,457	20,642,586

(1)	Taking into account retroactively the 3 for 2 stock split effected in March 2001

TEXT OF RESOLUTIONS SUBMITTED FOR APPROVAL

First Resolution

      Approval of the unconsolidated financial statements for the fiscal year ended December 31, 2002

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the management report and the Board of Directors report on the business and position of the Company for the fiscal year ended December 31, 2002, and the general report of the statutory auditors on the performance of their duties during this fiscal year,

      RESOLVED, that the annual financial statements of Business Objects S.A. for the fiscal year ended December 31, 2002, as presented, as well as the transactions reflected in these financial statements and summarized in these reports are approved hereby,

      RESOLVED, to approve, in accordance with the provisions of Article 223 quater of the French General Tax Code (Code général des impôts), the non-tax deductible expenses referred to in Article 39-4 of the French General Tax Code taxable expenses up to 180,414.66 euros for the year ended December 31, 2002 as well as that tax borne by the Company due to this non-deductibility, representing 63,830 euros,

      RESOLVED, in accordance with the provisions of Article 233 quinquies of the French General Tax Code, to acknowledge that no expenses referred to in Article 39-5 of the French General Tax Code were incurred during that fiscal year.

Second Resolution

      Approval of the consolidated financial statements for the fiscal year ended December 31, 2002

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the management report and the Board of Directors report on the business and position of the group during the fiscal year ended December 31, 2002 and the report of the statutory auditors of the consolidated accounts,

      RESOLVED, that the consolidated financial statements of the Business Objects group for the fiscal year ended December 31, 2002, as presented, as well as the transactions reflected in these financial statements and summarized in these reports are approved hereby.

Third Resolution

      Allocation of earnings for the fiscal year ended December 31, 2002

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has noted that the profit for the fiscal year ended December 31, 2002 stands at 27,970,762.93 euros,

      RESOLVED, that the abovementioned profit be allocated:

•	up to 15,347.60 euros to the legal reserves, bringing such reserves to 634,632.34 euros,

•	up to 27,955,762.33 euros to the retained earnings account, bringing such account to 114,668,136.65 euros

      In accordance with the provisions of Article 243 bis of the French General Tax Code, the shareholders noted that no dividends were paid for the last three years.

Fourth Resolution

      Increase of the aggregate amount of authorized directors’ fees

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors,

      RESOLVED, to increase the aggregate amount of authorized directors’ fees to be allocated to the directors for the current fiscal year and for each future fiscal years, to 290,000 euros or the equivalent in U.S. dollars, until shareholders resolve otherwise,

      RESOLVED that the Board of Directors is granted all powers to allocate such directors fees, in full or in part, and as it determines in its sole discretion.

Fifth Resolution

      Renewal of the term of office of Mr. Bernard Liautaud as Director

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors, and noted that the term of office of Mr. Bernard Liautaud as Director shall expire at the close of this general meeting,

      RESOLVED to renew the term of office of Mr. Bernard Liautaud as Director for a period of three years expiring at the close of the ordinary shareholders’ meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2005.

Sixth Resolution

      Renewal of the term of office of Mr. John Olsen as Director

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors and noted that the term of office of Mr. John Olsen as Director shall expire at the close of this general meeting,

      RESOLVED to renew the term of office of Mr. John Olsen as Director, for a period of three years, expiring at the close of the ordinary shareholders’ meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2005.

Seventh Resolution

      Ratification of the nomination of Mr. Gerald Held as Director

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors,

      RESOLVED, that the nomination of Mr. Gerald Held as Director for a period expiring at the end of the term of his predecessor, Mr. Bernard Bourigeaud, i.e. at the close of the ordinary shareholders’ meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2004, is hereby ratified.

Eighth Resolution

      Appointment of Mr. Jean-François Heitz as Director

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors,

      RESOLVED, that Mr. Jean-François Heitz is hereby appointed as Director for a term of three years expiring at the close of the ordinary shareholders’ meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2005.

Ninth Resolution

      Appointment of Mr. David Peterschmidt as Director

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors,

      RESOLVED, that Mr. David Peterschmidt is hereby appointed as Director for a term of three years expiring at the close of the ordinary shareholders’ meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2005.

Tenth Resolution

      Renewal of Ernst & Young Audit as statutory auditors and of Mr. Alain Vincent as alternate statutory auditor

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors and noted that the respective terms of office of Ernst & Young Audit as statutory auditors and of Mr. Alain Vincent as alternate statutory auditor are due to expire at the close of this general meeting of shareholders,

      RESOLVED, that Ernst & Young Audit is hereby renewed as statutory auditor, for a period of six years expiring at the close of the ordinary shareholders’ meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2008.

      RESOLVED, that Mr. Alain Vincent is hereby renewed as alternate statutory auditor, for a period of six years expiring at the close of the ordinary shareholders’ meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2008.

Eleventh Resolution

      Appointment of Deloitte Touche Tohmatsu as second statutory auditors and of BEAS as second alternate auditors

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors and noted that the respective terms of office of Mr. Pierre Dupuy as statutory auditor and of Mr. Pascal Rouget as alternate statutory auditor are due to expire at the close of this general meeting of shareholders,

      RESOLVED, that Deloitte Touche Tohmatsu is hereby appointed as statutory auditors, for a period of six years expiring at the close of the ordinary shareholders’ meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2008.

      RESOLVED, that BEAS is hereby appointed as alternate statutory auditors, for a period of six years expiring at the close of the ordinary shareholders’ meeting called to deliberate upon the financial statements for the fiscal year ending December 31, 2008.

Twelfth Resolution

      Authorization granted to the Board of Directors to repurchase shares of the Company

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors and reviewed the prospectus (“note d’information”) approved by the Commission des opérations de bourse,

      RESOLVED, that the Board of Directors is hereby authorized to purchase a maximum of 5,000,000 shares of the Company with a nominal value of 0.10 euro each, pursuant to the provisions of Article L.225-209 et seq. of the French Commercial Code, it being specified that the total number of treasury shares shall not exceed 10% of the Company’s share capital. The shares may be repurchased, upon a decision of the Board of Directors, for any purpose, including in order to:

•	provide consideration in the context of an acquisition or an exchange of the Company’s shares (including in the context of external growth);

•	implement stock purchase plans for the benefit of the employees or executives of the Company or its subsidiaries and according to the terms set by the law, in particular with regards to profit sharing, stock options or by means of a company savings plan or voluntary employee-employer partnership savings plan (“plan partenarial d’épargne salariale volontaire”);

•	minimize the dilutive effect of securities issuances;

•	deliver shares upon the exercise of the rights attached to securities giving right, by reimbursement, conversion, exchange, presentation of a coupon, or in any other way, to the allotment of shares of the Company;

•	use of excess cash balances;

•	make sales and purchases of shares in compliance with applicable regulations, depending on market conditions;

•	keep such repurchased shares in treasury; and

•	cancel such repurchased shares, subject to the approval of a specific resolution by the extraordinary shareholders’ meeting.

      RESOLVED, that the shares may be purchased, sold, transferred or exchanged by any means, such as, on the open market or through negotiated transactions, or through derivative securities (such as options, warrants . . .), except the purchase of call options, and at any time, in compliance with applicable regulations. The part of the program which may be carried out through block trades is not limited.

      The shareholders hereby set the maximum purchase price at 25 euros per share (excluding costs), or the U.S. dollar equivalent, and the minimum resale price at 4 euros per share (excluding costs), or the U.S. dollar equivalent.

      RESOLVED FURTHER, that, in the event that the Company effects a share capital increase by way of incorporation of premiums, reserves or profits, resulting in an increase of the nominal value of shares or the creation and free allocation of shares; or effects a stock split or reverse stock split, the Board of Directors is granted full powers, to the extent necessary, to adjust the number of shares, as well as the purchase and sale prices mentioned above to take into account the effects of such transactions.

      RESOLVED FURTHER, that the maximum amount of funds dedicated to the execution of the share purchase program shall not exceed 75 million euros, or the U.S. dollar equivalent.

      RESOLVED FURTHER, that this authorization may be used by the Board of Directors for all shares held in treasury by the Company, including those that the Company acquired prior to the listing of its shares on a regulated market as defined by the French Monetary and Financial Code.

      RESOLVED FURTHER, that in order to implement this authorization, full powers are granted to the Board of Directors, including the right to delegate, for the purpose of:

•	placing orders in or outside the market;

•	concluding all agreements, for purposes of, among other things, the maintenance of the purchases and sales registries;

•	filing all reports with the Commission des opérations de bourse, the Conseil des Marchés Financiers and any other organizations; and

•	carrying out all other formalities, and more generally, taking all necessary measures.

      This authorization shall remain valid for a period of 18 months from the date of this general meeting of shareholders. It may also be used during a public tender offer and/or exchange offer, within the limits permitted by applicable regulations.

      It voids and replaces the previous authorization approved by the ordinary and extraordinary general meeting of shareholders on June 5, 2002 in its sixth resolution.

      The Board of Directors shall inform the shareholders of the transactions carried out by implementation of this authorization.

Thirteenth Resolution

      Authorization to the Board of Directors to reduce the share capital by cancellation of treasury shares

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors and the statutory auditor’s special report,

      RESOLVED, that the Board of Directors is authorized hereby to reduce the share capital, on one or more occasions, by canceling all or part of the treasury shares held by the Company, provided that shares cancelled within any 24-month period may not exceed 10% of the Company’s share capital.

      RESOLVED FURTHER, that the Board of Directors is authorized hereby to offset the difference between the repurchase price of the cancelled shares and their par value against any available issuance premiums and reserves,

      RESOLVED FURTHER, that the Board of Directors is granted all powers to set the terms and conditions of such cancellations and, if necessary, to amend the articles of associations and, more generally, to take all necessary measures.

      This authorization shall remain valid for a period of 18 months from the date of this general meeting of shareholders.

      It voids and replaces the authorization previously approved by the ordinary and extraordinary general meeting of shareholders of June 5, 2002 in its eleventh resolution.

Fourteenth Resolution

      Authorization to issue warrants to subscribe to a maximum of 15,000 shares reserved for issuance to Mr. Gerald Held

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors, the statutory auditor’s special report, and the report of the special advantages auditors,

      RESOLVED, to authorize a share capital increase by a maximum nominal amount of 1,500 euros by issuance, in one or more issues, of warrants giving right to subscribe to a maximum of 15,000 new shares of a nominal value of 0.10 euro each, it being specified that this amount does not take into account the adjustments regarding the preservation of the said holder’s rights provided for in the applicable legal provisions.

      RESOLVED FURTHER, to waive the preferential subscription rights of the shareholders to the warrants and to reserve the right to subscribe to such warrants to Mr. Gerald Held.

      RESOLVED FURTHER, that the issuance of warrants entails, for the benefit of the holder of such warrants, the express waiver by the shareholders of their preferential subscription rights to subscribe to the new shares to be issued upon the exercise of such warrants.

      RESOLVED FURTHER, that the warrants must be exercised within a five-year period of their issuance.

      RESOLVED FURTHER, that the warrants will be granted free of charge to the holder.

      RESOLVED FURTHER, that the amount to be received by the Company for each share issued upon the exercise of the warrants, fully payable upon exercise in cash or by way of compensation, will be equal to the closing price of one share of the Company on the Premier Marché of Euronext Paris S.A. on the last trading day preceding the date of this general meeting.

      RESOLVED FURTHER, to approve the special advantages granted to the holder consisting of (i) the granting of these warrants free of charge and (ii) the benefit of a fixed exercise price per warrant.

      RESOLVED FURTHER, that the new shares shall be subject to all provisions of the articles of associations and shall entitle the holder thereof to the rights attached to a share from the effective date of their issuance.

      RESOLVED FURTHER, to grant to the Board of Directors full powers, including the right to delegate to the Chairman, to implement this resolution, including for the purpose of:

•	to determine the dates and terms of the issuance(s);

•	to set the price, terms and conditions of such issuance of warrants and shares to be issued upon the exercise of the warrants within the limits set by this resolution;

•	to carry out all necessary measures in order to protect the rights of the holders of warrants upon the occurrence of an event mentioned in Article 171 et seq. of the Decree of March 23, 1967;

•	to finalize the share capital increases resulting from the exercise of the warrants; and

•	to modify the articles of associations accordingly and, in particular, Article 6 of the Company’s articles of associations in accordance with Article 55 of Decree no 67-236 of March 23, 1967 in order to indicate the recipient of the beneficiary of the special advantages and the nature of such advantages and more generally to take all necessary measures.

      This authorization shall remain valid for a period of one year from the date of this general meeting of shareholders.

Fifteenth Resolution

      Authorization to issue warrants to subscribe to a maximum of 15,000 shares reserved for issuance to Mr. Jean-François Heitz

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors, the statutory auditor’s special report, and the report of the special advantages auditors,

      RESOLVED, to authorize a share capital increase by a maximum nominal amount of 1,500 euros by issuance, in one or more issues, of warrants giving right to subscribe to a maximum of 15,000 new shares of a nominal value of 0.10 euro each, it being specified that this amount does not take into account the adjustments regarding the preservation of the said holder’s rights provided for in the applicable legal provisions.

      RESOLVED FURTHER, to waive the preferential subscription rights of the shareholders to the warrants and to reserve the right to subscribe to such warrants to Mr. Jean-François Heitz.

      RESOLVED FURTHER, that the issuance of warrants entails, for the benefit of the holder of such warrants, the express waiver by the shareholders of their preferential subscription rights to subscribe to the new shares to be issued upon the exercise of such warrants.

      RESOLVED FURTHER, that the warrants must be exercised within a five-year period of their issuance.

      RESOLVED FURTHER, that the warrants will be granted free of charge to the holder.

      RESOLVED FURTHER, that the amount to be received by the Company for each share issued upon the exercise of the warrants, fully payable upon exercise in cash or by way of compensation, will be equal to the closing price for one share of the Company on the Premier Marché of Euronext Paris S.A. on the last trading day preceding the date of this general meeting.

      RESOLVED FURTHER, to approve the special advantages granted to the holder consisting of (i) the granting of these warrants free of charge and (ii) the benefit of a fixed exercise price per warrant.

      RESOLVED FURTHER, that the new shares shall be subject to all provisions of the articles of associations and shall entitle the holder thereof to the rights attached to a share from the effective date of their issuance.

      RESOLVED FURTHER, to grant to the Board of Directors full powers, including the right to delegate to the Chairman, to implement this resolution, including for the purpose of:

•	to determine the dates and terms of the issuance(s);

•	to set the price, terms and conditions of such issuance of warrants and shares to be issued upon the exercise of the warrants within the limits set by this resolution;

•	to carry out all necessary measures in order to protect the rights of the holders of warrants upon the occurrence of an event mentioned in Article 171 et seq. of the Decree of March 23, 1967;

•	to finalize the share capital increases resulting from the exercise of the warrants; and

•	to modify the articles of associations accordingly and, in particular, Article 6 of the Company’s articles of associations in accordance with Article 55 of Decree no 67-236 of March 23, 1967 in order to indicate the recipient of the beneficiary of the special advantages and the nature of such advantages and more generally to take all necessary measures.

      This authorization shall remain valid for a period of one year from the date of this general meeting of shareholders.

Sixteenth Resolution

      Authorization to issue warrants to subscribe to a maximum of 15,000 shares reserved for issuance to Mr. David Peterschmidt

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors, the statutory auditor’s special report, and the report of the special advantages auditors,

      RESOLVED, to authorize a share capital increase by a maximum nominal amount of 1,500 euros by issuance, in one or more issues, of warrants giving right to subscribe to a maximum of 15,000 new shares of a nominal value of 0.10 euro each, it being specified that this amount does not take into account the adjustments regarding the preservation of the said holder’s rights provided for in the applicable legal provisions.

      RESOLVED FURTHER, to waive the preferential subscription rights of the shareholders to the warrants and to reserve the right to subscribe to such warrants to Mr. David Peterschmidt.

      RESOLVED FURTHER, that the issuance of warrants entails, for the benefit of the holder of such warrants, the express waiver by the shareholders of their preferential subscription rights to subscribe to the new shares to be issued upon the exercise of such warrants.

      RESOLVED FURTHER, that the warrants must be exercised within a five-year period of their issuance.

      RESOLVED FURTHER, that the warrants will be granted free of charge to the holder.

      RESOLVED FURTHER, that the amount to be received by the Company for each share issued upon the exercise of the warrants, fully payable upon exercise in cash or by way of compensation, will be equal to the closing price for one share of the Company on the Premier Marché of Euronext Paris S.A. on the last trading day preceding the date of this general meeting.

      RESOLVED FURTHER, to approve the special advantages granted to the holder consisting of (i) the granting of these warrants free of charge and (ii) the benefit of a fixed exercise price per warrant.

      RESOLVED FURTHER, that the new shares shall be subject to all provisions of the articles of associations and shall entitle the holder thereof to the rights attached to a share from the effective date of their issuance.

      RESOLVED FURTHER, to grant to the Board of Directors full powers, including the right to delegate to the Chairman, to implement this resolution, including for the purpose of:

•	to determine the dates and terms of the issuance(s);

•	to set the price, terms and conditions of such issuance of warrants and shares to be issued upon the exercise of the warrants within the limits set by this resolution;

•	to carry out all necessary measures in order to protect the rights of the holders of warrants upon the occurrence of an event mentioned in Article 171 et seq. of the Decree of March 23, 1967;

•	to finalize the share capital increases resulting from the exercise of the warrants; and

•	to modify the articles of associations accordingly and, in particular, Article 6 of the Company’s articles of associations in accordance with Article 55 of Decree no 67-236 of March 23, 1967 in order to indicate the recipient of the beneficiary of the special advantages and the nature of such advantages and more generally to take all necessary measures.

      This authorization shall remain valid for a period of one year from the date of this general meeting of shareholders.

Seventeenth Resolution

      Authorization to increase the share capital under the French Employee Savings Plan

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors and the statutory auditor’s special report, in accordance with articles L.443-1 et seq. of the French Labor Code and articles L.225-129 VII and L.225-138 of the French Commercial Code:

      RESOLVED, to delegate full powers to the Board of Directors to increase the Company’s share capital, on one or more occasions and in its sole discretion, by means of an issuance of shares up to 100,000 shares with a nominal value of 0.10 euro each, that is reserved for the members of a savings plan of the Company and of its

French or foreign affiliates as defined under Article L.225-180 of the French Commercial Code and Article L.444-3 of the French Labor Code (the “Members”);

      RESOLVED, that the issue price shall be at least equal to the highest of the following prices:

•	80% of the average of the closing prices for shares of the Company as quoted on the Premier Marché of Euronext Paris S.A. over the twenty consecutive trading days preceding the day of the decision to set the opening date for subscription;

•	85% of the closing price of one share of the Company as reported on the above-mentioned market, the last trading day preceding the day of the decision to set the opening date for subscription.

      RESOLVED FURTHER, that the issue price of a share shall not exceed 100% of the average of the closing prices for shares of the Company as quoted on the Premier Marché of Euronext Paris S.A. over the twenty consecutive trading days preceding the day of the decision to set the opening date for subscription;

      RESOLVED FURTHER, to waive the preferential subscription right of shareholders in favor of the Members and to renounce to any right to the shares that would be allocated by virtue of this resolution.

      RESOLVED FURTHER, that the new shares will be subject to all provisions of the articles of associations and will entitle the holders thereof to the rights attached to a share from the effective date of their issuance.

      RESOLVED FURTHER, that the Board of Directors is granted hereby full powers, with the right to sub-delegate to its Chairman in accordance with legal provisions, to carry out this delegation and to set the issuance amounts that shall be realized by virtue of this authorization as well as the characteristics of the share to be issued and, in particular, to set the issue price, the dates, time limits, terms and conditions of the subscription, the payment terms, the delivery of the new shares and to request, if necessary, the listing of the new shares on the Premier Marché of Euronext Paris S.A. or another market.

      RESOLVED FURTHER, that the Board of Directors is granted hereby full powers, with the right to sub-delegate to its Chairman, to finalize the realization of capital increases up to the amount of shares subscribed, to take, either directly or by proxy, all measures and to carry out all formalities required for the capital increases and to modify the articles of associations accordingly, and at its own discretion and if it deems necessary, to offset the expenses of the capital increases with the premiums associated with such issuances and to deduct from this amount the sums necessary to increase the legal reserve to a tenth of the capital following each capital increase and more generally to take all necessary measures.

      This delegation is valid for a period ending at the close of annual meeting of shareholders called to deliberate upon the accounts of the fiscal year ending December 31, 2004.

Eighteenth Resolution

      Reaffirmation of the price-setting conditions of shares reserved for issuance under the 1995 International Employee Stock Purchase Plan, as authorized by the ordinary and extraordinary general meeting of shareholders on June 5, 2002

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors and the statutory auditor’s special report,

      RESOLVED, in accordance with Article L.225-137 II and L.225-138 II of the French Commercial Code, to not modify the price-setting conditions of shares reserved for issuance under the 1995 International Employee Stock Purchase Plan as authorized by the shareholders at their ordinary and extraordinary meeting of June 5, 2002 in its tenth resolution.

Nineteenth Resolution

      Authorization to increase the share capital reserved for Business Objects S.A. Employee Benefits Trust under the 1995 International Employee Purchase Plan

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors and the statutory auditor’s special report,

      RESOLVED, that the Board of Directors is hereby delegated full powers to increase, on one or more occasions the Company’s share capital by an issuance of up to 300,000 shares nominal value of 0.10 euro each, reserved for issuance to Business Objects S.A. Employee Benefits Trust.

      RESOLVED FURTHER, to waive the preferential subscription right of shareholders for the new shares that would be allocated by virtue of this resolution, and to reserve the subscription to such new shares to Business Objects S.A. Employee Benefit Trust.

      RESOLVED FURTHER, that the issue price of one share shall be at least equal to 85% of the lowest closing price of one share of the Company as reported on the Premier Marché of Euronext Paris S.A. on the last trading day preceding the first day of the offering period and the last day of the offering period.

      RESOLVED FURTHER, that the new shares will be subject to all provisions of the articles of associations and will entitle the holders thereof to the rights attached to a share from the effective date of their issuance.

      RESOLVED FURTHER, that the Board of Directors is granted hereby full powers, with the right to sub-delegate to its Chairman, in accordance with legal provisions, to carry out this delegation and set the amounts of the issuances that will be realized by virtue of this authorization as well as characteristics of the shares to be issued and, in particular, to fix the issue price, the dates, time limits, the terms and conditions of the subscription, the payment terms, the delivery, and to request, if necessary, the listing of the new shares on the Premier Marché of Euronext Paris S.A. or another market.

      RESOLVED FURTHER, that the Board of Directors is granted hereby full powers, with the right to sub-delegate to its Chairman, to finalize the realization of the capital increases up to an amount of shares that shall be subscribed to, to take, either directly or by proxy, all measures and to carry out all formalities required for the capital increases and to modify the articles of associations accordingly, and at its own discretion and if it deems necessary, to offset the expenses of the capital increases against the premiums associated with such issuances and to deduct from this amount the sums necessary to increase the legal reserve to a tenth of the capital following each capital increase and more generally to take all necessary measures.

      This delegation is valid for a period of two years from the date of this shareholders’ meeting.

Twentieth Resolution

      Amendments to articles 8, 11.5, and 16 of the articles of association to take into account the codification of the Law no 66-537 of July 24, 1966, the changes introduced by the law no 2001-420 of May 15, 2001 relating to the new economic regulations and its implementation Decree no 2002-803 of May 3, 2002

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors,

      RESOLVED, to amend article 8 of the articles of associations as follows:

      “In accordance with terms of article L.228-19 of the French Commercial Code, the Company has the right to demand the repurchase of either the whole of its preferred shares or on certain classes of these shares, which are determined by their issue date.”

      RESOLVED, to amend article 11.5 of the articles of associations as follows:

      “11.5. The minutes or extracts of the minutes of the Board of Directors are certified by the Chairman of the board, the Directeur Général (Chief Executive Officer), the Directeurs Généraux Délégués, the director appointed to act as Chairman temporarily or an agent with power of attorney.”

      “During a liquidation of the Company, these copies or extracts will be certified by one liquidator.”

      RESOLVED, to modify the first sentence of the second paragraph of article 16 of the articles of associations as follows:

      “The same interdiction applies to the CEO, the Directeurs Généraux Délégués and the representatives of corporate bodies.”

      The rest of the article remains unchanged.

Twenty-First Resolution

      Amendment of the sixth paragraph of the article 10 of the articles of association

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

      WHEREAS, this general meeting has heard the report of the Board of Directors,

      RESOLVED, to delete the sixth paragraph of article 10 of the articles of association, which reads as follows:

      “The members of the board are renewed in rotation so that the renewal be as equal as possible and in any case complete for each period of three years. Renewal takes place according to seniority. However, when required, the ordinary general meeting may resolve that the order of renewal will be set by a toss drawn in a board meeting.”

      The remainder of the article remains unchanged.

Twenty-Second Resolution

      Powers of attorney

      WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

      RESOLVED, that the bearer of an original, a copy or an extract of the minutes of this shareholders meeting for the purposes of carrying out all registrations and formalities.

ANNEX A

AUDIT COMMITTEE CHARTER

Amended as of October 30, 2002

Organization

      This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and shall comprise at least three Directors, each of whom are independent of management and the Company under the rules of the Nasdaq Stock Market and other applicable rules.

      All Committee members shall be financially literate. In particular, the Chairman of the Audit Committee shall have accounting or related financial management expertise and at least one member of the Committee shall be a “financial expert,” as defined by SEC regulations.

      No member of the Audit Committee may receive any compensation from the Company other than directors’ fees.

Statement of Policy

      The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors management and other employees of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

      The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board on at least a quarterly basis. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing those financial statements and for reviewing the Company’s unaudited interim financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

      The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•	The Committee shall have a clear understanding with management and the independent and internal auditors that the independent and internal auditors are ultimately accountable to the Board and the Committee, as representatives of the Company’s shareholders.

•	The Committee shall have sole authority to retain and terminate the independent auditors, subject, if applicable, to shareholders ratification.

•	The Committee shall have the sole authority and responsibility to evaluate the experience and qualifications of the senior members of the independent and internal audit teams and the quality controls procedures of the independent and internal auditors.

•	The Committee shall, at least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

•	After reviewing the foregoing report and the independent auditors throughout the year, the Committee shall review annually the performance of the Company’s independent auditors.

•	In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

•	The Committee shall discuss with the independent and internal auditors the overall scope and plans for their respective audits including the adequacy of staffing and staffing rotation. Also, the Committee shall discuss with management and the independent and internal auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs.

•	The Committee shall review the Company’s quarterly interim financial statements, semi-annual financial statements, annual financial statements and disclosures, including disclosure controls and procedures, under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management, the independent and internal auditors prior to the filing of these statements to meet the reporting requirements of all government bodies (France and The United States) which regulate the securities markets where the Company’s equities are publicly traded (including the Quarterly Report on Form 10-Q and Annual Report on Form 10-K).

•	Also, the Committee shall discuss the results of the quarterly review and annual audit and any other matters required to be communicated to the Committee by the independent and internal auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

•	The Committee shall review the Company’s general guidelines and processes regarding financial guidance.

•	The Committee shall review and approve in advance the annual budget for independent audit services and review and pre-approve all non-audit services rendered by the Company’s independent auditors. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

•	The Committee shall review an analysis prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternate GAAP (French and US) methods on the Company’s financial statements and a description of any transactions as to which management Statement on Auditing Standards No. 50 letters.

•	The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

•	The Committee shall review and approve, subject to Board and shareholders ratification if applicable, all related party transactions.

•	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

•	The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	The Committee also prepares its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

•	The Chief Financial Officer is responsible for coordinating the Audit Committee meeting dates and arrangements. The Committee shall meet with the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and other key management of the Company, the independent and internal auditors on at least a quarterly basis before the publication of the quarterly and annual results.

      At the end of each Audit Committee meeting, the Committee shall meet separately with the independent auditors and/or the internal auditors and without management present, to discuss the results of their examinations.

      The Chairman of the Audit Committee will be responsible for presenting to the Board a report on the results of the Audit Committee meeting.

CUT HERE
——————————————————————————————————————————————————————————————————

ANNEX B

BUSINESS OBJECTS S.A.

Registered office : 157-159 rue Anatole France
92300 Levallois-Perret
R.C.S. Nanterre B 379 821 994

ORDINARY AND EXTRAORDINARY

GENERAL MEETING OF SHAREHOLDERS ON MAY 15, 2003

REQUEST FOR INFORMATION FORM

I, the undersigned,	residing at	,
holder of [                    ] American Depositary Shares hereby request the sending of the documents and information concerning the mixed general meeting, as referred to in article 135 of the decree of March 23, 1967 on commercial companies.

Executed in ,

      On

 .

Documents to be returned to:

ANNEX C

BUSINESS OBJECTS S.A.

INSTRUCTIONS TO THE BANK OF NEW YORK, AS DEPOSITARY (MUST BE RECEIVED PRIOR TO
THE CLOSE OF BUSINESS ON MAY 13, 2003 12:00 p.m. EST

The undersigned Holder of American Depositary Receipts hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to cause to be voted the Deposited Securities corresponding to such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on March 19, 2003 at the Ordinary and Extraordinary General Meeting of Shareholders of Business Objects S.A. to be held in France, on May 15, 2003 (First Call) and if needed on May 23, 2003 (Second Call), and any adjournments thereafter, in respect of the Resolutions specified in the Notice of Meeting.

NOTES:

Instructions as to voting on the specified resolutions should be indicated by an “X” in the appropriate box.

It is understood that if (i) a Voting Instruction Card which is signed but on which no voting instructions are indicated, (ii) a Voting Instruction Card is improperly completed, or (iii) no Voting Instruction Card is received by the Depositary from a Holder of American Depositary Receipts on or before May 13, 2003 at 12:00 p.m. EST, the Depositary will deem such Holder to have instructed the Depositary to give a proxy to the President of the Meeting to vote in favor of each proposal recommended by the Board of Directors of the Company and against each proposal opposed by the Board of Directors of the Company.

Business Objects S.A.

P.O. Box 11230
New York, NY 10203-0230

(CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

PROXY CARD GOES HERE.

		FOR	AGAINST	ABSTAIN
Within the authority of the Ordinary General Meeting of Shareholders:

1	To approve the unconsolidated financial statements for the fiscal year ended December 31, 2002	☐	☐	☐
2	To approve the consolidated financial statements for the fiscal year ended December 31, 2002	☐	☐	☐
3	To allocate earnings for the fiscal year ended December 31, 2002	☐	☐	☐
4	To increase the aggregate amount of authorized directors’ fees	☐	☐	☐
5	To renew the term of office of Mr. Bernard Liautaud as Director	☐	☐	☐
6	To renew the term of office of Mr. John Olsen as Director	☐	☐	☐
7	To ratify the nomination of Mr. Gerald Held as Director	☐	☐	☐
8	To appoint Mr. Jean-François Heitz as Director	☐	☐	☐
9	To appoint Mr. David Peterschmidt as Director	☐	☐	☐
10	To renew Ernst & Young Audit as statutory auditors and Mr. Alain Vincent as alternate statutory auditor	☐	☐	☐
11	To appoint Deloitte Touche Tomahtsu as second statutory auditors and BEAS as second alternate statutory auditors	☐	☐	☐
12	To authorize the Board of Directors to repurchase shares of the Company	☐	☐	☐

Within the authority of the Extraordinary General Meeting of Shareholders:

13	To authorize the Board of Directors to reduce the share capital by cancellation of treasury shares	☐	☐	☐
14	To authorize the Board of Directors to issue warrants to subscribe to 15,000 shares reserved for Mr. Gerard Held	☐	☐	☐
15	To authorize the Board of Directors to issue warrants to subscribe to 15,000 shares reserved for Mr. Jean-François Heitz	☐	☐	☐
16	To authorize the Board of Directors to issue warrants to subscribe to 15,000 shares reserved for Mr. David Peterschmidt	☐	☐	☐
17	To authorize the Board of Directors to issue up to 100,000 shares reserved for issuance under French Employee Savings Plan	☐	☐	☐
18	Reaffirmation of the price-setting conditions of shares reserved for issuance under the 1995 International Employee Stock Purchase Plan, as authorized by the ordinary and extraordinary general Shareholders’ Meeting of June 5, 2002	☐	☐	☐
19	To authorize the Board of Directors to issue up to 300,000 shares reserved for issuance under the 1995 International Employee Stock Purchase	☐	☐	☐
20	To amend articles 8, 11.5 and 16 of the articles of association in compliance with French corporate law	☐	☐	☐
21	To amend article 10 of the articles of association related to the rotation of the Board	☐	☐	☐

Within the authority of the Ordinary General Meeting of Shareholders:

22	To grant full powers of attorney for the purpose of carrying out the necessary registration and formalities.	☐	☐	☐

The Voting Instructions must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instructions must be executed by a duly authorized Officer or Attorney. In the case of joint holders, the signature of any one will suffice.

Dated:	, 2003

Signature

Signature, if held jointly

ANNEX D

BUSINESS OBJECTS S.A.
1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN,
AS OF JUNE 5, 2002

               The following constitute the provisions of the 1995 International Employee Stock Purchase Plan of Business Objects S.A, as amended pursuant to the extraordinary general meetings of shareholders of June 13, 1996, June 19, 1997, June 18, 1998, May 4, 1999, June 5, 2000, June 12, 2001 and June 5, 2002.

1.	PURPOSE.

               The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Shares of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	DEFINITIONS.

(A)  “ADR” shall mean an American Depositary Receipt evidencing American Depositary Shares corresponding to Shares.

(B)  “ADS” shall mean an American Depositary Share corresponding to Shares

(C)  “Board” shall mean the Board of Directors of Business Objects S.A.

(D)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(E)  “Company” shall mean Business Objects S.A., a corporation organized under the laws of the Republic of France.

(F)  “Compensation” shall mean all base straight time gross earnings and sales commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(G)  “Custodian” shall mean Banque Paribas, or any successor or successors thereto.

(H)  “Depositary” shall mean the Bank of New York, or any successor or successors thereto.

(I)  “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(J)  “Employee” shall mean any individual who is an Employee of the Company or a Designated Subsidiary for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or a Designated Subsidiary. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

(K)  “Enrollment Date” shall mean the first day of each Offering Period.

(L) “Exercise Date” shall mean the last day of each Offering Period.

(M)  “Fair Market Value” means, as of any date, the closing sale price in euros for one Share (or the closing bid, if no sales were registered) as quoted on the Premier Marché of Euronext Paris S.A.. as reported in La Tribune, or such other source as the Board deems reliable, on the last Trading Day prior to the first day of the Offering Period, or on the last Trading Day of the Offering Period.

(N)  “Offering Period” shall mean a period of approximately six (6) months, commencing on the first Trading Day on or after April 1 and terminating on the last Trading Day in the period ending the following September 30, or commencing on the first Trading Day on or after October 1 and terminating on the last Trading Day in the period ending the following March 31, at the beginning of which an option may be granted and at the end of which an option may be exercised pursuant to the Plan. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(O)  “Plan” shall mean this 1995 International Employee Stock Purchase Plan.

(P)  “Purchase Price” shall mean an amount no less than 85% of the Fair Market Value of a Share on the last Trading Day prior to the Enrollment Date or to 85% of the Fair Market Value of a Share on the Exercise Date, whichever is lower. For countries with currencies denominated in other than the Euro (or tied to the Euro), the local currency equivalent of the Purchase price will be determined using the actual conversion rate from local currency into Euro on the date the funds are transferred to the Business Objects S.A. Employee Benefits Trust. This date may or may not be the exercise date.

(Q)  “Shares” shall mean ordinary shares with a nominal value of €0.10, of the Company.

(E)  “Reserves” shall mean the maximum number of Shares, which have been authorized for issuance under the Plan pursuant to Section 12 hereof.

(F)  “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting rights are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(G)  “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.

(H)  “Trust” shall mean the trust created by the Business Objects S.A. Employee Benefits Trust Agreement, attached hereto as Exhibit C.

(I)  “Trustee” shall mean the trustee or trustees of the Trust.

3.	ELIGIBILITY.

               (A)  Any Employee (as defined in Section 2(J), who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

               (B)  Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries would accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined with reference to the fair market value of the Shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. OFFERING PERIODS.

               The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after April 1 and October 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.	PARTICIPATION.

               (A)  An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s or a Designated Subsidiary’s payroll office prior to the applicable Enrollment Date.

               (B)  Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	PAYROLL DEDUCTIONS.

               (A)  At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount, together with amounts contributed under the Company’s Plan d’Epargne d’Entreprise (the “Employee Savings Plan”), not to exceed ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period.

               (B)  All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. After the last payday in an Offering Period such payroll deductions shall be transferred to the Trust as soon as practicable. Funds may be advanced by a Designated Subsidiary to the Trust, or by the Trust to the Company, as necessary or convenient under any applicable law or regulation. A participant may not make any additional payments into his or her account, either with the Company, a Designated Subsidiary, or the Trust.

               (C)  A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by filing with the Company or a Designated Subsidiary a new subscription agreement authorizing a change in payroll deduction rate. The Board or board of directors of a Subsidiary, as the case may be, may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s or Designated Subsidiary’s receipt of the new subscription agreement unless the Company or Designated Subsidiary elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

               (D)  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to 0%. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

               (E)  At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Shares issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or Designated Subsidiary’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Company or Designated Subsidiary may, if required by the laws of the country of residence of the participant, withhold from the participant’s compensation the amount necessary for the Company or Designated Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or Designated Subsidiary any tax deductions or benefits attributable to sale or early disposition of Shares by the Employee.

7.	GRANT OF OPTION.

               On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of Shares (in the form of ADSs) determined by dividing such Employee’s payroll deductions accumulated and transferred to the Trust on or prior to such Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than 500 Shares, subject to adjustment as provided in Section 18 hereof; and provided further, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof, and shall expire on the last day of the Offering Period.

8.	EXERCISE OF OPTION

               With respect to each Exercise Date, the Company shall issue Shares to the Trust in accordance with Section 1.3 of the Trust, sufficient to meet its obligations to participating Employees under the Plan. Unless a participant withdraws from the Plan as provided in Section 10 hereof, notice of exercise of his or her option shall be deemed to have been given by the participant and his or her option for the purchase of Shares (in the form of ADSs) shall be exercised automatically by the Trustee on the Exercise Date, and the maximum number of full shares subject to such option shall be purchased for such participant by the Trustee at the applicable Purchase Price with the accumulated payroll deductions in his or her account with the Trust, and transferred to the Custodian to be deposited by the Custodian with the Depositary as ADSs; provided, however, no Shares shall be purchased which would result in the Employee receiving a fractional ADS; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full ADS shall be retained in the participant’s account for use in the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant’s account (whether due to withdrawal by the participant from the Plan pursuant to Section 10, termination of the Plan in accordance with Section 19, or otherwise) after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase ADSs hereunder is exercisable only by him or her.

9.	DELIVERY

               As promptly as practicable after each Exercise Date on which a purchase of Shares occurs, the Trustee shall arrange the delivery of ADSs to the Depositary by the Custodian representing the Shares purchased upon exercise of options by the Trustee for the participating Employees.

10.	WITHDRAWAL; TERMINATION OF EMPLOYMENT

               (A)  A participant may withdraw all but not less than all the payroll deductions credited to his or her account with the Company or Designated Subsidiary at any time prior to the transfer of funds made pursuant to Section 6(b) by giving written notice to the Company or Designated Subsidiary in the form of Exhibit B to this Plan. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of ADSs will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company or Designated Subsidiary a new subscription agreement.

               (B)  Upon a participant’s ceasing to be an Employee (as defined in Section 2(J) hereof) for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant’s option will be automatically terminated; provided, however, that any payroll deductions held by the Trust in an individual account for an Employee shall be subject to the terms of such Trust. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

               (C)  A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or a Designated Subsidiary or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.	INTEREST

               No interest shall accrue on the payroll deductions of a participant in the Plan.

12.	SHARES

               (A)  The maximum number of Shares authorized for issuance under the Plan shall be 430,916 Shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. Capital increases to meet the Company’s obligations under the Plan shall be determined and approved at extraordinary shareholders’ meeting to be held at the same time as the annual shareholders’ meetings of the Company, as necessary.

               (B)  The Board shall, subject to shareholders authorization, from time to time reserve and issue to the Trust a number of Shares sufficient to meet its obligations under the current Offering Period of the Plan. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Company shall distribute all of the Shares remaining available for purchase under the Plan to the Trust, which shall make a pro rata allocation to the participating Employees.

               (C)  The participant will have no interest or voting rights in shares covered by his or her option until such option has been exercised.

               (D)  ADSs to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, or in street name to be deposited with a broker.

13.	ADMINISTRATION

               The Plan shall be administered by the Board (or a committee thereof) or the board of directors of a participating Subsidiary (or a committee thereof), as the case may be. Such board or committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan with respect to any Employee of such Company or Subsidiary; provided, however, that any such construction, interpretation, application, determination and/or adjudication shall be subject to any terms, constructions, conditions, provisions, interpretations, determinations, adjudications, or decisions as may be adopted or made by the Board from time to time. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

14.	DESIGNATION OF BENEFICIARY

               (A)  A participant, except for a participant who is an Employee of Business Objects (U.K) Ltd., may file a written designation of a beneficiary who is to receive any ADSs and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such ADSs and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

               (B)  Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall cause such ADSs and/or cash to be delivered to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the

Company, in its discretion, may cause such ADSs and/or cash to be delivered to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.	TRANSFERABILITY

               Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive ADSs under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.	USE OF FUNDS

               All payroll deductions received or held by the Company or Subsidiary under the Plan for its Employees may be used by the Company or such Subsidiary, as the case may be, for any corporate purpose, and the Company or Subsidiary shall not be obligated to segregate such payroll deductions. Notwithstanding the preceding sentence, all payroll deductions transferred to and held by the Trust shall be used solely by the Trust as specified in the Trust agreement attached hereto as Exhibit C.

17.	REPORTS

               Individual accounts will be maintained for each participating Employee by the Company or the Designated Subsidiary as well as the Trust. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of ADSs purchased and the remaining cash balance, if any, for the period covered by such statement.

18.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

               (A)  Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an option.

               (B)  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period and the Plan will terminate immediately prior to the consummation of such proposed action and any and all accumulated payroll deductions will be returned to the participating Employees in accordance with Section 19(a), unless otherwise provided by the Board.

               (C)  Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”) or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period then in progress. If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of common stock for each Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares and the sale of assets or merger. The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves in the event the Company effects one or more reorganizations, recapitalization, rights offerings or other increases or reductions of shares of its outstanding common stock, and in the event of the Company being consolidated with or merged into any other corporation.
19.	AMENDMENT OR TERMINATION

               (A)  The Board, but not the board of directors of a Subsidiary, may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. In the event that an Offering Period is terminated (or the Plan is terminated during an Offering Period), any and all accumulated payroll deductions shall be returned to the participating Employees. Except as provided in Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

               (B)  Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s or Designated Subsidiary’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

20.	NOTICES.

               All notices or other communications by a participant to the Company or Designated Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Designated Subsidiary at the location, or by the person, designated by the Company or Designated Subsidiary for the receipt thereof.

21.	CONDITIONS UPON ISSUANCE.

               Neither Shares nor ADSs or ADRs shall be issued with respect to an option unless the exercise of such option and the issuance and delivery of such ADSs or ADRs pursuant thereto, as well as the issuance of shares from the Company to the Trust and the transfer of shares from the Trust to the Custodian, shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, French Commercial Code relating to commercial companies, and the requirements of any stock exchange upon which the Shares or ADSs may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

               As a condition to the exercise of an option, the Company or Trustee may require the person exercising such option to represent and warrant at the time of any such exercise that the ADSs are being purchased only for investment and without any present intention to sell or distribute such ADSs if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. TERM OF PLAN

               The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19 hereof.

23. GOVERNING LAW AND JURISDICTION

               This Plan shall be governed by and construed in accordance with the laws of the State of California, except for that body of law pertaining to conflicts of laws.

*

* * *

Exhibit A

BUSINESS OBJECTS S.A.

1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
PARTICIPATION AGREEMENT

Original Application Change in Payroll Deduction Rate	Original Enrollment Date Change Notice Date:

1.                                           hereby elects to participate in the Business Objects S.A. 1995 International Employee Stock Purchase Plan (the “International Employee Stock Purchase Plan”).

2.     I hereby authorize the Company or any Designated Subsidiary of which I am an Employee to make payroll deductions from each paycheck in the amount of     % of my Compensation on each payday (together with amounts contributed under the Company’s Employee Savings Plan, not to exceed 10%) during the Offering Period in accordance with the International Employee Stock Purchase Plan. (Please note that only whole percentages are permitted.)

3.     I understand that said payroll deductions shall be accumulated in order to exercise the option(s) granted to me pursuant to the International Employee Stock Purchase Plan and to purchase ADSs representing Shares at the applicable Purchase Price determined in accordance with the International Employee Stock Purchase Plan. I understand that if I do not elect to withdraw from an Offering Period, any accumulated payroll deductions will be used by the Trustee to automatically exercise my option.

4.     I have received a copy of the complete International Employee Stock Purchase Plan. I understand that my participation in the International Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that the grant of the option by the Company under this Participation Agreement may be subject to obtaining shareholder approval of the International Employee Stock Purchase Plan, any Exhibit thereto and/or any amendment thereto.

5.     ADSs purchased for me under the Employee Stock Purchase Plan should be issued in the name of (Employee Only):

6.     I understand that, notwithstanding any other provision of this Participation Agreement or the International Employee Stock Purchase Plan:

               (A)  neither the International Employee Stock Purchase Plan nor this Participation Agreement shall form any part of any contract of employment between the Company or any Designated Subsidiary and any Employees of any such company, and it shall not confer on any participant any legal or equitable rights (other than those constituting the Options themselves) against the Company or any Designated Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any subsidiary;

               (B)  the benefits to participants under the Plan shall not form any part of their wages, pay or remuneration or count as wages, pay or remuneration for pension fund or other purposes except if applicable for tax purposes

               (C)  in no circumstances shall any Employee on ceasing to hold his or her office or employment by virtue of which he or she is or may be eligible to participate in the International Employee Stock Purchase Plan be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan, which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.”

               (D) the Company expressly retains the right to terminate the International Employee Stock Purchase Plan at any time and that I will have no right to continue to receive option grants under the International Employee Stock Purchase Plan in such event.

7.     I understand that I may be subject to taxation as a result of my participation under the International Employee Stock Purchase Plan. I understand that although the basis for taxation may be calculated based upon the fair market value of the Shares at the exercise date, the Shares may/will not be deposited into my broker account on that day for at least 5 business days subsequent to the exercise date. I therefore understand that there may be a loss of value between the exercise date and the date Shares are deposited into my broker account., I have consulted any tax advisors in connection with my participation under the International Employee Stock Purchase Plan that I deem advisable, and have not relied on the Company for tax advice.

8.     I understand that investment purchasing in Shares purchased under the International Stock Purchase Plan is not a risk free investment and is subject to a risk of loss in whole or part.

9.     I hereby agree to be bound by the terms of the International Employee Stock Purchase Plan. The effectiveness of this Participation Agreement is dependent upon my eligibility to participate in the International Employee Stock Purchase Plan.

10.     I hereby agree to permit (i) the Company or a Company agent to transfer my tax identification, address and other necessary personal information to a broker selected by the Company for the purpose of opening an International Employee Stock Purchase Plan related brokerage account in my name and ii) a broker selected by company to open said account. I consent to the transfer of the aforementioned personal information to any country as required by Company to administer the International Employee Stock Purchase Plan including, without limitation, the United States.

I UNDERSTAND THAT THIS PARTICIPATION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS I TERMINATE MY PARTICIPATION AS EVIDENCED BY ME. SUBMITTING A NEW PARTICIPATION AGREEMENT WITH THIS SO INDICATED.

Employee’s Taxpayer Identification Number (SS#): _______________________

Employer: ________________________

Employee’s Address: _________________________

Signature of Employee

Date:

Exhibit B

BUSINESS OBJECTS S.A.

1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Business Objects S.A. 1995 International Employee Stock Purchase Plan which began on                                  (the “Enrollment Date”) hereby notifies the Company or Designated Subsidiary that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company or Designated Subsidiary to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with the Company or Designated Subsidiary with respect to such Offering Period. The undersigned understands and agrees that his or her Option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of ADSs in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company or Designated Subsidiary a new Participation Agreement.

Name and Address of Participant:

Signature:

Date:

Exhibit C

BUSINESS OBJECTS S.A.

1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

EMPLOYEE BENEFITS TRUST AGREEMENT

               This Declaration of Trust and Trust Agreement (the “Trust”) is made and entered into this      th day of August, 1999 by and between Business Objects S.A., a corporation organized under the laws of the Republic of France (the “Company”) and the 1995 International Employee Stock Purchase Plan (the “Trustee”), in favor of each of the participating employees of Business Objects S.A. or any of its subsidiaries (the “Employees”).

RECITALS:

A.     The shareholders of the Company formally authorized the Plan on June 21, 1995 the International Employee Stock Purchase Plan (the “Plan”), pursuant to which the Employees will receive options to purchase American Depositary Shares of the Company (“ADSs”), corresponding to shares of common stock of the Company (“Common Stock”).

B.     On June 21, 1995, the shareholders of the Company also approved the establishment of this Trust as a fiscal intermediary and paying agent to facilitate implementation of the Plan.

               NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I
CREATION AND FUNDING OF TRUST

               I.1 Creation of Trust. Company hereby appoints the Trustee, and irrevocably grants, assigns, transfers, conveys and delivers to the Trustee, and the Trustee hereby accepts, any and all property as specified in Section 1.2, in trust for the use and purposes hereinafter stated, and the Trustee agrees to and does hereby accept the foregoing property subject to such Trust.

               I.2 Initial Funding. Concurrently with the execution of this Trust, the Company is conveying to the Trust twenty-five (25) dollars.

               I.3 Contributions of the Company. From time to time, the Company shall issue Common Stock (to be transferred by the Trustee to Banque Paribas (the “Custodian”) which will deposit such shares with the Bank of New York (the “Depositary”) as American Depositary Shares (“ADSs”) and to be delivered to participating Employees by the Depositary in the form of ADRs or to a broker in the form of ADSs) and/or cash to the Trust in such amounts and at such times as required for the Company to fulfill its obligations under the Plan and this Trust. Such Common Stock or cash, when contributed to the Trust, shall be used and applied by the Trustee in accordance with the terms of this Trust.

               I.4 Contributions of Payroll Deductions. From time to time, as required by and in accordance with the terms of the Plan, the Company and/or any of its subsidiaries (the “Subsidiaries”) shall contribute to the Trust the accumulated payroll deductions of the Employees to be applied towards the exercise of options held by such Employees.

ARTICLE II
EMPLOYEE ACCOUNTS

               II.1 Individual Accounts. The Trustee shall establish and maintain on its books a separate account for each participating Employee. All contributions of payroll deductions pursuant to Section 1.4 by the Company shall be allocated to individual accounts within the Trust on the basis of each Employee’s accumulated payroll deduction for the relevant offering period under the Plan.

               II.2 Application of Funds in Individual Accounts. The cash contributed to the individual accounts shall be applied to exercise the options of the Employees in accordance with the terms of the Plan.

ARTICLE III
DISTRIBUTIONS

               III.1 Distributions of Stock to Employees. The Trustee shall as soon as practicable after the Exercise Date, exercise the options of each Employee in accordance with the terms of the plan and distribute to the Custodian shares of Common Stock which shall be deposited by the Custodian with the Depositary as ADSs, and the Depositary shall deliver ADRs to each Employee, or ADSs to such Employee’s broker, representing the shares of Common Stock that have been exercised in his or her favor by the Trustee.

               III.2 Distributions of Payroll Deductions to the Company. Concurrently with the distribution of shares (in the form of ADSs) to the Custodian, or at any time prior to such date, the Trustee shall distribute the payroll deductions contributed pursuant to Section 1.4 to the Company.

ARTICLE IV
NAME, DURATION AND TERMINATION OF TRUST

               IV.1 Name. This Trust shall be known as the “Business Objects S.A. Employee Benefits Trust.”

               IV.2 Nature. This trust shall be a grantor trust within the meaning of the Internal Revenue Code of 1986, as amended, and shall be subject to the claims of the Company’s general creditors, to the extent that the assets of the Trust would be otherwise so subject.

               IV.3 Duration. This Trust shall be revocable and may be revoked by the Company at any time. Unless sooner revoked, it shall terminate at the earlier of: (a) ten (10) years from the effective date of the Plan, or (b) upon the termination of the Plan.

               IV.4 Distributions by Trustee on Termination. Upon termination of the Trust, the Trustee shall distribute or apply any cash contributed pursuant to Section 1.3 to the Company, and any cash contributed pursuant to Section 1.4 in the individual accounts to the appropriate Employees; provided, however, that the Trustee may, but only on the advice of counsel, retain a reasonable sum for payment of or to provide for all known claims against and expenses of the Trust and the Trustee, but only from contributions made pursuant to Section 1.3.

ARTICLE V
PURPOSE OF TRUST AND LIMITATIONS OF TRUSTEE

               The sole purpose of this Trust is for use in the administration of the Plan. The Trust shall not be nor have the power to be an organization having as a purpose the carrying on of any trade or business. This Trust Agreement is not intended to create and shall not be interpreted as creating an association, partnership, joint venture or any other entity formed to conduct trade or business.

ARTICLE VI
POWERS OF THE TRUSTEE

               VI.1 General Powers. In addition to such powers as may from time to time be granted to the Trustee, the Trustee may take all such actions and is hereby granted such powers as may appear necessary or proper to comply with the laws of the appropriate jurisdictions and to effectuate and carry out the terms and purposes of the Trust. The Trustee shall hold legal and equitable title to all assets at any time constituting a part of the Trust and shall hold such assets in Trust to be administered and disposed of by the Trustee pursuant to the terms of this Trust Agreement for the benefit of the Employees or the Company as the case may be.

               VI.2 Specific Powers Exercisable by Trustee. The Trustee shall have the following specific powers, and the enumeration of such powers shall not be considered in any way to limit or control the power of the Trustee to act as specifically authorized in any other section or provision of this Trust Agreement:

               (A)  To sell or otherwise dispose of any of the Trust Assets in exchange for the fair market value thereof.

               (B)  To prosecute or defend litigation (in the name of the Trust, the beneficiaries, or otherwise) and to pay, discharge or otherwise satisfy claims, liabilities, and expenses and to pay all expenses incurred in connection therewith, to carry such insurance, as the Trustee shall determine, to protect the Trust and the Trustee from liability.

               (C)  To invest any cash not yet available for distribution in accordance with the terms of this Trust in demand and time deposits in banks or savings institutions, short term certificates of deposit, Treasury bills, or money market account instruments. Any interest earned from such investments shall be applied towards payment of the Trustee’s compensation (determined pursuant to Section 9.1) or other expenses of the Trust. Notwithstanding the preceding sentence, if such interest is in excess of the amount required to compensate the Trustee or to pay any other expenses of the Trust, such excess shall be distributed to the Company.

               (D)  While serving as Trustee to engage legal counsel for the benefit of the Trustee. The Company, however, shall be obligated to pay the fees and expenses of such counsel. In addition, the Trustee may engage such other consultants as the Trustee shall see fit to assist in the administration of the Trust, and such consultant’s fees shall also be the obligation of the Company.

ARTICLE VII
AMENDMENT OF TRUST

               This Agreement may be amended at any time and to any extent by a written instrument executed by the Trustee and the Company.

ARTICLE VIII
ACCEPTANCE BY TRUSTEE

     VIII.1 Acceptance of Appointment. The Trustee hereby accepts its appointment made in this Trust subject to the conditions enumerated below and agrees to act as Trustee pursuant to the terms hereof.

               (A)  The Trustee shall in no case or event be liable for any damage caused by the exercise of its discretion as authorized in this Trust in any particular manner, or for any other reason, except gross negligence or willful misconduct, nor shall the Trustee be liable or responsible for forgeries or false personation. The Trustee shall not be liable for honest mistakes of judgment or for losses or liabilities due to such honest mistakes of judgment.

               (B)  If any controversy arises between the parties hereto or with any third person with respect to the subject matter of the Trust or its terms or conditions, the Trustee shall not be required to determine the same or take any action in the premises, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as the Trustee may reasonably require.

               (C)  The Trustee may utilize or be reimbursed only from the trust assets contributed pursuant to Section 1.3 (to the extent that it is not directly paid by the Company) with respect to all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, or as attorneys’ fees and expenses) reasonably incurred by the Trustee in connection with the defense or disposition of any action, suit or other proceeding in which the Trustee may be involved or with which the Trustee may be threatened by reason of its being or having been a Trustee pursuant to this Trust Agreement, except with respect to any matter as to which the Trustee shall have been adjudicated to have acted in bad faith or with willful misfeasance, reckless disregard of its duties or gross negligence.

               (D)  Notwithstanding any other provision of this Trust, the Trustee’s responsibility for payment of or provision for any claims against or liabilities or expenses of the Trust or the Trustee shall be limited to the property and assets in the Trust and shall be dischargeable only therefrom.

ARTICLE IX
TRUSTEE’S EXPENSES

               9.1 Trustee Compensation. The Trustee shall be entitled to such reasonable compensation for its services as shall be agreed upon in writing by the Company and the Trustee. To the extent the compensation and expenses of the Trustee are not paid directly by the Company, they shall be paid by the Trust pursuant to Section 6.2(c) or out of assets contributed pursuant to Section 1.3, or a combination thereof. Notwithstanding the preceding two sentences or any other provision of this Trust, if the Trustee is an Employee he or she shall receive no additional compensation for service as Trustee.

ARTICLE X
RESIGNATION AND REMOVAL OF TRUSTEE

               X.1 Trustee Resignation. The Trustee shall have the right to resign at any time upon fifteen (15) days written notice to the Company. Upon such resignation, the Company shall appoint a successor Trustee.

               X.2 Removal of Trustee. A Trustee may be removed and its duties terminated at any time, and its successor appointed, by the Company.

ARTICLE XI
GOVERNING LAW

               The Trust has been accepted by the Trustee and will be administered in the State of California, and its validity, construction and all rights hereunder, and the validity and construction of this Trust shall be governed by the laws of that State.

               All matters affecting the title, ownership and transferability of any security, whether created or held hereunder, shall be governed by all applicable federal, state, foreign securities laws.

ARTICLE XII
SEVERABILITY

               In the event any provision of this Trust or the application thereof to any person or circumstance shall be finally determined to be invalid or unenforceable to any extent, the remainder of this Trust, or the application of such provision to persons or circumstances other than those as to which it is determined to be invalid or unenforceable, shall not be affected thereby, and each provision of this Trust shall be valid and enforced to the fullest extent permitted by law.

ARTICLE XIII
COUNTERPARTS

               This Trust may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

               IN WITNESS WHEREOF, the Company and the Trustee have executed this Trust on the day and year hereinabove first written. |

“Company”	Business Objects S.A., a corporation organized under the laws of the Republic of France

By: Bernard Liautaud President and Chief Executive Officer

“Trustee”	Great Lakes Strategies (1), a corporation organized under the laws of___________

By:

ANNEX E

EMPLOYEE SAVINGS PLAN

Amended as of February 4, 2003

Business Objects S.A. (“the Company”), a joint-stock company (“société anonyme”) governed by a board of directors, headquartered at 157- 159 Rue Anatole France, 92300 Levallois-Perret, registered with the Company and Trade Registry of Nanterre under number B 379 821 994, represented by Mr. Bernard Liautaud, acting in his capacity as Chairman of the Board of Directors,

Has established, under the provisions of Title IV of Volume IV of the Labor Code,

A company savings plan (“the Plan”), intended to allow both current employees and those who have retired or have taken early retirement from the Company, to build a securities portfolio with the Company’s assistance, subject to the provisions of this plan document (“Plan Document”).

RECITALS

The Plan is intended to provide employees with a stake in the Company’s development and growth through the subscription for Company’s shares under preferential conditions and the holding of such shares through a Company sponsored investment fund named Business Objects Actionnariat.

Other investment vehicles, including Capi-Equilibre, a diversified multi-company investment fund and Capi-Sécurité, a secure multi-company investment fund, are also available to participants wishing to diversify their investments.

This Plan Document sets forth in particular the terms applicable to the share capital increase reserved to Plan participants authorized by the Company’s Board of Directors on December 18, 2002. The Company’s shares purchased under this offer will be subscribed to via the Business Objects Mars 2003 Relais company investment fund, and will shortly thereafter be transferred to the Business Objects Actionnariat company investment fund.

This Plan Document supersedes and replaces the plan document dated December 20, 2001. This replacement in no way affects the unavailability periods of funds or the tax treatment of sums previously invested by Company employees under the applicable plan document.

TITLE I — ENROLLMENT IN THE PLAN

ARTICLE 1—WHO IS ELIGIBLE

1.1	All Company employees are eligible to participate in the Plan after having “legally belonged” to the Company for at least three months. The notion of legally belonging means being an employee of the Company, without subtracting periods of suspension of the employment contract for whatever reason.

1.2	Former employees of the Company who have retired, including those having taken early retirement, who joined the Plan before their departure and remained in the Plan from that date by maintaining their investment, whether partially or totally, therein, may continue to make contributions to the Capi-Sécurité and Capi-Equilibre multi-company funds.

1.3	No voluntary contribution, except for that of an elective profit-sharing distribution payment (“intéressement”), may be made as of the date of departure from the Company for any reason other than retirement or early retirement.

ARTICLE 2 — ENROLLMENT FORMALITIES

Monetary contributions as well as the transfer of Company shares to the Plan automatically entails participation in the Plan.

2.1 — Optional enrollment

               Each Plan beneficiary making a voluntary contribution to the Plan fills in a participation form provided by the Company. Participation is evidenced by the remittance of the form to the Human Resources Department of the Company.

2.2 — Automatic enrollment

Amounts distributed under the statutory profit-sharing scheme are required to be paid into the Plan pursuant to the Company statutory profit-sharing agreement. As a result, no formalities for individual participation are required with respect to those contributions.

TITLE II — PLAN CONTRIBUTIONS

ARTICLE 3 — ORIGIN OF PLAN CONTRIBUTIONS

Contributions to the Plan can originated from:

•	The employee’s share of the special reserve of the statutory profit-sharing scheme pursuant to the terms of the profit-sharing agreement;

•	The voluntary contribution of the elective profit-sharing distribution under the terms of the elective profit-sharing agreement;

•	Other individual voluntary contributions;

•	Company matching contributions, if any;

•	Shares of the Company acquired pursuant to the exercise of stock options granted under the provisions of Article L. 225-177 or Article L. 225-179 of the Commercial Code;

•	The income and investment earnings arising from the Plan’s assets, as well as the dividend tax credits (“avoir fiscal”) and other tax credits applicable thereto.

ARTICLE 4 — CONTRIBUTION METHODS

4.1 — Statutory profit-sharing

It is reminded that under the provisions of Article R. 442-10 of the Labor Code, the distribution of the statutory profit-sharing special reserve must be made to its beneficiaries before the first day of the fourth month following the closing of the fiscal year to which the distribution applies. After that date, the Company must calculate and add interest to the profit-sharing payment at a rate set by law. The interest must be paid at the same time as the principal and under the same conditions.

.
4.2 — Voluntary contributions

All Plan beneficiaries as defined under clause 1.1 herein may make voluntary contributions to the Plan.

The total annual amount of the sums contributed by a Plan participant may not exceed the legal ceiling which, as of the date of this Plan Document, is 25% of the participant’s annual gross salary if the participant is an employee of the Company and 25% of the pension amount received per year if the participant is retired or has taken early retirement. For purposes of calculating the maximum annual contribution, only voluntary contributions, i.e. elective profit-sharing distribution amounts as well as regular and special contributions, are taken into consideration, excluding other means of contribution.

4.2.1 — Elective profit-sharing distribution payment

Under the applicable Company elective profit-sharing agreement, a beneficiary may elect to contribute all or a part of his/her elective profit-sharing distribution payment.

4.2.2 — Regular contributions pursuant to an annual savings plan

The employee participant may make voluntary contributions pursuant to an annual savings plan. In such a case, the participant determines an annual contribution amount at the time of joining the Plan. The annual contribution amount may be increased or decreased at the beginning of each calendar year, but may not be less than 160 euros per year.

Contributions, divided into four parts, are automatically deducted from the employee’s salary payable the last month of each quarter. Contributions can nonetheless be suspended, increased or decreased in the course of the year, provided that the Human Resources department is notified before the 5th of the month of the relevant suspension, increase or decrease.

4.2.3 — Special contributions

4.2.3.1 — Independent of any regular contributions, a participant may make special contributions to the Plan.

Special contributions are possible at any time, either by check or, if the participant is an employee, by payroll deductions.

4.2.3.2 — If the participant makes a special contribution to the Plan in connection with the share capital increase reserved to participants authorized by the Board of Directors on December 18, 2002, the amount of this contribution may not exceed:

(i)	10% of the gross salary received by the participant between September 1, 2002 and February 28, 2003, with the additional limitation that the authorized subscription amount is capped pursuant to section 423(b)(8) of the U.S. Internal Revenue Code of 1986, as modified; nor

(ii)	the equivalent of 500 units in the Business Objects March 2003 Relais Fund.

The maximum number of units of the Business Objects March 2003 Relais Fund which may be purchased by the participant, within the limits set forth in clauses (i) and (ii) above, is then multiplied by the total number of Company shares offered for subscription and divided by the maximum number of Business Objects March 2003 Relais Fund units available for subscription by all employees, within the limits set forth in clauses (i) and (ii), and is rounded down to the nearest whole number.

4.2.4 — Contribution of Company shares acquired through the exercise of stock options

When a participant uses his or her assets in the Plan to exercise stock options granted pursuant to Article L. 225-177 or Article L. 225-179 of the Commercial Code, the shares so acquired are contributed to the Plan.

ARTICLE 5 — INCOME, DIVIDEND TAX CREDITS AND OTHER TAX CREDITS

The income arising from the Plan is automatically reinvested in the Plan. The same applies to dividend tax credits and other tax credits, for which a refund will be requested from the tax authorities.

TITLE III — ADMINISTRATION OF THE PLAN ASSETS AND RIGHTS OF PARTICIPANTS

ARTICLE 6 — INVESTMENT VEHICLES

6.1 — Investment of sums paid into the Plan

Sums paid into the Plan are used to purchase units of:

-	the Business Objects Actionnariat company investment Fund, registered with the French securities and exchange commission (“Commission des Opérations de Bourse”) under number 07127, governed by Article L. 214-40 of the Monetary and Financial Code;

-	the Capi-Equilibre multi-company Fund, registered with the Commission des Opérations de Bourse under number 01538, governed by Article L. 214-39 of the Monetary and Financial Code;

-	the Capi-Sécurité multi-company Fund, registered with the Commission des Opérations de Bourse under number 03935, governed by Article L. 214-39 of the Monetary and Financial Code; or

-	the Business Objects March 2003 Relais company Fund currently in approval stages with the Commission des Opérations de Bourse, governed by Article L. 214-39 of the Monetary and Financial Code.

These funds are collectively referred to as the “Funds”.

The rules governing the Funds are available to all participants. All participants receive the notice of information related to the Funds.

The Funds are administrated by:

-	Neuflize, Schlumberger, Mallet Gestion, a joint-stock company governed by a management board and a supervisory board with a capital of 8,000,000 euros, headquartered in Paris at 3 avenue Hoche, registered with the Paris Company and Trade Registry under number B 328 582 523, acting as the portfolio management company;

-	Bank Neuflize, Schlumberger, Mallet, Demachy, a joint-stock company governed by a management board and a supervisory board with a capital of 197,206,724 euros, headquartered in Paris at 3 avenue Hoche, registered with the Paris Company and Trade Registry under number B 552 003 261, as the depositary and custodian.

6.2 — Investment of Company shares placed into the Plan

Shares of the Company deposited into the Plan, as per the paragraph “Contribution of Company shares acquired through the exercise of stock options” in the “Methods of payment” article herein, are held in individual securities accounts opened in the name of the participants, hereinafter “individual securities accounts”.

The custodian for those shares is the Bank Neuflize, Schlumberger, Mallet, Demachy, a joint-stock company governed by a management board and a supervisory board with a capital of 197,206,724 euros, headquartered in Paris at 3 avenue Hoche, registered with the Paris Company and Trade Registry under number B 552 003 261.

ARTICLE 7 — USE OF SUMS PAID IN AND MANAGEMENT OF PARTICIPANT HOLDINGS

7.1 — Statutory profit-sharing plan special reserve

The participant selects the Fund(s) into which his or her statutory profit-sharing distribution is paid, from among Business Objects March 2003 Relais, Capi-Equilibre and Capi-Sécurité. S/he in particular decides, where applicable, the allocation of the amounts between the various funds. In the event the participant does not make an express election otherwise, the statutory profit-sharing distribution amount is automatically deposited into Capi-Sécurité.

7.2 — Elective profit-sharing distribution

When a beneficiary elects to invest all or a part of his elective profit-sharing distribution payment into the Plan, s/he selects the Fund(s) into which the amounts will be deposited from among Business Objects Mars 2003 Relais, Capi-Equilibre and Capi-Sécurité. S/he specifically decides, where applicable, the allocation of the amounts between the various funds. In the event the participant does not make an express election otherwise, the elective profit-sharing distribution amount is automatically deposited into Capi-Sécurité.

7.3 — Regular contributions

When a beneficiary decides to regularly contribute to the Plan, s/he may choose the Fund(s) into which the contributions will be deposited from among Capi-Equilibre and Capi-Sécurité . S/he specifically decides, where applicable, the allocation of the amounts between the various Funds. In the event the participant does not make an express election otherwise, the contribution is automatically deposited into Capi-Sécurité. This allocation remains valid for the duration of the fiscal year.

7.4 — Special contributions

When a beneficiary decides to make a special contribution to the Plan, s/he chooses the Fund(s) into which special contributions will be deposited from among Capi-Equilibre and Capi-Sécurité. S/he specifically decides, where applicable, the allocation of the amounts between the various Funds. In the event the participant does not make an express election otherwise,, the special contributions are automatically deposited into Capi-Sécurité.

Nonetheless, if the participant makes a special contribution to the Plan in connection with the share capital increase reserved to Plan participants authorized by the Company’s Board of Directors on December 18, 2002, s/he may choose the Fund(s) into which the amounts will be deposited from among Business Objects Mars 2003 Relais, Capi-Equilibre and Capi-Sécurité. S/he specifically decides, where applicable, the allocation of the amounts between the various funds.

7.5 — Arbitrage from one Fund to another

Any holder of units in Business Objects Actionnariat, Capi-Equilibre or Capi-Sécurité may request the transfer of all or a part of his/her holdings in a Fund to one of the other two Funds, or to both, within the following guidelines:

-	Arbitrage may be requested at any time. To be processed on the basis of a valuation price, the arbitrage request must be made via the Sesalis website by 4:00 pm at the latest the day before the valuation price is set;

-	An arbitrage may apply to holdings which are either available or blocked;

-	No arbitrage of Business Objects Actionnariat units can be processed if such units have not been fully paid for;

-	No arbitrage of Business Objects Actionnariat units can be processed if the sums paid to purchase these units were subject to an employer contribution as set forth in Article L. 443-7 of the Labor Code.

7.6 — Income, dividend tax credits and other tax credits

For each Fund, the income and other earnings on amounts placed in the Funds, as well as the dividend tax credits and other tax credits applicable thereto, are reinvested in the Fund

Income and applicable dividend tax credits related to shares of the Company held in individual securities accounts are reinvested in the Capi-Sécurité Fund. Payments in kind (bonus shares or other amounts) are reinvested in the individual securities accounts.

ARTICLE 8 — PARTICIPANTS’ ASSETS

A portfolio manager keeps the accounts of Plan participants’ individual invested amounts. Each Plan participant is the holder of an account opened in the books of said portfolio manager. This account is updated upon each contribution or withdrawal.

Neuflize, Schlumberger, Mallet Gestion, a joint-stock company governed by a management board and a supervisory board with a capital of 8,000,000 euros, whose head office is located in Paris at 3 avenue Hoche, registered with the Paris Company and Trade Registry under number B 328 582 523 serves as the portfolio manager for the Plan.

Plan participants’ assets are denominated:

-	In units and, where applicable, in fractions thereof, in the Company investment Fund or a multi-company Fund, with each Fund unit equaling the same value of holdings included in said Fund. Each participant is the owner of a number of units and fractions thereof equal to the sums paid in his or her name;

-	in shares of the Company.

TITLE IV — UNAVAILABILITY AND PAYMENT

ARTICLE 9 — UNAVAILABILITY OF ASSETS AND REQUESTS FOR WITHDRAWAL

9.1 — Amounts paid into the Plan

Amounts paid into the Plan are unavailable until the expiration of a five-year period, starting from the first day of the fourth month of the fiscal year in which the amounts were paid into the Plan.

The transfer of blocked holdings from one investment vehicle to another within the Plan under the conditions described in the paragraph entitled “Arbitrage from one Fund to another” in the article entitled “Use of sums paid in and management of participants holdings” of this Plan Document does not affect the remaining duration of initial unavailability period.

The participant may request that the amounts be released before the expiration of the unavailability period under the circumstances set forth in Article le R. 442-17 of the Labor Code.

As of the date of signature of this Plan Document, such circumstances include:

-	The participant’s marriage or signing of a domestic partnership agreement;

-	The birth of a child or the adoption of a child when the household already includes two dependent children;

-	The divorce, separation or a dissolution of a domestic partnership agreement when formalized by a court decision assigning sole or shared custody of at least one child to the Plan participant;

-	The disability of the participant, of one of his/her children, of a spouse or the person with whom the participant has entered into a domestic partnership agreement. This disability must fall within the definition provided in sections 2 and 3 of Article L. 341-4 of the Social Security Code and must be recognized by a decision of the Functional Commission on Counseling and Rehabilitation as per Article L. 323-11 or a decision of the Regional Commission on Special Education if the disability rate is at least 80% and the person does not exercise any professional activity;

-	The death of the participant, his or her spouse or the person with whom the participant has entered into the domestic partnership agreement;

-	The termination of employment if the participant is an employee or the termination of the term of office if the participant is a person mentioned in the third paragraph of Article L. 443-1 of the Labor Code;

-	The use of the participant’s holdings in the Plan for purposes of the creation or purchase of an industrial, commercial, craft or agricultural business, by either the participant, one of his/her children, a spouse or the person with whom s/he has entered into a domestic partnership agreement, such business being either individual or in the form of a corporation subject to the condition that control is effectively exercised thereof as per Article R. 351-43; or for purposes of the setting up of another non-salaried professional activity; or for purposes of the purchase of partnership shares in a cooperative production society;

-	The use of the participant’s holdings in the Plan for purposes of the purchase of or addition to a primary residence which creates a new livable area as defined in Article R. 111-2 Of the Construction and Housing Code, provided that a construction permit or preliminary building declaration exists, or to the repair of the primary residence which was damaged due to an event classified as natural disaster by ministerial order;

-	The participant’s excessive indebtedness as defined in Article L. 331-2 of the Consumer Code, upon request addressed to either the employer or the Plan administrator, by either the president of the Commission of Individual Excessive Indebtedness, or by a court when the release of the amounts held appears to be necessary to the participant’s discharge of debts.

The participant’s request must be made within six months of the event prompting the request, except in the case of employment termination; death of a spouse or the person with whom s/he has entered into a domestic partnership agreement; disability; or excessive indebtedness, for which the request may be made at any time.

9.2 — Company shares contributed to the Plan

Company shares contributed to the Plan, as per the paragraph 4.2.4 “Contribution of Company shares acquired through the exercise of stock options” in Article 4 herein entitled “Payment methods”, are unavailable until the expiration of a five-year period, starting from the first day of the fourth month of the fiscal year in which they were contributed to the Plan.

9.3 — Death of Plan participant

In case of the participant’s death, his/her legal heirs may request the liquidation of the participant’s holdings in the Plan.

ARTICLE 10 — WITHDRAWAL OF ASSETS

Following expiration of the unavailability period, a participant may choose to request a withdrawal of all or a part of his or her holdings, or to keep such holdings in the Plan and continue to benefit from the advantages offered thereunder.

10.1 — Assets invested in the Funds

For assets invested in the Funds, requests for withdrawal are processed according to the procedures set forth in the Fund regulations. In order to be processed on the basis of a valuation price, written requests, accompanied by any necessary supporting documents, must be received no later than the day before the determination of the valuation price by the portfolio management company.

Release of funds prior to the expiration of the unavailability period is made in a single payment of either all or part of the invested amounts, as directed by the participant.

10.2 — Company shares kept in individual securities accounts

For Company shares kept in individual securities accounts, withdrawal requests are satisfied by the delivery of shares.

ARTICLE 11 — EMPLOYEE DEPARTURE

When a Plan participant leaves the Company without requesting the withdrawal of his/her holdings or before the Company is able to liquidate all of the participant’s holdings as of the departure date:

-	The participant is provided with a summary of his/her holdings to be filed in the company savings bankbook, separately listing the available holdings and including all necessary information to liquidate or transfer holdings;

-	The participant is asked to furnish the address where s/he shall receive the notices relevant to his/her accounts;

-	The participant is informed of the procedure to follow to notify any change of address.

When the account holder cannot be reached at his/her last known address, the holdings to which he/she has claim are retained by the company savings plan administrator, which shall proceed to liquidate after expiration of the 30 years statute of limitation and pay the amount thus obtained to the Treasury Department.

TITLE V — INFORMATION, TAX AND SOCIAL REGIME, FEES

ARTICLE 12 — PARTICIPANT INFORMATION

12.1 — How the Plan works

A notice of information is provided to all employees, informing them of the existence and content of this Plan Document.

All new hires also receive a copy of the notice of information.

This Plan Document is furnished to employees upon request.

Any modification to the Plan Document is communicated to all Plan participants and Company employees.

A notice describing the terms and conditions under which shares of the Company can be subscribed for is distributed prior to prior to any share capital increase reserved to Plan participants

12.2 — Position of assets, investment methods and miscellaneous information

12.2.1 -Individual account statements

Each participant receives an account statement indicating the breakdown of his or her assets and their availability date:

-	at the end of the quarter, when transactions have been effected in the course of that quarter; and

-	at least once a year, on December 31.

12.2.2 — Minitel

Plan participants may use Minitel to consult their individual account(s) and to obtain general information concerning the proposed investment vehicles, regulations and withdrawal of assets.

12.2.3 — Voice response system

Plan participants may use voice response system to consult their individual account(s) and to obtain general information concerning the proposed investment vehicles, regulations and withdrawal of assets.

12.2.4 — Internet

Plan participants may use the Internet to consult their individual account(s) and to obtain general information concerning the proposed investment vehicles, regulations and withdrawal of assets. They may also use the Internet to arbitrate between shares or units within the Plan.

12.2.5 — Fund management report

Each unit holder receives at least once a year a fund management report on the activities of the previous year for each of the Funds in which s/he has holdings. This report is first submitted to the approval of the Fund supervisory board

ARTICLE 13 — TAX AND SOCIAL REGIME

Amounts paid into the Plan stemming from the special reserves for the statutory and elective profit-sharing schemes are not subject to personal income tax. Nor are these sums subject to the. levies described in employment and social security legislation. They are, however, subject to the “CSG” (generalized social levy) and “CRDS” (social security debt reduction contribution) charges.

Moreover, under the reinvestment terms set forth in the articles entitled “Origin of Plan contributions” and “Income, dividend and other tax credits” of this plan document, the income and returns on amounts invested in the Plan, as well as the dividend and other tax credits applicable thereto are not subject to income tax.

Finally, capital gains on the holdings are not subject to income tax, but are subject to “CSG” (generalized social levy), “CRDS” (social security debt reduction contribution), and other social charges.

ARTICLE 14 — PLAN ADMINISTRATION FEES

14.1 — Portfolio management fees

The portfolio management fees for Plan participants’ accounts are paid by the Company.

In case of corporate bankruptcy reorganization or liquidation, the fees will be payable by the participants.

14.2 — Other fees

In order to facilitate the savings of its participants, the Company pays:

-	the fund entry fees, except when due to arbitrage between funds;

-	Service charges, auditor’s fees, and brokerage fees for the Business Objects Actionnariat fund;

-	Custodial fees for Company shares.

Participants pay:

-	the fund entry fees when they are due to arbitrage orders between funds;

-	Service charges, auditor’s fees, and brokerage fees for Capi-Sécurité et Capi-Equilibre.

TITRE V — MISCELLANEOUS PROVISIONS

ARTICLE 15 — CONFLICT RESOLUTION

Any participant claim regarding the administration of the Plan should be forwarded, in writing, setting out the nature of the request. If the claim cannot be settled, the case will be heard before a court of competent jurisdiction.

ARTICLE 16 — ENTRY INTO EFFECT, DURATION, MODIFICATIONS AND TERMINATION OF PLAN

16.1 — Entry into effect and duration of Plan

This plan document shall take effect as of the date of signature. They are to apply for the duration of the fiscal year, and can be renewed by tacit agreement by fiscal year periods.

The fiscal year of the Plan begins January 1 and ends December 31. The first fiscal year will end December 31 2003 and is therefore, exceptionally, of a shorter duration.

16.2 — Modifications and termination of the Plan

The signatory of this Plan Document may modify or terminate the Plan. Any such decision is recorded through written amendment to the Plan Document. Modifications or termination shall take effect as per the conditions set forth in the amendment.

ARTICLE 17 — CONSULTATION BETWEEN LABOUR AND MANAGEMENT

In conformity with Article L.443-1 of the Labor Code, the Plan Document was submitted to Company labor and management for their input. The Workers’ Council was consulted. The meeting minutes of the Workers’ Council meeting wherein its input was requested is annexed to this Document.

ARTICLE 18 — FINAL CLAUSES

This Plan Document was concluded on the date cited below, having observed the 15-day minimum waiting period following the Company labor-management consultation required under L.443-1 of the Labor Code. Five original copies of the Plan Document and its annexes shall be, at the Company’s request, immediately deposited with the relevant Regional Labor, Employment and Continuing Education Department to which the Company is assigned.

Executed in Levallois-Perret on February 4, 2003 in ten original copies